Exhibit 10.4

PHOENIX TOWER

LEASE AGREEMENT

between

PEAK PHOENIX TOWER, L.P. ("LANDLORD")

and

PERMIAN MUD SERVICE, INC. ("TENANT")

Date:  April 28, 2005

i

EXHIBITS

A	- Description of Land
B	- Floor Plan of Leased Premises
C-1	- Tenant Improvements Work Schedule
C-2	- Schedule of Building Standard Improvements
D	- Certificate of Commencement Date and Rent Commencement Date
E	- Project Rules & Regulations
F	- Exclusive Use Provision
G	- Expansion Space
H	- Technical Standards

INDEX

DEFINED TERMS

TERM	PAGE

Access Card Request Form	18
Access Equipment	18
Actual Tenant	27
Additional Construction Costs	See Exhibit C-1
Additional Contractor	See Exhibit C-1
Additional Electrical Equipment	15
Additional Equipment	22
Affiliate	25
Annual Reconciliation Payment	8
Assigned Space	28
Assignee	28
Base Rental	6
Base Rental Adjustment	7
Base Rental Rate	6
Basic Cost Component	7
Basic Costs	8
Bid Documents	See Exhibit C-1
Bidding Contractors	See Exhibit C-1
Broker	49
Building	2
Building Operating Hours	13
Building Standard	See Exhibit C-1
Building Standard Improvements	See Exhibit C-2
Building Standard Rated Electrical Design Load	14
Building Standard Services	13
Business Days	47
Champions	24
Champions Assignment	28
Commencement Date	See Exhibit C-1
Common Areas	3
Communications Equipment	20
Company	24
Construction Allowance	See Exhibit C-1
Construction Contract	See Exhibit C-1
Construction Cost	See Exhibit C-1
Construction Date	See Exhibit C-1
Control	25
Costs	33
Effective Date	1
Eighth Month's Rent	13
Election	52

TERM	PAGE

Election Notice	50
Environmental Laws	32
Essential Services	17
Estimated Construction Cost	See Exhibit C-1
Event of Default	38
Evidence Date	See Exhibit C-1
Expansion Space	52
Expense Stop	50
First Renewal Option	49
First Renewal Term	49
Garage	2
General Common Areas	3
Governmental Authority	32
Hazardous Materials	32
Holidays	14
Initial Leased Premises	See Exhibit C-1
Initial Term	4
Intent Notice	50
Interest Rate	6
Interruption	17
Land	2
Landlord	1
Lease	1
Lease Month	6
Lease Year	7
Leased Premises	2
Legal Requirements	32
Market Base Rental Rate	51
Net Rentable Area	2
New Champions Lease	28
New Site	20
Notice	25
Offer	52
Operating Expenses	8
Outside Contractor	29
Parking Permits	44
Parking Rental	44
Partial Assignment	28
PCB	32
Permitted Affiliate	24
Project	2
Project Rules	32
Refusal Election Period	53
Refusal Expense Stop	54
Refusal Notice	52

TERM	PAGE

Refusal Space	52
Refusal Space Rental Commencement Date	54
Release	33
Remaining Allowance	See Exhibit C-1
Renewal Option	49
Renewal Options	49
Renewal Term	49
Renewal Terms	49
Rent	6
Rent Commencement Date	4
Reportable Quantity	33
Reserved Permits	43
Revised Bid Documents	See Exhibit C-1
Right of Refusal	52
Satellite Rent	23
Second Renewal Option	49
Second Renewal Term	50
Security Cards	18
Security Deposit	13
Service Areas	2
Successor	34
Superior Rights	52
Technical Standards	21
Tenant	1
Tenant Architect	See Exhibit C-1
Tenant Contractor	See Exhibit C-1
Tenant Engineering Drawings	See Exhibit C-1
Tenant Improvements	See Exhibit C-1
Tenant Working Drawings	See Exhibit C-1
Term	4
Unassigned Permits	43
Untenantable	17
Usable Area	3

v

LEASE AGREEMENT

THE STATE OF TEXAS COUNTY OF HARRIS

THIS LEASE AGREEMENT (this "Lease") is made and entered into as of April 28, 2005 (the "Effective Date") between PEAK PHOENIX TOWER, L.P. ("Landlord"), and PERMIAN MUD SERVICE, INC., a Texas corporation ("Tenant").

W I T N E S S E T H:

In consideration of the sum of Ten Dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and each in consideration of the duties, covenants and obligations of the other hereunder, Landlord and Tenant hereby agree as follows:

SUMMARY OF PRIMARY TERMS

I.

Base Rental (Section 3.2(a)): Tenant shall pay as the Base Rental an annual amount equal to the product of (x) the Base Rental Rate (defined in Section 3.2(a)) for the applicable Lease Month (defined in Section 3.2(a)) identified below, multiplied by (y) the number of square feet of Net Rentable Area comprising the Leased Premises:

Lease Months	Base Rental Rate
1 through 7	$0.00
8 through 45	$15.00
46 through 69	$16.75
70 through 120	$18.75

Basic Cost Component (Section 3.2(b)(i)):  Actual Basic Costs for the Base Year.

Base Year:  2005.

Commencement Date (Exhibit C-1): The date of delivery to Tenant of the Leased Premises in its current, as-is condition.

Construction Allowance (Exhibit C-1): $35.00 per square foot of Net Rentable Area contained in the Leased Premises (or $1,805,370.00).

Expiration Date (Section 2.1): The date ten (10) years after the Rent Commencement Date.

Leased Premises (Section 1.1): 51,582 square feet of Net Rentable Area on Levels 27 and 28 of the Building.

Net Rentable Area of the Building (Section 1.1): 618,578 square feet of Net Rentable Area.

Parking Permits (Section 6.15): One hundred eighty (180) Parking Permits, one hundred sixty-five (165) of which shall be Unassigned Permits and fifteen (15) of which shall be Reserved Permits.

Rent Commencement Date (Section 2.1):  August 1, 2005.

1.1           LEASED PREMISES.  Subject to and upon the terms, provisions and conditions hereinafter set forth, Landlord does hereby lease to Tenant and Tenant does hereby lease from Landlord those certain premises (the "Leased Premises") in the building commonly referred to as Phoenix Tower as of the date hereof (the "Building") located in Houston, Texas on the land (the "Land") described on Exhibit A (the Building, the Land, the Garage [defined below], and all additional improvements and additional facilities now or hereafter located on the Land that serve the Building or the tenants of the Building hereinafter referred to as the "Project"), such Leased Premises being more particularly described as follows:

Fifty-one thousand five hundred eighty-two (51,582) square feet of Net Rentable Area (defined below) located on Levels 27 and 28 of the Building as reflected on the floor plans of such Leased Premises attached hereto as Exhibit B.

"Garage" shall mean the parking garage located under the Building which serves the Building.

"Net Rentable Area" shall mean the area or areas of space within the Building determined as follows:  (i) Net Rentable Area in the case of a full floor leased to a single tenant is determined by measuring from the inside surface of the outer pane of glass and extensions of the plane thereof in non-glass areas to the inside surface of the opposite outer pane of glass and extensions of the plane thereof in non-glass areas and shall include all areas enclosed by such surfaces, excluding only Service Areas (defined below) and General Common Areas (defined below), plus an allocation of the square footage of the General Common Areas, and (ii) Net Rentable Area in the case of a floor leased to more than one tenant (i.e., a multi-tenant floor) shall include the total square footage of all floor areas enclosed by the inside surface of the outer pane of glass and extensions of the plane thereof in non-glass areas and by demising walls (measured from the inside surface of demising walls), excluding only Service Areas and General Common Areas, plus an allocation of the square footage of the Common Areas (defined below) and the General Common Areas.  In determining Net Rentable Area pursuant to (i) and (ii) above, no deduction from Net Rentable Area shall be made for columns or projections necessary to the Building.

"Service Areas" shall mean the total square footage within vertical penetrations such as (and measured from the midpoint of the walls enclosing) Building stairs, elevator shafts,  fire towers, flues, vents, stacks, vertical pipe shafts, and vertical ducts; however, structural columns are not included in Service Areas.  Areas for the specific use of Tenant or other tenants of the Project or installed at the request of Tenant or other tenants such as special stairs or elevators are not included within the definition of Service Areas.

"General Common Areas" shall mean the total square footage within (and measured from the midpoint of the walls enclosing or from the inside surface of the outer pane of glass enclosing, or extensions of the plane thereof in non-glass areas) the Building's elevator machine rooms, main mechanical rooms, loading dock facilities, telephone switch rooms, main electrical rooms, public lobbies (including the main floor lobby of the Building), engineering, security, postal and cleaning areas, and other areas not leased or held for lease within the Building but which are necessary or desirable for the proper utilization of the Building or to provide customary services to the Building.  The allocation of the square footage of the General Common Areas referred to in this Section 1.1 shall be equal to the total square footage of the General Common Areas multiplied by a fraction, the numerator of which is the Net Rentable Area of the Leased Premises (excluding the allocation of the General Common Areas) and the denominator of which is the total of all Net Rentable Area of space leased or held for lease as office space or retail space contained in the Building (excluding the allocation of the General Common Areas).

"Common Areas" shall mean the total square footage of all areas within (and measured from the midpoint of the walls enclosing or inside surface of the outer pane of glass enclosing) public corridors, elevator foyers, rest rooms, mechanical rooms, janitor closets, telephone, electrical and equipment rooms, and other similar facilities for the use of all tenants on the floor on which the Leased Premises are located.  The allocation of the square footage of the Common Areas shall be equal to the total square footage of the Common Areas on said floor multiplied by a fraction, the numerator of which is the Net Rentable Area of the portion of the Leased Premises (excluding the allocations of General Common Areas and Common Areas) located on said floor and the denominator of which is the total of all Net Rentable Area on said floor (excluding the allocations of General Common Areas and Common Areas).

"Usable Area" shall mean (A) in the case of a full floor leased entirely by a single tenant, the Net Rentable Area of the floor area minus the allocation of General Common Areas (it being agreed that Common Areas are included in the calculations of Usable Area in the case of a full floor leased entirely by a single tenant), and (B) in the case of a floor not leased entirely by one tenant, the Net Rentable Area of the floor area minus the allocation of General Common Areas and Common Areas which were included in Net Rentable Area pursuant to this Section 1.1.

The Net Rentable Area in the Leased Premises is hereby stipulated for all purposes hereof to be 51,582 square feet as of the Effective Date (and such amount shall not be adjusted as a result of minor variations resulting from actual construction and completion of the Leased Premises for occupancy so long as such work is done in accordance with the terms and provisions of this Lease).  The Net Rentable Area in the Building is stipulated to be 618,578 square feet.  The foregoing stipulations of the Net Rentable Area in the Leased Premises and Building shall apply even if the Net Rentable Area in the Leased Premises and Building, if calculated in accordance with the foregoing definition, would result in a higher or lower calculation.

II.

2.1           TERM.

(a)           Subject to and upon the terms and conditions set forth herein, or in any exhibit or addendum attached hereto, the term of this Lease shall commence as to the Initial Leased Premises on the Commencement Date (as defined in Exhibit C-1) and shall expire as to the entire Leased Premises (including any space added to the Leased Premises after the Commencement Date, including, without limitation, pursuant to Section 7.2 hereof) at 6:00 P.M. on the day immediately preceding the same date of the one hundred twentieth (120th) calendar month after the Rent Commencement Date (the "Initial Term").  The Initial Term may be extended pursuant to Section 7.1 hereof (the Initial Term and, to the extent renewed and extended, the Renewal Term [defined in Section 7.1] are hereinafter collectively called the "Term").

As used in this Lease, "Rent Commencement Date" shall mean August 1, 2005.

(b)           After the Rent Commencement Date, Landlord shall submit to Tenant and Tenant shall execute and deliver to Landlord within ten (10) days of Tenant's receipt thereof from Landlord, a declaration (in the form attached as Exhibit D) to confirm the date upon which the Commencement Date and the Rent Commencement Date occurred.  Tenant shall have ten (10) days after receipt of such declaration to give written notice to Landlord objecting to the declaration, failing which Tenant shall be deemed to have agreed the declaration is correct and Tenant shall be required to execute the declaration within ten (10) days after the expiration of such previous ten (10) day period.  If Tenant objects to such declaration within such ten (10) day period, Landlord and Tenant shall work together to resolve their differences.  After such differences have been resolved, Landlord and Tenant shall execute the corrected declaration.  All payments of Base Rental as adjusted by the Base Rental Adjustment (each as defined in Article III), Parking Rental (defined in Section 6.15) and all other payments required of Tenant herein shall be made as and when required herein, notwithstanding any unresolved objections to the declaration.  All such payments shall be based upon Landlord's determination of the Rent Commencement Date of which Landlord will notify Tenant until such objections have been finally resolved, whereupon any overpayment or any underpayment theretofore made shall be adjusted by reducing or increasing, as the case may be, the next installment of Base Rental coming due by the amount of such overpayment or underpayment, as applicable (and no interest or penalty shall be applied thereto).

2.2           USE.  The Leased Premises are to be used and occupied by Tenant solely for general office purposes consistent with the uses of first class high-rise office buildings in metropolitan Houston, Texas, and for no other purpose.  Notwithstanding anything to the contrary in this Lease, the Leased Premises shall not be used for any purpose which would (i) adversely affect the appearance of the Project, (ii) be visible from the exterior of, or the public areas of, the Project, (iii) adversely affect ventilation in other areas of the Project (including without limitation, the creation of offensive odors), (iv) create unreasonable elevator loads, (v) cause structural loads to be exceeded, (vi) create unreasonable noise levels, (vii) otherwise unreasonably interfere with Project operations or other tenants of the Project, (viii) violate Legal Requirements (defined in Section 5.7 hereof), or (ix) violate, or cause a violation of, the

Exclusive Use provision described in Section 6.23 hereof and set forth on Exhibit F attached hereto and incorporated herein for all purposes.  In all events, Tenant shall not engage in any activity which is not in keeping with the first-class standards of the Project.

Without limiting the foregoing, Tenant agrees that Tenant will not use any part of the Leased Premises for the following uses:  health care services, telephone or telegraph agency, radio, television or other communication station, employment agency, public restaurant or bar, retail, wholesale or discount shop for sale of merchandise, retail service shop, school or classroom (except as incidental to office uses but not as the principal use thereof), or governmental or quasi-governmental bureau, department or agency.

2.3           INITIAL LEASEHOLD IMPROVEMENTS.  Landlord and Tenant each shall comply with the provisions of the Tenant Improvements Work Schedule attached hereto as Exhibit C-1.

2.4           SURVIVAL.  Any claim, cause of action, liability or obligation arising during the Term and under the provisions hereof in favor of a party hereto and against or obligating the other party hereto shall survive the expiration or any earlier termination of this Lease.

2.5           INTENTIONALLY DELETED.

III.

3.1           RENTAL PAYMENTS.

(a)           Commencing on the Rent Commencement Date and continuing thereafter throughout the Term, Tenant hereby agrees to pay Base Rental (defined in Section 3.2) as adjusted by the Base Rental Adjustment (defined in Section 3.2) in accordance with this Section 3.1 and Section 3.2.  Base Rental as adjusted by the Base Rental Adjustment (excluding the Annual Reconciliation Payment [defined in Section 3.2 below]) shall be due and payable in twelve (12) equal monthly installments on the first day of each calendar month during the Term (subject to the provisions of subsection (b) below), and Tenant hereby agrees to so pay such rent monthly in advance and without demand to Landlord's address in Section 6.17 (or such other address as may be designated in writing by Landlord from time to time).  Notwithstanding the foregoing, Base Rental for the eighth (8th) Lease Month shall be paid to Landlord on the Effective Date as provided in Section 3.3 below.  Parking Rental shall be due and payable in accordance with this Section 3.1 and Section 6.15.

(b)           If the Rent Commencement Date is other than the first day of a calendar month or if this Lease expires or terminates on other than the last day of a calendar month, then the installments of Base Rental and Parking Rental for such month or months shall be prorated and the installment or installments so prorated shall be paid in advance.  Said installments for such prorated month or months shall be calculated by multiplying the equal monthly installment by a fraction, the numerator of which shall be the number of days of the Term occurring during said commencement or expiration month, as the case may be, and the denominator of which shall be the number of days in said month.  Landlord and Tenant hereby agree that the provisions of this Section 3.1(b) shall survive the expiration or termination of this Lease.

(c)           Tenant agrees to pay all rent and other sums of money as shall become due from and payable by Tenant to Landlord under this Lease (collectively, the "Rent") at the times and in the manner provided in this Lease, without abatement, notice, demand, set-off or counterclaim.  All Rent in addition to Base Rental shall constitute additional rental under this Lease and Landlord shall be entitled to exercise the same rights and remedies provided for in this Lease for the nonpayment of any Rent.  All Rent owed by Tenant to Landlord under this Lease shall bear interest from the date due until payment is received at the rate (the "Interest Rate") equal to the lesser of (i) a per annum rate equal to the "prime rate" or "base rate" announced by The Chase Manhattan Bank or its successor, from time to time (or if the "prime rate" or "base rate" is discontinued, the rate announced by such bank as that being charged to its most creditworthy commercial borrowers), plus five percent (5%), or (ii) the maximum contract interest rate per annum allowed by law.

(d)           If Tenant fails to pay any regular monthly installment of Rent by the fifth (5th) day of the month in which the installment is due, or any other sum or money owed to Landlord within five (5) days after such sums are due and owing to Landlord, Tenant shall pay a late charge equal to the greater of (i) $250.00, or (ii) an amount equal to five percent (5%) of the amount due, for each and every thirty (30) day period that said amount remains unpaid (but in no event shall the amount of such late charge exceed an amount based upon the highest legally permissible contract rate chargeable at any time by Landlord under the circumstances) to compensate Landlord for the administrative expenses incurred.  Should Tenant make a partial payment of past due amounts, the amount of such partial payment shall be applied first to reduce all accrued and unpaid late charges, in inverse order of maturity, and then to reduce all other past due amounts, in inverse order of their maturity.

3.2           BASE RENTAL.

(a)           Tenant hereby agrees to pay as the base annual rental ("Base Rental") for the lease and use of the Leased Premises, an annual amount equal to product of (x) the annual base rental rate identified below ("Base Rental Rate") for the applicable Lease Month (defined below) identified below, multiplied by (y) the number of square feet of Net Rentable Area comprising the Leased Premises, subject to increase pursuant to subsection (b) below:

Lease Month	Base Rental Rate
1 through 7	0.00
8 through 45	$15.00
46 through 69	$16.75
70 through 120	$18.75

As used herein, "Lease Month" means each of twelve (12) one-month periods during a Lease Year (defined below) with the first (1st) Lease Month commencing on the Rent

Commencement Date and expiring on the day immediately preceding the same day of the next calendar month and with each subsequent Lease Month commencing upon the expiration of the prior Lease Month and expiring on the day immediately preceding the same day of the next calendar month.  The term "Lease Year" means a period of one (1) year, with the first (1st) Lease Year commencing on the Rent Commencement Date and expiring on the day immediately preceding the first (1st) anniversary of the Rent Commencement Date and with each subsequent Lease Year commencing upon the expiration of the prior Lease Year.

From and after the expiration of the Initial Term (to the extent Tenant renews and extends this Lease pursuant to Section 7.1), Tenant agrees to pay Base Rental for the Leased Premises at the Base Rental Rate determined in accordance with the provisions of Section 7.1.

(b)           The Base Rental payable under subsection (a) shall be adjusted from time to time in accordance with the following provisions (any such adjustment hereinafter the "Base Rental Adjustment"):

(i)           Base Rental includes a component (the "Basic Cost Component") attributable to Basic Costs (hereinafter defined) equal to actual Basic Costs per square foot of Net Rentable Area in the Leased Premises for the Base Year.  Prior to January 1 of each calendar year during the Term after the calendar year in which the Rent Commencement Date occurs, or as soon thereafter as reasonably practical, Landlord shall provide an estimate of Basic Costs for the forthcoming calendar year.  Tenant shall pay Base Rental for such forthcoming calendar year equal to the Base Rental set forth in subsection (a) above for such time period adjusted upward by an amount equal to the product of (A) the difference between the Basic Cost Component and the coming calendar year's estimated Basic Costs per square foot of Net Rentable Area in the Building, multiplied by (B) the Net Rentable Area of the Leased Premises.

(ii)           By June 1 of each calendar year during Tenant's occupancy, or as soon thereafter as reasonably practical, Landlord shall furnish to Tenant a statement of Basic Costs for the previous calendar year or partial calendar year, as applicable, occurring during the Term.  If actual Basic Costs for such calendar year or partial calendar year, as applicable, are greater than Landlord's estimate thereof pursuant to clause (i) above, Tenant shall be obligated to pay to Landlord within thirty (30) days of the delivery of such statement a lump sum payment (which payment shall be deemed a payment of Rent hereunder for all purposes) equal to the product of (x) the Net Rentable Area in the Leased Premises, multiplied by (y) the amount by which actual Basic Costs per square foot of Net Rentable Area in the Building exceed Landlord's estimate thereof for such calendar year or partial calendar year, as applicable.  If actual Basic Costs for such calendar year or partial calendar year, as applicable, are less than Landlord's estimate thereof pursuant to clause (i) above, Landlord shall promptly after delivery of such statement make a lump sum payment to Tenant (or at Landlord's option, Landlord may credit such lump sum amount against remaining Base Rental installments for the current calendar year) equal to the product of (A) the Net Rentable Area in the Leased Premises, multiplied by (B) the amount by which estimated Basic Costs per square foot of Net Rentable Area in the Building exceed the actual amount thereof (to the extent such excess was actually paid by Tenant, but in no event shall such payment or credit be in an amount which would result in Tenant paying Base Rental for the applicable calendar year in an amount less than the annual Base Rental specified in subsection (a) above).  The effect of this reconciliation payment (the "Annual Reconciliation Payment") is that Tenant will pay during the Term its proportionate share (as defined in clause (iii) below) of Basic Costs increases over the Basic Cost Component, and no more.  The provisions of this subsection (ii) shall survive the expiration or earlier termination of this Lease.

(iii)           All increases in Basic Costs shall be paid by Tenant in the proportion that the Net Rentable Area of the Leased Premises bears to ninety-five percent (95%) of the total Net Rentable Area of the space leased or held for lease in the Building, or to the total Net Rentable Area of space leased in the Building (if such total leased area is greater than ninety-five percent (95%) of the total Net Rentable Area of space leased or held for lease in the Building).

(iv)           Nothing contained in this subsection (b) shall be construed at any time so as to reduce the annual Base Rental payable hereunder below the amount set forth in subsection (a) above.

(c)           "Basic Costs" as that term is used herein, shall consist of all Operating Expenses (defined below) of the Project as reasonably allocated by Landlord, computed on an accrual basis and determined in accordance with generally accepted accounting principles consistently applied.  "Operating Expenses" as that term is used herein, shall mean all expenses and costs (but excluding charges separately paid by other tenants of the Project or other third parties other than through the payment of its share of operating expenses) of every kind and nature that Landlord shall pay or become obligated to pay because of or in connection with the ownership, maintenance, repair, and operation of the Project, including but not limited to, the following:

(i)           Wages, salaries, fees and all related expenses (including, without limitation, taxes, insurance, burdens and benefits and costs incurred in providing same) of all personnel engaged in the operation, maintenance, repair and access control of the Project and personnel who provide traffic control relating to ingress and egress to and from the Garage and surrounding public streets (excluding, however, executive personnel of Landlord [but including the senior property manager, even if an executive of Landlord], and employees senior to the senior property manager, senior controller and senior engineer), which amounts shall be appropriately allocated with respect to personnel engaged on other projects in addition to the Project.

(ii)           Cost of all supplies, tools, equipment and materials, whether purchased or leased, used in the operation, maintenance, repair and/or access control of the Project.

(iii)           Cost of utilities for the Project, including but not limited to, water, steam, sewer, waste disposal, gas and electricity, and power for heating, lighting, air conditioning and ventilating the Project (including all Common Areas, General Common Areas and Service Areas).

(iv)           A net management fee paid to the property manager for the management of the Project of three percent (3%) of the gross revenues of the Project (excluding any Parking Rental paid by Tenant to Landlord) for such calendar year;  (provided, however, in lieu thereof, Landlord may charge Tenant separately, and not as a part of Basic Costs, for a management fee contribution of three percent (3%) of the Base Rental and the Base Rental Adjustment payable by Tenant for such calendar year) and the cost of all maintenance and service agreements for the Project and the equipment therein, including but not limited to, access control service, window cleaning, traffic control, janitorial service, landscape maintenance, and elevator maintenance.  If Landlord so elects to charge Tenant separately for a management fee contribution (and not as a part of Basic Costs) as provided in the parenthetical of the immediately preceding sentence, the Basic Cost Component set forth in Section 3.2(b)(i) of this Lease shall be reduced by an amount equal to Tenant's pro rata share of such management fee on a Net Rentable Area basis and, consequently, the Base Rental Rate set forth in Section 3.2(a) of this Lease shall also be reduced by an amount equal to Tenant's pro rata share of such management fee on a Net Rentable Area basis.

(v)           Legal and accounting costs for the Project (but not for the operation of Landlord as an entity), including a reasonable allocation of off-site costs, together with the costs of annual audits of the Project operating costs by certified public accountants (if such audits are performed).

(vi)           Cost of all insurance relating to the Project, including but not limited to, fire and extended coverage insurance, rental loss or abatement insurance, and casualty and liability insurance applicable to the Project and Landlord's personal property used in connection therewith, plus the cost of all deductible payments made by Landlord in connection therewith.

(vii)           Cost of repairs, replacements and general maintenance (excluding repairs, replacements and general maintenance paid for with proceeds of insurance or condemnation or by third parties).

(viii)                      Any and all common area maintenance costs related to public areas, including without limitation, sidewalks and landscaping for the Project.

(ix)           All taxes, assessments and governmental charges, whether or not directly paid by Landlord, whether federal, state, county or municipal and whether they be by taxing districts or any Governmental Authority (defined in Section 5.7 hereof) presently taxing the Project or by others subsequently created, attributable to the Project or its operation, but excluding, however, taxes and assessments attributable to the personal property of tenants, federal and state taxes on income, death taxes, franchise taxes, and any taxes imposed or measured on or by the income of Landlord from the operation of the Project or imposed in connection with any change of ownership of the Project; provided, however, if the taxing authorities do not separately assess the Project, Landlord may make a reasonable allocation of the taxes, assessments or charges to give effect to this sentence, and provided further, however, that if at any time during the Term, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereon shall be discontinued and as a substitute therefor, or in lieu of or in addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed or imposed, wholly or partially, as a capital levy or otherwise, on the rents received from the Project or the rents reserved herein or any part thereof, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed with respect to the Project, shall be deemed to be included within Operating Expenses.  Consultation, accounting and legal fees and other fees and costs resulting from any challenge of tax assessments as reasonably allocated by Landlord also shall be included in Operating Expenses.  Tenant hereby waives any and all rights under Legal Requirements to an administrative or judicial review of any determination of the appraised value of the Project, including without limitation, any rights available under the Texas Tax Code (as amended).  It is agreed that Tenant will be responsible for ad valorem taxes on its personal property and on the value of the leasehold improvements in the Leased Premises to the extent that the same exceed Building Standard Improvements (defined in Exhibit C-2) (and if the taxing authorities do not separately assess Tenant's leasehold improvements, Landlord may make a reasonable allocation of the ad valorem taxes allocated to the Project to give effect to this sentence).  All taxes, assessments and governmental charges shall be included in Operating Expenses in the calendar year in which such taxes, assessments or governmental charges are levied, assessed or imposed without regard to when such taxes, assessments or governmental charges are payable; provided, however, in the case of special taxes and assessments which may be payable in installments, only the amount of each installment accruing during a calendar year shall be included in the Operating Expenses for such year.

(x)           Amortization of the cost, together with reasonable financing charges, of furnishing and installing capital investment items which (a) are primarily for the purpose of (i) reducing Operating Expenses or avoiding increases in Operating Expenses in Landlord's good faith estimate, but only to the extent of the actual savings achieved thereby, as reasonably estimated by Landlord in good faith, or (ii) promoting safety, or (b) may be required by Legal Requirements (except for the ADA [defined in Section 5.7] and other accessibility laws) that are enacted after the date of this Lease or that are due to legal interpretations that take effect after the date of this Lease (Landlord and Tenant acknowledging that Operating Expenses, including the Basic Cost Component, will include costs incurred by Landlord as part of its ongoing program to cause the Building to comply with applicable accessibility laws).  All such costs shall be amortized over the shorter of the useful life of the capital investment items or the useful life of such reduction in savings with the useful life and amortization schedule being determined in accordance with generally accepted accounting principles (in no event to extend beyond the remaining useful life of the Project).

(xi)           Costs of licenses, permits and inspection fees related to the Project.

(xii)           Cost of an office in the Building maintained for management of the Project.

Anything in the foregoing provisions hereof to the contrary notwithstanding, Operating Expenses shall not include the following:

(a)           Leasing commissions, attorneys' fees, costs, disbursements and other expenses incurred in connection with negotiations for leases with tenants, other occupants, or prospective tenants or other occupants of the Project, or similar costs incurred in connection with disputes with tenants, other occupants, or prospective tenants or other occupants of the Project.

(b)           Non-cash items, such as deductions for depreciation or obsolescence of the Project and the Project equipment, or interest on capital invested (except as provided in clause (x) above).

(c)           Payments of principal and interest or other finance charges made on any debt (except as provided in clause (x) above), and rental payments made under any ground or underlying lease or leases, except to the extent that a portion of such payments is expressly for ad valorem/real estate taxes or insurance premiums on the Project.

(d)           Costs incurred by Landlord in the sale, financing, refinancing, mortgaging, selling or change of ownership of the Project, including brokerage commissions, attorneys' and accountants' fees, closing costs, title insurance premiums, transfer taxes and interest charges.

(e)           Costs which are to be capitalized in accordance with generally accepted accounting principles not included under Section 3.2(c)(i) through (xii).

(f)           Costs and expenses attributable to the initial construction of the Project.

(g)           Any penalty charges incurred by Landlord due to Landlord's late payment of taxes, utility bills or other amounts included in Operating Expenses except to the extent Landlord was contesting the payment of any such item in good faith.

(h)           Allowances and other costs and expenses incurred in fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants or prospective tenants of the Building, or vacant leasable space in the Building (including permit, license and inspection costs but excluding normal maintenance, repair and replacement costs).

(i)           Cost of any political or charitable donations or contributions.

(j)           Any bad debt loss, rent loss or reserves for bad debts.

(k)           Costs incurred by Landlord in the sale, financing, refinancing, mortgaging, selling or change of ownership of the Project, including brokerage commissions, attorneys' and accountants' fees, closing costs, title insurance premiums, transfer taxes and interest charges.

(l)           Landlord's general corporate overhead relating solely to the internal organization and function of Landlord as a business entity (i.e., trustee's fees and partnership organizational expenses) (as opposed to the maintenance, ownership and operation of the Project).

(m)           Leasing commissions, attorneys' fees, costs, disbursements and other expenses incurred in connection with negotiations for leases with tenants, other occupants, or prospective tenants or other occupants of the Project, or similar costs incurred in connection with disputes with tenants, other occupants, or prospective tenants or other occupants of the Project.

(n)           All amounts which would otherwise be included in Operating Expenses which are paid to any affiliate of Landlord to the extent the costs of such services exceed the amount which would have been paid in the absence of such relationship for similar services of comparable level, quality and frequency rendered by persons of similar skill, competence and experience (but Operating Expenses shall include any such amounts specifically provided for or permitted in this Lease [including without limitation, the sums permitted pursuant to subsections (i) and (iv) above] for which the provisions of this Lease shall control).

(d)           If an Annual Reconciliation Payment is due by Tenant to Landlord with respect to the immediately preceding calendar year pursuant to Section 3.2(b)(ii) above, Tenant, at its sole cost and expense, shall have the right (to be exercised by giving notice to Landlord within sixty (60) days after receipt of the statement of Basic Costs for such previous calendar year) to audit and/or inspect Landlord's books and records pertaining only to items affecting Basic Costs for such preceding calendar year; provided that such audit and/or inspection must be commenced and concluded by December 31 of the year following the year to which any such disputed item relates; and provided further that such audit and/or inspection does not unreasonably interfere with the conduct of Landlord's business.  Notwithstanding the foregoing, if Tenant elects to audit and/or inspect Landlord's books and records to the extent permitted above, Landlord, in its sole discretion, may elect to furnish Tenant a copy of an audit prepared by an independent certified public accountant in lieu of Tenant performing the aforementioned audit and/or review.

(e)           Notwithstanding any other provision herein to the contrary, it is agreed that in the event the Net Rentable Area of space leased or held for lease in the Building is not fully occupied or provided fully with Building Standard Services during any partial year or any full calendar year, Basic Costs which vary with occupancy shall be computed for such year as though the Net Rentable Area of space leased or held for lease in the Building had been fully occupied and provided with Building Standard Services.

(f)           Notwithstanding anything herein to the contrary, all income received by Landlord on account of the operations of the Parking Garage shall be applied to offset the costs of operating the Parking Garage which are included in Operating Expenses.

3.3           SECURITY DEPOSIT.  Tenant hereby agrees to pay to Landlord on the Effective Date, in cash or by certified check, a sum equal to the Base Rental payment for the eighth (8th) Lease Month (the "Eighth Month's Rent") equal in amount to $64,477.50 (the "Security Deposit").  Tenant hereby grants to Landlord a security interest in the Security Deposit.  Upon the occurrence of an Event of Default, Landlord, from time to time, without prejudice to any other remedy, may use the Security Deposit to the extent necessary to make good any arrears of Base Rental, Base Rental Adjustment, Parking Rental or to pay any other sums owed to Landlord, including any sums described in Section 6.8 or to pay the cost of any damage, injury, expense, or liability caused by any default by Tenant under this Lease.  Landlord shall have, and Landlord expressly retains and preserves, all rights of setoff and recoupment and any and all similar remedies available under applicable laws or in equity.  To the extent an Event of Default has not occurred under this Lease, that portion of the Security Deposit equal to the Eighth Month's Rent (to the extent such portion of the Security Deposit has not otherwise been applied by Landlord pursuant to this Section 3.3) shall be applied by Landlord to Base Rental due by Tenant on the first day of the eighth (8th) Lease Month.  If an Event of Default has not occurred, any remaining balance of the Security Deposit held by Landlord pursuant to this Section 3.3 shall be returned by Landlord to Tenant within a reasonable period of time after the termination or expiration of this Lease.  The Security Deposit shall not be considered an advance payment of rental or a measure of Landlord's damages in case of a default by Tenant.  Tenant shall not be entitled to receive and shall not receive any interest on the Security Deposit, and Landlord may commingle the same with other monies of Landlord.  In the event Landlord applies the Security Deposit or any portion thereof to the payment of any sum described above and this Lease is not terminated, Tenant immediately shall deposit with Landlord an amount of money equal to the amount so applied and such amount shall be deemed to be part of the Security Deposit.

IV.

4.1           SERVICES TO BE FURNISHED BY LANDLORD.

(a)           Landlord shall furnish Tenant during Tenant's occupancy of the Leased Premises the following Building  standard services (the "Building Standard Services") so long as an Event of Default has not occurred:

(i)           Subject to Legal Requirements, common use rest rooms with hot and cold domestic water at locations provided for general use of other tenants in the Building.

(ii)           Central heat and air conditioning in season, subject to curtailment as required by Legal Requirements.  Landlord shall furnish such service to Tenant between the hours (the "Building Operating Hours") of 7:00 A.M. and 6:00 P.M., Monday through Friday, and 7:00 A.M. and 1:00 P.M., Saturday, excluding the following holidays (or the day observed in lieu thereof by the government of the United States):  New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and such other holidays as may be designated by prior written notice by Landlord (collectively, the "Holidays").

Upon request of Tenant made in accordance with the Project Rules (defined in Section 5.7), Landlord will furnish air conditioning, ventilating and heating at times other than Building Operating Hours, in which event Tenant shall pay Landlord the then current charges incurred by Landlord to provide such services.  As of the Effective Date, the after hour HVAC charge is $35.00 per hour per floor; however such charge is subject to increase by Landlord based upon actual increases in costs that Landlord may incur.

(iii)           Routine maintenance and electric lighting service for all Common Areas on floors on which the Leased Premises are located not leased entirely by Tenant, General Common Areas and Service Areas of the Building.

(iv)           Janitorial service on a five (5) day per week basis (excluding the Holidays); provided, however, if Tenant's leasehold improvements (including floor coverings) are other than Building Standard Improvements, include a lunchroom, coffee bar or other similar facility for its employees or otherwise require special or additional cleaning in excess of the Building Standard Services, Tenant shall pay the actual additional cleaning cost, if any, incurred by Landlord as the result thereof plus a charge equal to five percent (5%) of such additional costs for administrative cost recovery.

(v)           Sufficient electrical capacity transformed to a panel box located in the core of each floor of the Leased Premises for (A) machines of low electrical consumption at standard voltage (120 volts, single-phase) to the extent that the total consumption of said machines of low electrical consumption does not exceed three and twenty-five hundredths (3.25) watts per square foot of Rentable Area, and (B) lighting and equipment at high voltage (277 volts, single-phase) to the extent that the consumption of said lighting and equipment does not exceed two (2) watts per square foot of Usable Area (each such rated electrical design load to be hereinafter referred to as the "Building Standard Rated Electrical Design Load").

Should Tenant's non-linear electrical load (created by equipment such as personal computers, television sets, laser printers, copiers or other electronic devices connected to the power system) result in harmonic distortion conditions which cause any adverse effects in the Project, including but not limited to, deration of any transformer, distribution stepdown transformer failures, overheating or melting of neutral conductors, or malfunctioning of various electronic components, Tenant acknowledges that Tenant, at Tenant's sole cost, shall be obligated to eliminate such harmonic distortion conditions and to repair any damage which results from such harmonic distortion within thirty (30) days of Landlord's request.  If Tenant fails to eliminate such harmonic distortion and repair such damage caused thereby within such thirty (30) day period, Landlord, at its option, may make such corrections deemed necessary by Landlord to eliminate such harmonic distortion and make such repairs, and Tenant shall pay to Landlord on demand Landlord's cost thereof plus a charge equal to ten percent (10%) of such costs for administrative cost recovery.

Tenant shall cause Tenant's electrical system serving any equipment producing non-linear electrical loads to be designed to accommodate such non-linear electrical loads, including but not limited to, over-sizing neutral conductors, derating transformers and/or providing power line filters.  The Tenant Working Drawings (defined in Exhibit C-1) shall include a calculation of Tenant's fully connected design load with and without demand factors and shall indicate the number of watts of un-metered and sub-metered loads.

If Tenant's electrical equipment and lighting require electrical circuits, transformers or other additional equipment in excess of Tenant's pro rata share of the Building's electrical or HVAC systems (which additional equipment shall be hereinafter referred to as the "Additional Electrical Equipment"), Tenant may (at Tenant's cost, including the cost to design, install, maintain and replace the Additional Electrical

Equipment [including the meters]) install the same, provided such installation is compatible with existing Building systems, will not compromise Landlord's ability to provide services to Tenant or other tenants of the Building and will not be burdensome to the Project or to Landlord, in Landlord's opinion, and Tenant shall pay all operating costs related to that requirement (including, without limitation, the cost of electricity, water or other services consumed through, or in connection with, the Additional Electrical Equipment).

The method of design and installation of any Additional Electrical Equipment (including any related meter) required by Tenant shall be subject to the prior written approval of Landlord and shall be performed by Landlord at Tenant's sole cost (including a charge equal to five percent (5%) of such cost for the review and installation of such Additional Electrical Equipment for administrative cost recovery).

Tenant shall pay to Landlord the cost of electricity consumed in excess of the Building Standard Rated Electrical Design Load as determined by meter, or if not metered, as otherwise reasonably estimated by Landlord, plus any actual accounting expenses incurred by Landlord in connection with the metering thereof.  Landlord may cause the entire Leased Premises to be separately metered (at Tenant's expense, including, without limitation, the cost of installing, maintaining, repairing and replacing such meters to the extent necessary), in which event Tenant shall pay the actual cost of electricity consumed by Tenant.

If the Leased Premises are separately metered, Tenant shall pay the actual cost of electricity consumed by Tenant and the Basic Cost Component set forth in Section 3.2(b)(i) of this Lease shall be reduced by an amount equal to Tenant's pro rata share on a Net Rentable Areas basis of the cost of providing Building Standard electrical service to all areas of the Project leased or held for lease for office or retail purposes (but not to Common Areas, General Common Areas or Service Areas in the Project) and, consequently, the Base Rental Rate set forth in Section 3.2(a) of this Lease shall also be reduced by an amount equal to Tenant's pro rata share of such costs on a Net Rentable Area basis.

(vi)           All Building Standard (defined in Exhibit C-1) fluorescent bulb replacement in all areas of the Project and all incandescent bulb replacement in the Common Areas on floors on which the Leased Premises are located not leased entirely by Tenant, General Common Areas and Service Areas.

(vii)           Perimeter access control for the Project during hours other than Building Operating Hours; PROVIDED, HOWEVER, LANDLORD SHALL HAVE NO RESPONSIBILITY TO PREVENT, AND SHALL NOT BE LIABLE TO TENANT, ITS AGENTS, EMPLOYEES, CONTRACTORS, VISITORS OR INVITEES FOR, LOSSES DUE TO THEFT OR BURGLARY, OR FOR DAMAGES OR INJURY TO PERSONS OR PROPERTY DONE BY PERSONS GAINING ACCESS TO THE LEASED PREMISES OR THE PROJECT, AND TENANT HEREBY RELEASES LANDLORD FROM ALL LIABILITY FOR SUCH LOSSES, DAMAGES OR INJURY, EVEN IF CAUSED BY LANDLORD'S NEGLIGENCE.  Tenant shall cooperate fully in Landlord's efforts to maintain access control in the Building and shall follow all regulations promulgated by Landlord with respect thereto.

(viii)          Non-exclusive multiple cab passenger elevator service to the Leased Premises during Building Operating Hours, with passenger elevator service to the

Leased Premises by at least one (1) cab twenty-four (24) hours per day, and non-exclusive freight elevator service to the Leased Premises during Building Operating Hours with such freight elevator service available at other times upon reasonable prior notice (however, all of the foregoing shall be subject to temporary cessation for ordinary repair and maintenance and during times when life safety systems override normal Building operating systems).

In the event Tenant desires Landlord to provide any of the aforementioned services (including heating and air-conditioning) in amounts in excess of Building Standard Services or in addition to the Building Operating Hours, and provided such services are compatible with existing Building systems, will not compromise Landlord's ability to provide services to Tenant or other tenants of the Building and are not burdensome to the Project or to Landlord, in Landlord's opinion, and so long as an Event of Default is not in existence, Landlord may elect (but is not required) to provide such excess or additional services and Tenant shall pay Landlord as additional rent hereunder the cost of providing such excess or additional services, including without limitation, design, metering, installation and operating costs plus a charge equal to five percent (5%) of such costs for administrative cost recovery.

(b)           To the extent the services described in Section 4.1(a) require electricity, water, gas, steam or other utility services supplied by public utilities, Landlord's covenants hereunder shall impose on Landlord only the obligation to use its good faith, reasonable efforts to cause the applicable public utilities to furnish the same.  Landlord shall not be responsible for, and shall have no liability with respect to, the quality or condition of any services provided by such public utilities.

(c)           If any of the services described in Section 4.1(a) or any of the machinery or equipment in the Project should cease to function properly or in accordance with the requirements therefor described in Section 4.1(a), break down or be intentionally turned off for testing or maintenance purposes (provided such services shall not be intentionally turned off for testing or maintenance purposes except in the case of any situation Landlord reasonably determines to be an emergency without reasonable prior notice to Tenant, and, in the case of electricity, such electricity shall not be intentionally turned off without seventy-two (72) hours prior notice), Tenant shall have no claim for abatement or reduction of Rent or damages, nor shall Tenant be relieved of its obligations under this Lease, nor shall such condition be construed as an eviction of Tenant; provided, however, if:

(i)           there occurs an interruption in the HVAC, electricity, water or elevator services (the "Essential Services") to the Building or Leased Premises not caused by Tenant (collectively, an "Interruption");

(ii)           such Interruption renders more than one thousand (1,000) square feet of Net Rentable Area in the Leased Premises Untenantable (defined below); and

(iii)           such Interruption continues to render more than one thousand (1,000) square feet of Net Rentable Area in the Leased Premises Untenantable for three (3) consecutive days,

then, the Rent (including charges for a pro rata portion of the Parking Permits applicable to Tenant but only to the extent Tenant does not use such Parking Permits) shall abate as to that portion of the Leased Premises that is rendered Untenantable.  The abatement shall commence upon the expiration of the third (3rd) day and continue for so long as the Interruption exists; provided, however, if the Interruption renders more than fifty percent (50%) of the Leased Premises Untenantable for one hundred twenty (120) consecutive days, Tenant shall have the right thereafter to terminate this Lease during the period such Interruption shall continue to exist, in which event Tenant will be relieved of all obligations arising after such date hereunder.

In addition, if all or any portion of the Leased Premises is rendered Untenantable by reason of Landlord's entry into or occupation of the Leased Premises for the purpose of making repairs required of Landlord under this Lease, and such Untenantability continues after the delivery of written notice to Landlord, then from and after the delivery of such written notice until the cause of such Untenantability is eliminated, (i) Rent (other than Parking Rental) with respect to that portion of the Leased Premises rendered Untenantable shall abate and (ii) Parking Rental shall abate for a pro rata portion of the Parking Permits then leased by Tenant (such pro rata portion to be equal to the ratio of (A) the Net Rentable Area of the Leased Premises rendered Untenantable, divided by (B) the total Net Rentable Area then leased by Tenant), but only to the extent Tenant does not use such Parking Permits.

In consideration of the terms of this Section 4.1(c), Tenant waives all rights Tenant may have at law or in equity, including any rights Tenant may have arising from implied warranties of suitability, to abate Rent or terminate this Lease under circumstances other than as provided by this Section 4.1(c); and Landlord agrees to use diligent efforts to restore the services described in Section 4.1(a) and to promptly repair said equipment or machinery.  In addition, if such Untenantability arises from a casualty or condemnation, then Sections 6.1 and 6.5 shall apply instead of this Section 4.1(c).

As used in this Lease, the term "Untenantable" shall mean the condition whereby Tenant is not reasonably able to use the Leased Premises or any portion thereof for the conduct of its business in accordance with customary practices of comparable tenants in buildings comparable to the Building.

4.2           KEYS AND LOCKS.  Landlord shall furnish Tenant with twenty (20) keys for each Building Standard corridor door serving the Leased Premises.  In addition, should Tenant choose to install additional security access equipment for entry to the Leased Premises, Landlord shall program and provide to Tenant security cards (the "Security Cards") to permit Tenant and its employees access through any corridor door to the Leased Premises.  Such security cards shall grant access to the Building, the Leased Premises and the Garage only in a manner consistent with, and to those individuals listed on, an access card request form to be supplied by Landlord to Tenant (the "Access Card Request Form").  Tenant may limit the access of individual recipients of the Security Cards by requesting such on the Access Card Request Form.

Additional keys or security cards (collectively, the "Access Equipment") shall be furnished by Landlord at Tenant's written request, at a charge by Landlord equal to Ten Dollars and no/100 ($10.00) for each key or card.  All Access Equipment furnished to Tenant by Landlord shall remain the property of Landlord.  Subject to the following sentence, no additional locks shall be allowed on any door of the Leased Premises and Tenant shall not make or permit to be made any duplicate Access Equipment, except those furnished by Landlord.  Notwithstanding the foregoing, Tenant, at its sole cost and expense, shall have the right to change or replace any locks within the Leased Premises (and any corresponding keys) or place additional locks within the Leased Premises provided such locks conform to the Building key system and Landlord is provided keys therefor.  Upon termination of this Lease, Tenant shall surrender to Landlord all Access Equipment to the Leased Premises, including, without limitation, the keys to any locks on doors entering or within the Leased Premises, and Tenant shall give to Landlord the combination(s) for all safes, safe cabinets and vault doors, if any, in the Leased Premises.

4.3           WINDOW COVERINGS.  Landlord shall provide and install Building Standard interior window coverings on all exterior windows in the Building as Building Standard Improvements.  Tenant agrees to use the Building Standard window coverings on all exterior windows of the Building.  Tenant shall not place or maintain any window coverings, blinds or drapes on any exterior window (other than those supplied by Landlord) without Landlord's prior written approval which Landlord shall have the right to grant or withhold in its absolute and sole discretion.  Tenant acknowledges that breach of this covenant will directly and adversely affect the exterior appearance of the Project and the operation of the heating, ventilating and air conditioning systems.

4.4           GRAPHICS.  Landlord shall provide and install Tenant's name and suite numerals adjacent to the main entrance door to the Leased Premises.  All such letters and numerals shall be in the Building Standard graphics.  All graphics of Tenant visible in or from public corridors, elevator cabs or other public areas shall be Building Standard graphics and subject to Landlord's prior written approval in its sole and absolute discretion.  Landlord also will be responsible for the initial installation of (1) Tenant's name and suite number in the Building directory located in the lobby on Floor 1 of the Building and (2) Tenant’s name (up to a maximum of two (2) individual names) and suite number in the building directory located in the sky lobby on Floor 9 of the Building.  Landlord shall not be liable for any inconvenience or damage occurring as the result of any error or omission in any directory or graphics.  In addition, for as long as an Event of Default has not occurred and is continuing, Tenant leases and occupies at least a full floor in the Building (occupancy by a subtenant shall not constitute occupancy by Tenant), Tenant shall be permitted, at Tenant's sole cost and expense, to install its name on a sign on the south side of the Building, provided Landlord approves the size, design, location, configuration, and all other aspects of any such sign in its sole discretion.  Tenant shall have no right to install any signage on the concrete apron of the Building or in any other location except as expressly set forth in this Lease.  Landlord reserves the right from time to time during the Term to (i) grant exterior identification signs to other tenants of the Building or Project and (ii) reasonably alter the location of Tenant's signage including, without limitation, to another side of the Building.  Upon the expiration or earlier termination of this Lease, or in the event the conditions of this Section 4.4 no longer are satisfied, Tenant, at its sole cost and expense, shall remove all such signage for which such conditions are no longer satisfied and make all necessary repairs to the Building so as to return the Building to its original condition.  If Tenant fails to complete such removal within thirty (30) days after Landlord's request, Landlord then shall have the right to remove all such signage and restore the Building, in which case Tenant shall reimburse Landlord for all costs incurred plus an amount equal to ten percent (10%) of such costs for Landlord's administrative cost recovery.  If any signage requires utilities, such as electrical lighting, Landlord must first approve the design, installation and use of such utilities in Landlord's sole discretion and Tenant shall pay, at its sole cost and expense, all costs and expenses associated with the design, installation and use of any such utilities.  Tenant's rights under this Section 4.4 may only be assigned to a Permitted Assignee only for as long as the conditions of this Section continue to be satisfied.  In addition, Tenant's rights under this Section 4.4 shall be subject to any exclusive or superior rights of any other tenants of the Building existing as of the date hereof.  No other assignment or sublease of such rights shall be permitted hereunder.

4.5           REPAIRS BY LANDLORD.  Landlord shall be required only to make such improvements, repairs or replacements as may be required for normal maintenance of the Leased Premises, and such additional maintenance as may be necessary because of damage by persons other than Tenant, its agents, employees, invitees or visitors. The obligation of Landlord to maintain and repair the Leased Premises shall be limited to the Building Standard Improvements.  Landlord shall not otherwise be obligated to make improvements to, or repairs of, the Leased Premises.  All leasehold improvements other than the Building Standard Improvements will be maintained by Tenant or, at Tenant's request, by Landlord at Tenant's expense which shall be an amount equal to Landlord's actual cost plus an additional charge of five percent (5%) of such cost for administrative cost recovery.

4.6           PEACEFUL ENJOYMENT.  Tenant shall, and may peacefully have, hold and enjoy the Leased Premises, subject to the other terms hereof, provided that Tenant pays the Rent herein recited and performs all of Tenant's covenants and agreements herein contained.  It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during its and their respective ownerships of Landlord's interest hereunder.

4.7           NO WARRANTIES.  LANDLORD'S DUTIES AND WARRANTIES ARE LIMITED TO THOSE EXPRESSLY STATED IN THIS LEASE AND SHALL NOT INCLUDE ANY IMPLIED DUTIES OR IMPLIED WARRANTIES, NOW OR IN THE FUTURE.  NO REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE BY

LANDLORD OTHER THAN THOSE CONTAINED IN THIS LEASE.  OTHER THAN THOSE WARRANTIES EXPRESSLY STATED IN THIS LEASE, IF ANY, TENANT HEREBY WAIVES ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASED PREMISES WHICH MAY EXIST BY OPERATION OF LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF HABITABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4.8           FORCE MAJEURE.  Landlord and Tenant shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Lease when prevented from so doing by a cause or causes beyond Landlord's or Tenant's control, respectively, which shall include without limitation, all labor disputes, governmental regulations or controls, fire or other casualty, inability to obtain any materials or services, or acts of God; provided, however, in no event shall the foregoing excuse Tenant from, or delay the due date of, any payment obligations under this Lease unless otherwise expressly provided in this Lease.

4.9           COMMUNICATIONS EQUIPMENT.

(a)           Tenant, at Tenant's sole cost and expense, shall have the non-exclusive right to install no more than two (2) satellite communication dishes each not to exceed three (3) feet in diameter (the "Communications Equipment") in a location on the roof of the Building, the Adjacent Garage, or other areas in the Project designated by Landlord in its sole discretion, so long as the location does not materially and adversely affect the intended operation of the Communications Equipment; provided, however, all Communications Equipment must be utilized by Tenant in the conduct of its business.  Additionally, the rights granted to Tenant pursuant to this Section 4.10 shall not be assignable by Tenant, except that the rights under this Section 4.10 shall be assignable to a Permitted Affiliate (as defined in Section 5.4(a) below) to whom Company assigns its entire interest under this Lease in accordance with the provisions of said Section 5.4(a).

(b)           Landlord reserves the right to require Tenant from time to time to relocate any of the Communications Equipment to a new location or locations in the Project designated by Landlord (each a "New Site") by furnishing at least ninety (90) days prior written notice (unless such relocation is required by Legal Requirements, in which event such notice may be thirty (30) days), provided that any New Site does not materially and adversely affect the intended operation of the Communications Equipment.  If Landlord requires Tenant to relocate any of the Communications Equipment to a New Site pursuant to the provisions of this Section 4.10, then in such event (but only in such event) Landlord shall reimburse Tenant for the reasonable actual costs incurred by Tenant to physically move Tenant's Communications Equipment from the previous location to the New Site (unless such relocation is required by Legal Requirements, in which event the costs of such relocation shall be borne by Tenant) within thirty (30) days of receipt of an invoice and supporting documentation therefor.

(c)           Any costs incurred by Landlord associated with Tenant's installation, operation, utilization, replacement, maintenance and/or removal of the Communications Equipment shall be at Tenant's expense (other than costs which result from any relocation of the Communications Equipment required by Landlord).  The Communications Equipment must be

(i) designed, installed and operated in complete compliance with all Legal Requirements, and (ii) installed and operated so as not to adversely affect or impact structural, mechanical, electrical, elevator, or other systems of or serving the Building, Project or the Adjacent Garage or customary telephone service for the Building, Project or the Adjacent Garage and so as not to cause injury to persons or property.

(d)           Tenant shall be permitted to undertake the installation of its Communications Equipment, subject to the provisions of Section 5.5 of the Lease (including without limitation Landlord's approval of the qualifications of Tenant’s contractors, which approval shall not be unreasonably withheld).  Any such work conducted in connection with the installation of the Communications Equipment must be done in accordance with Section 5.5 and the Project Rules or any other reasonable regulations promulgated by Landlord pertaining to construction in or on the Building or the Adjacent Garage by all third party contractors of the same or similar trades.

(e)           Subject to the Project Rules and other reasonable rules relating to Building security and safety that may be promulgated by Landlord pertaining to access by tenants to the roof of the Building and Adjacent Garage and provided Tenant does not unreasonably disturb any other tenants of the Building and Adjacent Garage, Tenant and Tenant's contractors shall have reasonable access to the Communications Equipment for purposes of operating, servicing, repairing or otherwise maintaining said equipment.

(f)           TENANT HEREBY INDEMNIFIES AND HOLDS LANDLORD HARMLESS FROM ALL COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES AND COSTS OF SUIT), LOSSES, DAMAGES OR LIABILITIES ARISING OUT OF THE DESIGN, INSTALLATION, OPERATION, MAINTENANCE, USE, AND REMOVAL BY TENANT OF THE COMMUNICATIONS EQUIPMENT AND THE ADDITIONAL EQUIPMENT, EXCEPT TO THE EXTENT CAUSED BY LANDLORD'S NEGLIGENCE.

(g)           Nothing contained in this Section 4.10 shall be deemed to prohibit or restrict any other individual or entity, including without limitation Landlord or any other tenant of the Building or Project, from installing communications equipment in the Project or to use the roof of the Building or the Adjacent Garage for any other purpose.

(h)           Tenant agrees to reimburse Landlord for all reasonable, out-of-pocket costs and expenses incurred by Landlord pursuant to this Section 4.10 within thirty (30) days after receipt by Tenant of an invoice therefor from Landlord.

(i)           Tenant agrees that the installation, operation and maintenance of the Communications Equipment at all times, and at Tenant's expense, shall comply with such technical standards (including, without limitation, technical standards relating to frequency compatibility, radio interference protection, antenna type and location, and physical installation) attached hereto as Exhibit H (the "Technical Standards").  Landlord shall have the right to change the Technical Standards from time to time without the consent of Tenant if any such change is determined by Landlord as necessary (a) to comply with Legal Requirements, or (b) for the safety or care of all or any portion of the Project, the Adjacent Garage, or any portion thereof.  If any new Technical Standards established by Landlord shall require that Tenant modify or revise the then existing installation, operation or maintenance of the Communications Equipment, Tenant shall make such modifications or revisions within a reasonable time thereafter.  Additionally, the access to, and installation, maintenance and operation of, the Communications Equipment must at all times be in strict compliance with all Legal Requirements and with the Project Rules.

(j)           If, in the reasonable judgment of Landlord, any electrical, electromagnetic, radio frequency or other interference shall result from the operation of the Communications Equipment, Tenant agrees to shut down Tenant's equipment upon ten (10) days prior notice to Tenant; provided, however if an emergency situation exists which could result in injury to persons or material damage to property, as determined by Landlord in its reasonable discretion, Landlord, after verbally notifying Tenant or its representatives, may shut down Tenant's equipment immediately; provided, further, however, Landlord and Tenant shall work together in good faith to resolve any such interference and, to the extent feasible, locate an alternative site for such interfering Communications Equipment (provided that any relocation shall be at Tenant's sole cost and expense).  Tenant shall indemnify and hold harmless Landlord from all expenses, costs, damages, loss, claims or other liabilities arising out of said shutdown.  Tenant agrees to cease operations (except for intermittent testing on a schedule approved by Landlord) until the interference has been corrected to the satisfaction of Landlord.  If such interference has not been corrected within thirty (30) days, Landlord, at its sole option, either may terminate Tenant's rights under this Section 4.10 forthwith, or may require that Tenant immediately remove the Communications Equipment causing such interference.

(k)           At Tenant's own cost and expense, and by use of a contractor or contractors approved in writing by Landlord, Tenant shall keep the Communications Equipment in a good condition and shall perform all repairs and improvements to the Communications Equipment required by Legal Requirements.  If Tenant fails to commence any such repairs or improvements to the Communications Equipment within ten (10) days after written notice from Landlord, and thereafter diligently proceed with such repair until completion, Landlord, at its option, may make such repair or any replacement reasonably deemed necessary by Landlord, and Tenant shall pay to Landlord the actual cost thereof, plus a charge equal to fifteen percent (15%) for administrative cost recovery, within thirty (30) days after receipt of an invoice therefor.  Landlord shall have no obligation to license, maintain, operate or safeguard the Communications Equipment.

(l)           Landlord hereby grants to Tenant the right to install (at Tenant's sole cost and expense) any additional equipment required to operate the Communications Equipment and to connect the Communications Equipment to Tenant's other machinery and equipment located in the Leased Premises (e.g., conduits and cables) in the shafts, ducts, chases and utility closets located in the core of the Building (subject to Landlord's review and approval of the amount and location of such equipment [which approval may be withheld in Landlord's reasonable discretion]) (the "Additional Equipment") which Additional Equipment shall be deemed a part of the Communications Equipment for all purposes of this Section 4.10; provided, however, (i) that the use of such space in the Building core by Tenant (except customary chases for cabling) cannot adversely affect the marketability of the remaining space on any floor of the Building as reasonably determined by Landlord, (ii) to the extent any such Additional Equipment occupies space (other than space in customary chases for the Building Shell) that would have otherwise been net rentable area on a floor of the Building, such space shall be included within the Net Rentable Area of the Leased Premises and Tenant shall be obligated to pay (x) Base Rental as to such space at the market rate per square foot of Net Rentable Area for the office space or storage space, as applicable, on the applicable floor as reasonably agreed to by Landlord and Tenant and (y) to the extent such space is not located in the core of the Building, Base Rental Adjustment, and (iii) Tenant shall be obligated to reimburse Landlord for all reasonable costs incurred by Landlord associated with Landlord's review of the plans for the Additional Equipment and with Tenant's installation, operation, utilization, replacement, maintenance and removal of such Additional Equipment.

(m)           Tenant hereby agrees to pay throughout the Term for one dish other than the Direct TV dish $50.00 per linear foot diameter of such dish (the "Satellite Rent") as additional rental for the use of areas in the Project designated by Landlord for the location of the Communications Equipment.  The Satellite Rent shall be due and payable, without offset, counterclaim, notice or demand, pursuant to the provisions of Section 3.1 hereof.  No Satellite Rent shall be paid for the Direct TV dish.

V.

5.1           PAYMENTS BY TENANT.  Tenant shall pay all Rent at the times and in the manner herein provided.  Any failure by Tenant to pay Rent shall give rise to the rights and remedies provided in Section 6.8.

5.2           DAMAGE TO PROJECT.  Subject to the provisions of Section 6.14, at Tenant's own cost and expense, and by use of a contractor or contractors approved in writing by Landlord, Tenant shall repair or replace in accordance with all Legal Requirements any damage or injury done to the Leased Premises or the Project, or any portion thereof, caused by Tenant or Tenant's agents, employees, invitees or visitors, which repairs or replacements must be made to the same or as good a condition as existed prior to such injury or damage; provided, however, Landlord, at its option, may make such repairs or replacements, and Tenant shall repay Landlord on demand the actual cost thereof (plus a charge equal to five percent (5%) of such costs for administrative cost recovery).

5.3           CARE OF THE LEASED PREMISES.  Subject to the provisions of Section 4.5, at Tenant's own cost and expense, and by use of a contractor or contractors approved in writing by Landlord, Tenant shall keep the Leased Premises and all leasehold improvements in a good and presentable condition, at least similar to the condition as of the Rent Commencement Date, normal wear and tear excepted, and shall perform all repairs and improvements required by any Legal Requirement.  If Tenant fails to commence any such repairs to the Leased Premises and the leasehold improvements within ten (10) days after written notice from Landlord, and thereafter diligently proceed with such repair until completion, Landlord, at its option, may make such repair or any replacement deemed necessary by Landlord, and Tenant shall pay to Landlord within ten (10) days after demand Landlord's cost thereof plus a charge equal to ten percent (10%) of such costs for administrative cost recovery.  Tenant shall not commit or allow its agents, employees or contractors to commit any waste or damage on any portion of the Leased Premises or Project.  Upon the expiration or any earlier termination of this

Lease, Tenant shall deliver up said Leased Premises to Landlord in as good a condition as such premises existed on the date of initial occupancy of the Leased Premises, ordinary wear and tear, damage by fire or other casualty and repairs for which Landlord is responsible excepted.  Upon the expiration or termination of this Lease, Landlord shall have the right to re-enter and resume possession immediately of the Leased Premises and Tenant's leasehold improvements.

5.4           ASSIGNMENT AND SUBLETTING.

(a)           Except as provided in the immediately following paragraph or in Section 5.4(b), Tenant shall not, without Landlord's prior written consent (which may be withheld in Landlord's absolute discretion), (i) assign, convey, mortgage, pledge, encumber, or otherwise transfer (whether voluntarily, by operation of law, or otherwise) this Lease or any interest hereunder; (ii) allow any lien to be placed upon Tenant's interest hereunder; (iii) sublet the Leased Premises or any part thereof; or (iv) permit the use or occupancy of the Leased Premises or any part thereof by any one other than Tenant or a Permitted Affiliate (defined below) of Tenant.  Any attempt to consummate any of the foregoing without Landlord's consent shall be of no force or effect and shall be an Event of Default under this Lease.  For purposes hereof, (A)  the transfer of the ownership or voting rights in a controlling interest of the voting stock of Tenant (if Tenant is a corporation), (B) the transfer of a general partnership interest or the transfer of twenty-five percent (25%) of the limited partnership interests in Tenant (if Tenant is a partnership), (C) the transfer of a controlling interest or the transfer of twenty-five percent (25%) of the member interests in Tenant (if Tenant is a limited liability company), (D) the merger or consolidation of Tenant with or into any other corporation or entity, or (E) a sale or transfer of fifty percent (50%) or more of Tenant's assets, at any time throughout the Term shall be deemed to be an assignment of this Lease.

Notwithstanding the provisions of the first sentence of this subsection (a), the consent of Landlord need not be obtained if the assignment or subletting is to one of the following Affiliates (defined below) of Permian Mud Service, Inc. ("Company"):  (i) Champion Technologies, Inc. ("Champions"), (ii) Johnson & Lindley, Inc., (iii) Densimix, Inc., (iv) Corsicana Technologies, Inc., and (v) Dwight Vorpahl/Eastham, Meyer & Vorphal; so long as (1) the assignee or sublessee is engaged in a business customarily acceptable for a tenant in a first class high-rise office building in Houston, Texas, (2) any assignee shall assume all of the obligations of Company under this Lease, (3) at the time of such assignment or subletting, this Lease is in full force and effect and there is no Event of Default then continuing under this Lease on the part of Tenant, and (4) the assignee's or sublessee's proposed use of the Leased Premises is not in violation of this Lease (such Affiliate of Company complying with clauses (1), (2), (3) and (4), hereinafter a "Permitted Affiliate").  At least ten (10) days prior to the effective date of any such assignment or sublease to a Permitted Affiliate, Tenant agrees to furnish Landlord with notice of such assignment or sublease and copies of the instruments effecting any such assignment or sublease and financial statements of such Permitted Affiliate.  Additionally, within thirty (30) days after the effective date of any such assignment or sublease to a Permitted Affiliate, Tenant agrees to furnish Landlord with copies of the fully executed instruments effecting any such assignment or sublease and documentation establishing Tenant's satisfaction of the requirements set forth above applicable to any such sublease or assignment.  Any such assignee of Tenant must assume and agree in writing to fully perform and observe all of the obligations and agreements of Tenant under this Lease and any such sublessee shall sublease such portion of the Leased Premises subject to the provisions of this Lease.  Except to the extent expressly provided below, no such assignment or subletting shall relieve Company, any other tenant, or any guarantor of this Lease of any covenants or obligations under this Lease or any such guaranty and Company, any other tenant, and any guarantors of this Lease shall remain fully liable hereunder and thereunder.  Notwithstanding anything to the contrary set forth in this Lease, the rights granted to Company under this paragraph of subsection (a) as to assignments and subleases to Permitted Affiliates shall not be assignable by Company, shall inure only to the benefit of Company and shall not be enforceable by any assignee or sublessee of Company.

As used herein, "Affiliate" shall mean any person or entity controlling, controlled by, or under common control with, another person or entity.  "Control" as used herein means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled person or entity (the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, at least fifty-one percent (51%) of the voting interest in, any person or entity shall be presumed to constitute such control).

(b)           Notwithstanding the provisions of Section 5.4(a) above, Tenant shall be permitted to sublease the Leased Premises or assign its interest in this Lease after Tenant initially occupies the Leased Premises subject to the provisions of this Section 5.4(b).  If Tenant should desire to assign this Lease or sublet the Leased Premises or any part thereof, Tenant shall give Landlord written notice (which shall specify the proposed economic terms and duration of the proposed sublease or assignment and shall contain information concerning the business, reputation and creditworthiness of the proposed sublessee or assignee as shall be sufficient to allow Landlord to form a commercially reasonable judgment with respect thereto) of Tenant's desire to sublease or assign at least thirty (30) days in advance of the date on which Tenant desires to make such sublease or assignment (the "Notice").  Landlord then shall have fifteen (15) days following receipt of such Notice within which to notify Tenant in writing that Landlord elects, in its sole and absolute discretion, to (i) permit Tenant to assign this Lease or sublet such space subject to Landlord's approval of the assignee or sublessee, or (ii) terminate this Lease as to the space so affected as of the date so specified by Tenant (and as to option (ii) only Tenant will be relieved of all further obligations hereunder as to such terminated space).  If Landlord should fail to notify Tenant in writing of such election within said fifteen (15) day period, Landlord shall be deemed to have elected option (i).  If Landlord elects, or is deemed to have elected, option (i), Landlord shall not unreasonably withhold such consent to such sublessee or assignee if (1) any such sublessee or assignee is creditworthy as determined by Landlord and is of a character, kind and type customarily found in first-class office buildings in Houston, Texas, (2) such sublease or assignment does not violate any lease agreement with any other tenant or potential tenant with which Landlord has entered into a lease or a letter of intent (as applicable) in the Project, and (3) the use of the Leased Premises by such proposed assignee or sublessee is permitted under this Lease.  Without limiting the foregoing, in no event shall the following be considered as suitable assignees or sublessees under this subsection (b):  any governmental body, agency or bureau (of the United States, any state, county, municipality or any subdivision thereof); any foreign government or subdivision thereof; any health care professional or health care service organization; schools or similar organizations; employment agencies; radio, television or other communication stations; restaurants; and retailers offering retail services from the Leased Premises.  If Landlord elects, or is deemed to have elected, option (i) and fails to approve or disapprove any such sublessee or assignee within ten (10) days following Landlord's election or deemed election of option (i), such sublessee or assignee and the proposed sublease or assignment shall be deemed disapproved.  If Landlord elects, or is deemed to have elected, option (i) and the proposed sublessee or assignee is approved by Landlord, the following shall apply to the sublease or assignment (and shall be conditions thereto):

(1)           Each sublessee or assignee shall fully observe all covenants of this Lease, including without limitation, the provisions of Section 2.2 of this Lease, and no consent by Landlord to an assignment or sublease shall be deemed in any manner to be a consent to (A) a use not permitted under Section 2.2, or (B) an assignment by Tenant of any rights which are otherwise not assignable pursuant to other provisions of this Lease;

(2)           At the time of any such assignment or subletting, this Lease is in full force and effect and there is no breach under this Lease on the part of Tenant;

(3)           Any such assignment or subletting shall be subject to all the terms, covenants and conditions of this Lease and any assignee must assume in writing all the rights and obligations of the assignor hereunder;

(4)           If the aggregate rental, bonus or other consideration paid by the assignee or sublessee of any such space (and to the extent any rental is abated under the applicable sublease, such abated rental shall not be considered as paid by the sublessee) exceeds the sum of (A) the Base Rental as adjusted by the Base Rental Adjustment paid to Landlord for such space during the applicable period, plus (B) the reasonable out-of-pocket third party costs and expenses actually incurred by Tenant under or in connection with such sublease or assignment for (x) broker's commissions paid by Tenant with regard to the transfer, (y) reasonable legal fees with regard to the transfer, and (z) expenses of finishing out or renovation of the space involved (but specifically excluding any charges payable to partners, shareholders or employees of Tenant in connection with such sublease or assignment), then fifty percent (50%) of such excess shall be paid to Landlord within fifteen (15) days after receipt by Tenant together with all consideration received in connection with such assignment.  With any payment made by Tenant to Landlord under this clause (4), Tenant shall furnish Landlord with an accounting prepared and certified to by Tenant of its determination of the sums owed to Landlord hereunder;

(5)           No assignment or subletting by Tenant shall relieve Tenant or any guarantor of this Lease of any obligations or covenants under this Lease or any such guaranty and Tenant and any guarantor of this Lease shall remain fully liable hereunder or thereunder (as applicable); and

(6)           A copy of the original sublease or assignment (and all amendments thereto) shall be delivered to Landlord within fifteen (15) days from the effective date thereof.

If the proposed sublessee or assignee is approved by Landlord and Tenant fails to enter into the sublease or assignment with the approved sublessee or assignee within one hundred eighty (180) days after the date Tenant submitted its proposal to Landlord, then Landlord's approval of the proposed sublease or assignment shall be deemed null and void and Tenant must comply again with all of the conditions of this Section 5.4.

(c)           If, in accordance with this Section 5.4, the Leased Premises or any part thereof is sublet or occupied by other than Tenant or this Lease is assigned, Landlord, during the continuance of a breach under this Lease on the part of Tenant, if any, may collect rent from the subtenant, assignee or occupant, and apply the net amount collected to Rent due by Tenant to Landlord under this Lease, and Tenant hereby authorizes and directs any such assignee or sublessee to make such payments of rent direct to Landlord upon receipt of notice from Landlord.  Additionally, Landlord is authorized and empowered, on behalf of Tenant, to endorse the name of Tenant upon any check, draft, or other instrument payable to Tenant evidencing payment of rent, or any part thereof, and to receive and apply the proceeds therefrom in accordance with the terms of this Lease. No such subletting, assignment, occupancy, or collection shall be deemed (i) a waiver of any of Tenant's covenants contained in this Lease, (ii) a release of any guarantor of this Lease from further performance of its covenants under such guaranty, (iii) a release of Tenant from further performance by Tenant of its covenants under this Lease, or (iv) a waiver of any of Landlord's other rights hereunder.

(d)           Notwithstanding the giving by Landlord of its consent to any sublease or assignment with respect to the Leased Premises, no sublessee or assignee may exercise any renewal options, expansion options, rights of first offer or similar rights under this Lease except (x) in accordance with a separate written agreement entered into directly between such sublessee or assignee and Landlord, or (y) the expansion options and the renewal options may be exercised by any permitted assignee (but not a sublessee) of Tenant's entire interest under this Lease that is a Permitted Affiliate, provided in the event of clauses (x) or (y) Tenant continues to be liable for the performance of all obligations hereunder, as increased or otherwise affected by the exercise of such rights.  Tenant may not exercise any renewal options, expansion options, rights of first offer or similar rights under this Lease if Tenant has assigned all of its interest in this Lease to other than a Permitted Affiliate.

(e)           Any attempted assignment or sublease by Tenant in violation of the terms and covenants hereof shall be void and shall be an Event of Default under this Lease.  Any consent by Landlord to a particular assignment or sublease shall not constitute Landlord's consent to any other or subsequent assignment or sublease, and any proposed sublease or assignment by a sublessee of Tenant shall be subject to the provisions hereof as if it were a proposed sublease or assignment by Tenant.

(f)           In any subletting undertaken by Tenant, Tenant shall diligently seek to obtain not less than fair market rental value for the space so sublet.  In any assignment of this Lease in whole or in part, Tenant shall seek to obtain from the assignee consideration reflecting a value of not less than fair market rental value for the space subject to such assignment.  Notwithstanding anything to the contrary contained in this Section 5.4, Tenant shall not be permitted to sublease any portion of the Leased Premises or assign this Lease to (i) any person or entity that is actually a tenant of the Building at the time the Notice is furnished to Landlord (an "Actual Tenant"), or (ii) any Affiliate of an Actual Tenant if such Affiliate intends to use a significant portion of the Leased Premises subject to such assignment or sublease for purposes of the conduct of the business then being conducted by the Actual Tenant in its leased premises or such Affiliate is entering into such assignment or sublease as a means to circumvent the provisions of clause (i) above, unless Landlord is unable to furnish the amount of space in the Building desired by the proposed assignee or sublessee at the time of the proposed effective date of the proposed sublease or assignment.

(g)           Any improvements, additions, or alterations to the Building or the Project that are required by Legal Requirements, or are reasonably deemed necessary or appropriate by Landlord, as a result of any subletting or assignment hereunder, shall be installed and provided without cost or expense to Landlord.

(h)           If, during the Term of this Lease, Company assigns this Lease in connection with the one-time sale or other disposition by Company of Company's ownership interests in Champions (and not with respect to any other Affiliate of Company or any other entity) to a third-party purchaser (an "Assignee") in accordance with Paragraph 5.4(a) above (the "Champions Assignment"), Landlord shall not unreasonably withhold its consent to a release of Company from any further liability under this Lease accruing after the effective date of the Champions Assignment provided (i) the Assignee shall have had a tangible and verifiable net worth equal to or greater than Company's net worth as of the date of this Lease for at least twelve (12) consecutive months immediately preceding the effective date of the Champions Assignment, and (ii) the terms and conditions of Section 5.4(i) are complied with if there is a partial assignment of this Lease to Champions.

(i)           Notwithstanding anything to the contrary provided herein, if, during the Term of this Lease, Company desires to partially assign this Lease as to a portion (and not all) of the Leased Premises (the "Partial Assignment"), Landlord shall not unreasonably withhold its consent to a release of Company from any further liability under this Lease accruing after the effective date of the Partial Assignment with respect to such portion of the Leased Premises, provided Company and Assignee comply with the following terms and conditions:

(i)           Assignee shall have had a tangible and verifiable net worth equal to or greater than Company's net worth as of the date of this Lease for at least twelve (12) consecutive months immediately preceding the effective date of the Partial Assignment;

(ii)           the Partial Assignment shall be in connection with the one-time sale or other disposition by Company of Company's ownership interests in Champions (and not with respect to any other Affiliate of Company or any other entity) to an Assignee;

(iii)           Assignee shall enter into a new lease (the "New Champions Lease") with Landlord, in form and content substantially equivalent to this Lease and reasonably acceptable to Landlord and Tenant, including renewal rights but excluding any expansion right, right of first refusal, or any other right to expand its premises, for the portion of the Leased Premises desired to be assigned to Assignee by Company (the "Assigned Space");

(iv)           Company shall execute an amendment to this Lease whereby the Leased Premises shall be decreased by the Assigned Space and Company shall agree to reimburse Landlord, within ten (10) days after receipt by Company of an invoice therefor, for all reasonable costs actually incurred by Landlord in connection with demising the Assigned Space from the remaining portion of the Leased Premises and reconfiguring both the Assigned Space and the remaining portion of the Leased Premises as separate and independent leasable spaces in the Building, including any improvements necessary to cause both spaces to comply with applicable laws, all in a manner reasonably acceptable to Landlord in all respects; and

(v)           Tenant shall be obligated to pay Landlord for all reasonable costs (including, without limitation, legal fees) actually incurred by Landlord in connection with the Partial Assignment and the preparation of all documents necessary for such assignment, including but not limited to the New Champions Lease between Landlord and Assignee and the amendment of this Lease as contemplated in the immediately preceding subsection.

5.5           ALTERATIONS, ADDITIONS, AND IMPROVEMENTS.

(a)           Tenant shall not permit the Leased Premises to be used for any purpose other than that stated in Section 2.2 hereof, or make or allow to be made any alterations, physical additions or improvements in or to the Leased Premises, or place signs on or in the Leased Premises which are visible from outside the Leased Premises, without first obtaining the prior written consent of Landlord (which consent may be withheld in Landlord's sole discretion).  Notwithstanding the foregoing, Landlord will not unreasonably withhold its consent to alterations, physical additions or changes to the Leased Premises that do not adversely affect the Building structural, mechanical, electrical, plumbing, heating, ventilating, air conditioning, life safety or other base Building improvements or systems, provided such changes (i) are not visible from the exterior of the Leased Premises or the Building, (ii) do not affect the exterior of the Building, the structure of the Building or any public areas of the Project, (iii) do not violate any provision of this Lease, (iv) do not violate any Legal Requirements, and (v) will not interfere with the use and occupancy of any other portion of the Project by any other tenant or occupant of the Project.  If Landlord consents to said alterations, improvements, or additions, or placement of signs, Landlord may impose such conditions with respect thereto as are reasonably appropriate, including without limitation, requiring Tenant to furnish Landlord with security for the payment of all costs to be incurred in connection with such work, insurance against liabilities which may arise out of such work, plans and specifications, and permits for such work.  Tenant's plans and specifications and construction means and methods shall be subject to Landlord's written approval.  Tenant shall furnish to Landlord any documents and information requested by Landlord in connection with the exercise of its rights hereunder.  Landlord may hire outside consultants to review such documents and information furnished to Landlord and Tenant shall reimburse Landlord for the cost thereof, including reasonable attorneys' fees, within thirty (30) days after demand.

(b)           The work necessary to make any permitted alterations, improvements, or additions to the Leased Premises shall be done at Tenant's expense by contractors approved in writing by Landlord (each such contractor hereinafter referred to as an "Outside Contractor") or, at Tenant's election, by Landlord (without cost or expense to Landlord).  If Landlord performs any such work, upon completion of such work Tenant shall pay Landlord a fee for Landlord's supervision and administration of such work equal to five percent (5%) of the cost of such work.  All work performed by an Outside Contractor shall be performed in a good and workmanlike manner and in compliance with all Legal Requirements, Landlord's requirements (including without limitation Paragraph 5 of Exhibit C-1), with the provisions of this Section 5.5 and all applicable Project Rules.  Tenant shall give Landlord at least ten (10) days prior written notice before the commencement of any work pursuant to this Section 5.5.  Additionally, it shall be Tenant's responsibility to ensure that the Outside Contractor shall (i) conduct its work in such a manner so as not to unreasonably interfere with any other construction occurring on or in the Project or with the transaction of business in the Project; (ii) comply with such reasonable rules and regulations applicable to all work being performed in the Project as may be promulgated from time to time by Landlord; (iii) maintain such insurance and bonds in full force and effect as may be reasonably requested by Landlord or as required by Legal Requirements; and (iv) be responsible for reaching agreement with Landlord as to the terms and conditions for all contractor items relating to conducting its work.  As a condition precedent to Landlord's approving the Outside Contractor pursuant hereto, Tenant and the Outside Contractor shall deliver to Landlord such assurances or instruments as Landlord may reasonably require to evidence the Outside Contractor's compliance or agreement to comply with the provisions of clauses (i), (ii), (iii), and (iv) of this subsection (b).  Landlord retains the right to make periodic inspections to assure conformity of the work of the Outside Contractor with the aforementioned rules and regulations and with the plans and specifications approved by Landlord.  Within thirty (30) days after substantial completion of any work by Tenant, Tenant, at Tenant's cost and expense, shall furnish Landlord "as-built" drawings of such work and shall cause the architect(s) and/or engineer(s) that performed in connection with the work to prepare a report, in form and substance acceptable to Landlord, for the benefit of Landlord, certifying to the compliance of the work constructed by any Outside Contractor with the plans and specifications approved by Landlord. Each Outside Contractor shall not perform and, upon the request of Landlord, whether written or oral, each Outside Contractor shall cease to perform, any activity that is unreasonably disruptive to the conduct of business within the Project or other tenants or occupants of the Project.

(c)           Any and all such alterations, physical additions or improvements, when made to the Leased Premises by Tenant or on Tenant's behalf, shall at once become the property of Landlord and shall be surrendered to Landlord upon the termination of this Lease by lapse of time or otherwise; provided, however, this sentence shall not apply to movable equipment or furniture owned by Tenant.  If Tenant fails to remove such movables upon termination of this Lease, Landlord may have the same removed and any resulting damage repaired at Tenant's expense.  In such event, such movables will automatically become the property of Landlord and may be disposed of by Landlord in its sole discretion, without any right of reimbursement therefor to Tenant.

(d)           Tenant shall not allow any liens to be filed against the Leased Premises or the Project in connection with the installation of Tenant's improvements in, or any repair or alteration work to, the Leased Premises performed by Tenant or an Outside Contractor; provided Tenant shall not be responsible for liens filed in connection with any work performed by Landlord in the Leased Premises.  If any such liens shall be filed, Tenant shall cause the same to be released within ten (10) days after the filing thereof by bonding or other method acceptable to Landlord; provided, however, this sentence shall not apply to movable equipment or furniture owned by Tenant.  If Tenant shall fail to timely cancel or discharge said lien or liens as required above, Landlord, at its sole option, may cancel or discharge the same and Tenant shall pay to Landlord upon demand, Landlord's cost thereof plus a charge equal to ten percent (10%) of such costs for administrative cost recovery.  Upon completion of any such work, Tenant shall deliver to Landlord evidence of payment, contractors' affidavits and full and final waivers of all liens for, labor, services, or material.  Tenant shall indemnify and hold harmless Landlord from all losses, costs, damages, claims and expenses (including reasonable attorneys' fees and costs of suits actually incurred), liabilities or causes of action arising out of or relating to any alterations, additions or improvements that Tenant or any Outside Contractor makes to the Leased Premises, including any occasioned by the filing of any mechanic's, materialman's, construction or other liens or claims (and all costs or expenses associated therewith) asserted, filed or arising out of any such work, provided Tenant shall not be responsible for liens filed in connection with any work performed by Landlord in the Leased Premises.  All materialmen, contractors, artisans, mechanics, laborers and other parties hereafter contracting with Tenant for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Leased Premises are hereby charged with notice that they must look solely to Tenant for payment of same and Tenant's purchase orders, contracts and subcontracts in connection therewith must clearly state this requirement.  Landlord shall have the right at all times to post and keep posted on the Leased Premises any notices permitted or required by Legal Requirements, or that Landlord shall deem proper for the protection of Landlord, the Leased Premises, the Project and any other party having an interest therein, from liens.  Without limiting the generality of the foregoing, Tenant shall repair or cause to be repaired at its expense all damage caused by any Outside Contractor, its subcontractors or their employees.  Tenant shall reimburse Landlord for any costs incurred by Landlord to repair any damage caused by any Outside Contractor or any costs incurred by Landlord in requiring any Outside Contractor's compliance with the rules and regulations.  Additionally, Tenant shall reimburse Landlord for the reasonable costs Landlord may incur to have an engineer review all mechanical, structural, electrical, plumbing and life safety systems installed by any Outside Contractor.

(e)           Tenant agrees specifically that no food, soft drink or other vending machine will be installed within the Leased Premises without Landlord's prior written approval; provided, however, such approval shall not be withheld provided (i) the use of such machines are restricted to Tenant's employees and clients, and (ii) Landlord approves the location, visibility and condition thereof.

5.6           LEGAL USE AND VIOLATIONS OF INSURANCE COVERAGE.  Tenant shall not occupy or use the Leased Premises, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose other than that stated in Section 2.2 hereof, or for any business or purpose which is unlawful, disreputable or deemed to be extra-hazardous on account of fire, which creates noxious or offensive odors emanating from the Leased Premises, or generates chemicals or hazardous substances.  Tenant shall not use, operate or maintain the Leased Premises in such manner that any of the rates for any insurance carried by Landlord or any other owner or occupant of premises in the Building shall thereby be increased, or in such manner as will affect or cause a cancellation of any such insurance policy.

5.7           LEGAL REQUIREMENTS; RULES OF THE PROJECT.

(a)           As used in this Lease, "Legal Requirements" shall mean any applicable law, statute, ordinance, order, rule, regulation, decree or requirement of a Governmental Authority, and "Governmental Authority" shall mean the United States, the state, county, city and political subdivisions in which the Project is located or which exercise jurisdiction over the Project, and any agency, department, commission, board, bureau or instrumentality of any of them which exercise jurisdiction over the Project.  Tenant shall comply with (and shall indemnify Landlord for Tenant's failure to comply with), and shall cause its employees, contractors and agents to comply with, and shall use commercially reasonable efforts to cause its customers, visitors and invitees to comply with, all Legal Requirements relating to the use, condition or occupancy of the Leased Premises (including, without limitation, the Americans with Disabilities Act, all Legal Requirements applicable to Tenant's business and operations in the Leased Premises and all orders and requirements imposed by any Health Officer, Fire Marshall, Building Inspector or other Governmental Authority) and with the rules of the Project adopted by Landlord from time to time for the safety, care and cleanliness of the Leased Premises and the Project and for preservation of good order therein (the "Project Rules").  In the event of any conflict between the provisions of this Lease and the Project Rules, the provisions of this Lease shall control.  The initial Project Rules are attached hereto as Exhibit E.

(b)           Without limiting the provisions of subsection (a) above, Tenant shall comply with all applicable Legal Requirements regarding health, safety or the environment (the "Environmental Laws"), including without limitation the application for and maintenance of all required permits, the submittal of all notices and reports, proper labeling, training and recordkeeping, and timely and appropriate response to any Release (defined below) or other discharge of a substance under Environmental Laws.  In no way limiting the generality of the foregoing, Tenant shall not cause or permit its employees, agents or contractors to cause the use (except for minimal quantities of any substance which technically could be considered a Hazardous Material [defined below] provided (i) such substance is of a type and is held only in a quantity normally used by tenants in connection with the occupancy or operation of office space in first-class office buildings in metropolitan Houston, Texas [such as normal office waste, pest control products, and cleaning fluids, and with respect to automobiles parked in the Garage only, motor fuel and oil in such automobiles], (ii) such Hazardous Material does not endanger the health or safety of any person on or about the Leased Premises or the Project, (iii) Tenant complies with all Legal Requirements applicable to such Hazardous Material, and (iv) it is understood and agreed that with regard to such Hazardous Material, the obligations of Tenant in this Section 5.7 shall apply [including without limitation, Tenant's obligation to clean up, remove, restore or take other remedial action with respect to any such Hazardous Material] even though Tenant is permitted pursuant to this parenthetical to cause such substance to be used in the Leased Premises subject to the limitations set forth above), generation, storage, Release or disposal in or about the Leased Premises or the Project of any substances, materials or wastes subject to regulation under Legal Requirements from time to time in effect concerning hazardous, toxic or radioactive materials (collectively, the "Hazardous Materials"), unless Tenant shall have received Landlord's prior written consent, which consent Landlord may withhold or revoke at any time in its sole discretion.  Additionally, except as may be present on the Effective Date, Tenant shall not permit to be present upon the Leased Premises, or contained in any transformers or other equipment thereon, any PCB's.  "PCB" means any oil or other substance containing polychlorinated biphenyl (as defined in 40 CFR 761.3).  Tenant, except as may be present on the Effective Date, shall not permit any asbestos, or any structures, fixtures, equipment or other objects or materials containing asbestos on the Leased Premises.  Tenant shall immediately notify Landlord of the presence of any Reportable Quantity (defined below) of a Hazardous Material on or about the Leased Premises.  As used in this Lease, "Reportable Quantity" shall mean that amount defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, pertinent regulations thereunder or other relevant Environmental Laws.

Tenant shall indemnify, protect, defend (with counsel reasonably approved by Landlord) and hold Landlord, and the directors, officers, shareholders, employees and agents of Landlord, harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, costs, and liabilities, including reasonable attorneys' fees incurred in enforcing this Section 5.7(b), performance on Tenant's behalf, or collecting any sums due hereunder, (collectively, the "Costs") that arise directly or indirectly from or in connection with the presence, suspected presence, Release (defined below), or suspected Release of Hazardous Materials arising out of, in connection with, or by reason of the action or inaction of Tenant, or Tenant's officers, directors, partners, agents, employees, contractors, subtenants, invitees and visitors.  As used in this Lease, "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles).  If Landlord incurs any Costs, Tenant shall pay to Landlord the amount thereof upon demand.  Without limiting the generality of the foregoing, there shall be included in Costs, capital, operating, and maintenance costs incurred in connection with any investigation or monitoring of site conditions, any clean up, containment, remedial, removal or restoration work required or performed by any federal, state or local governmental agency or political subdivision or performed by any nongovernmental entity or person.

(c)           Landlord, at its cost and expense (which cost and expense shall be included in Operating Expenses pursuant to Section 3.2 (c)), shall comply with all Legal Requirements relating to the base Building to the extent the failure to so comply will materially and adversely affect Tenant's use or occupancy of the Leased Premises for the purposes intended in Section 2.2 (subject to Landlord's right, in good faith, to contest any such Legal Requirement), except to the extent that any such Legal Requirement relates to a tenant's (including Tenant's, as provided in Section 5.7(a) hereof) obligation under its lease or other third party (e.g., if it relates to a tenant's leased premises), in which case Landlord shall exercise reasonable efforts to cause compliance by such tenant or other third party.  Without limiting the foregoing, Tenant shall be solely responsible for compliance with all Legal Requirements with respect to all areas within the Leased Premises (including, without limitation, all restrooms located therein).

5.8           RIGHTS RESERVED BY LANDLORD.   Tenant shall permit Landlord or its agents or representatives to enter into and upon any part of the Leased Premises at all reasonable hours, accompanied by a representative of Tenant and upon reasonable notice (except for emergencies and routine cleaning for which such entry may be made at any time, without a representative of Tenant and without notice) to inspect same, clean or make repairs, alterations or additions thereto and to show same to prospective tenants, mortgagees and purchasers as Landlord may deem necessary or desirable (but as to prospective tenants, only during the last nine (9) months of the Term or such earlier date if Tenant has waived its right to, or provided notice to Landlord that it will not, exercise the Renewal Option pursuant to Section 7.1, or such earlier date if an Event of Default is then in existence).  Additionally, Landlord shall have the right from time to time, without unreasonable interference with Tenant's use of or access to the Leased Premises, to decorate and to make repairs, alterations, additions, changes or improvements, whether structural or otherwise, in and about the Project, or any part thereof, to enter upon the Leased Premises therefor, and to alter or relocate entrances, passageways, doors, corridors, elevators, stairs, rest rooms, or other General Common Areas, Service Areas or  Common Areas, and during the continuance of such work, to temporarily close doors, entryways, public space and corridors in the Building.  Tenant shall not be entitled to any abatement or reduction of any sums due under this Lease by reason of the foregoing activities, nor shall such activities be construed to be an eviction of Tenant, a default by Landlord hereunder, or a breach of the covenant of quiet enjoyment.  In any event, any such entry shall be accomplished as expeditiously as reasonably possible and in a manner so as to minimize the interference to Tenant to the extent reasonably possible.

5.9           NUISANCE.  Tenant shall conduct its business and control its agents, employees, invitees, contractors and visitors in such a manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Project.

5.10         SUBORDINATION.   This Lease is subject and subordinate to each ground or land lease which may now or hereafter cover all or any part of the Project and to each mortgage or deed of trust which may now or hereafter encumber all or any portion of the Project and to all renewals, modifications, consolidations, replacements and extensions thereof. This Section 5.10 shall be self-operative and no further instrument of subordination need be required by any mortgagee or lessor.  Tenant, however, upon Landlord's request, shall execute promptly any appropriate certificate or instrument in confirmation of such subordination.  Tenant hereby constitutes and appoints Landlord as Tenant's attorney in fact to execute any such certificate or instrument for and on behalf of Tenant in the event Tenant fails to execute such certificate or instrument within ten (10) days following Landlord's request.  In the event of the enforcement by the lessor under any such ground or land lease or the trustee, the mortgagee or the beneficiary under any such mortgage or deed of trust of the remedies provided for by law or by such ground or land lease, mortgage or deed of trust, Tenant, upon request of any person or party succeeding to the interest of Landlord as a result of such enforcement (collectively, "Successor"), automatically  will become the tenant of such Successor without change in the terms or other provisions of this Lease; provided, however, that such Successor shall not be (a) subject to any credits, offsets, defenses or claims which Tenant may have against any prior landlord, (b) bound by any payment of Rent for more than one (1) month in advance, except prepayments in the nature of security for the performance by Tenant of its obligations under this Lease, (c) bound by any amendment or modification of this Lease made after the applicable ground or land lease, mortgage or deed of trust is placed against the Project (and Tenant has been given notice thereof) without the written consent of such trustee, mortgagee, beneficiary or landlord, (d) liable for any act, omission, neglect or default of any prior landlord, or (e) required to make any capital improvements to the Project or the Leased Premises which Landlord may have agreed to make but had not completed.  Notwithstanding the foregoing, the holder of any ground or land lease that may affect all or any portion of the Project or the holder of any mortgage or deed of trust that may encumber all or any portion of the Project may elect at any time to cause their interest in the Project to be subordinate and junior to Tenant's interest under this Lease by filing an instrument in the real property records of Harris County, Texas effecting such election and providing Tenant with notice of such election.

5.11           ESTOPPEL CERTIFICATE.  Within ten (10) days after Landlord's request, Tenant will execute an estoppel certificate certifying as to such facts (if true) as Landlord (or mortgagees, ground or land lessors or proposed purchasers of the Project) may reasonably request (including, in the case of mortgagees or ground or land lessors, reasonable notice and cure provisions).  Failure to deliver such estoppel certificate within such ten (10) day period shall be deemed Tenant's agreement to and acknowledgment of the statements contained therein.

5.12           TENANT'S REMEDIES.  Tenant specifically agrees to look solely to Landlord's (or its successors') interest in the Project for the recovery of any judgment from Landlord, it being agreed that Landlord (and if Landlord is a partnership, its partners [direct or indirect, general or limited], or if Landlord is a corporation, its directors, officers or any successors in interest) shall never be personally liable for any such judgment.

5.13           NAME OF BUILDING AND PROJECT.  Tenant shall not utilize the name of the Building or the Project for any purpose whatsoever, except to identify the location of the Leased Premises in Tenant's address.  Landlord shall have the right to change the name of the Building or the Project or the design or construction thereof whenever Landlord, in its sole discretion, deems it appropriate without any liability to Tenant and without any consent of Tenant being necessary.

VI.

6.1           CONDEMNATION.

(a)           If the Leased Premises or a portion of the Building that results in there being no access to the Leased Premises shall be taken or condemned (or sold in lieu thereof) for any public purpose to such an extent as to render the Leased Premises untenantable, either party shall have the right to terminate this Lease by giving notice of such election to terminate to the other party within ten (10) days from the date of such condemnation or taking (or sale in lieu thereof), which termination shall be effective on the date of the transfer of possession of the Leased Premises or such portion of the Building to the condemning authority.  If only a portion thereof shall be so taken so as not to render the remainder untenantable, this Lease shall not terminate, and Base Rental shall be diminished by an equitable amount (based upon the square footage of Net Rentable Area so taken) and Landlord shall, to the extent practicable, restore the Leased Premises so that the remaining portion of the Leased Premises shall be partitioned off from the portion so taken or condemned; however, Landlord shall be obligated to restore or rebuild the damaged property only to the extent the holder of any mortgage or deed of trust or the landlord under any ground lease makes the proceeds of such taking available to Landlord for the purposes of rebuilding and restoration, or if no mortgage or ground lease then affects the Project, then only to the extent of the net proceeds of such taking; provided, however, if such proceeds are insufficient for the restoration Landlord is obligated to make pursuant to this Section 6.1 and

Landlord elects (in its sole discretion) not to restore the damaged property in accordance with the provisions of this Section 6.1 and such election not to make such restoration results in the Leased Premises being untenantable, Landlord shall furnish notice thereof to Tenant and Tenant shall have the right to terminate this Lease within thirty (30) days after receipt of such notice from Landlord (failing which, Tenant shall have waived its right to so terminate this Lease pursuant to this sentence).  If all or substantially all of the Project (whether or not the Leased Premises are affected), or a portion of the Project (whether or not the Leased Premises are affected) as to cause the remainder of the Project not to be economically feasible to operate, as reasonably determined by Landlord, should be taken or condemned (or sold in lieu thereof) for any public purpose, then this Lease, at the option of Landlord upon the giving of notice to Tenant within ten (10) days from the date of such condemnation or taking (or sale in lieu thereof), shall cease and terminate effective on the date of the transfer of possession of the Leased Premises to the condemning authority.  If this Lease is terminated in accordance with this Section 6.1(a), Base Rental shall be apportioned on a per diem basis and shall be payable through the effective date of the termination.  All proceeds from any taking or condemnation (or sale in lieu thereof) of the Leased Premises or any portion of the Project shall belong to and be paid to Landlord, and Tenant shall not be entitled to any portion of such award (except that Tenant shall have all rights permitted under the laws of the State of Texas to appear, claim and prove in proceedings relative to such taking the value of any fixtures, furnishings, and other personal property which are taken but which under the terms of this Lease Tenant is permitted to remove at the end of the Term, the unamortized cost [such costs having been amortized on a straight line basis over the Term excluding any renewal terms] of Tenant's leasehold improvements which are taken that Tenant is not permitted to remove at the end of the Term and which were installed solely at Tenant's expense [i.e., not paid for by Landlord or purchased with allowances provided by Landlord], and  relocation and moving expenses, but not the value of Tenant's leasehold estate created by this Lease and only so long as such claims in no way diminish the award Landlord receives from the condemning authority).

(b)           In the event of any taking or condemnation for any public purpose of the Leased Premises or any portion thereof occurs for one hundred eighty (180) days or less, then it shall be deemed a temporary taking, this Lease shall continue in full force and effect, Landlord shall be under no obligation to make any repairs or alterations, and at Landlord's option either (i) there shall be no abatement of Base Rental and all proceeds of such taking relating to the Term occurring during such taking shall belong to Tenant, or (ii) Base Rental shall be diminished by an equitable amount (based upon the square footage of Net Rentable Area so taken) for the period of time the Leased Premises are so taken and Landlord shall be entitled to the proceeds of such taking.

6.2           DAMAGES FROM CERTAIN CAUSES.  Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or person occasioned by theft, fire, casualty, vandalism, acts of God, public enemy, injunction, riot, strike, inability to procure materials, insurrection, war, court order, requisition or order of governmental body or authority, or for any other causes beyond Landlord's reasonable control, or for any damage or inconvenience which may arise through repair or alteration of the Leased Premises or the Project.  All goods, property or personal effects stored or placed by Tenant in or about the Project shall be at the sole risk of Tenant.

6.3           INTENTIONALLY DELETED.

6.4           HOLDING OVER.  In the event of holding over by Tenant after expiration or termination of this Lease without the consent of Landlord, Tenant shall be deemed a tenant at will and shall pay, as Base Rental for each month or any part thereof of any such holdover period, the greater of (a) one hundred fifty percent (150%) of the Base Rental and Base Rental Adjustment which Tenant was obligated to pay for the month immediately preceding the end of the Term, or (b) one hundred fifty percent (150%) of the prevailing market rent for the Leased Premises (as reasonably determined by Landlord) (plus any additional rent provided for under this Lease).  No holding over by Tenant after the Term shall operate to extend the Term.  Additionally, in the event of any unauthorized holding over by Tenant in excess of thirty (30) days, Tenant shall indemnify Landlord against (i) all claims for damages by any other lessee to whom Landlord may have leased all or any part of the Leased Premises covered hereby, and (ii) all other losses, costs and expenses, including reasonable attorneys' fees, incurred by Landlord by reason of such holding over.  Any holding over with the consent of Landlord in writing shall thereafter constitute this Lease a lease from month to month.

6.5           CASUALTY.  In the event of a fire or other casualty in the Leased Premises, Tenant shall promptly give notice thereof to Landlord.  If the Leased Premises shall be destroyed by fire or other casualty so as to render the Leased Premises untenantable in whole or in part, Base Rental shall abate equitably thereafter as to the portion of the Leased Premises rendered untenantable (based upon the square footage of the Net Rentable Area rendered untenantable) until the earlier to occur of (i) sixty (60) days after the date Tenant is permitted to commence repair of its leasehold improvements for the portion of the Leased Premises so damaged, or (ii) the date the Leased Premises are made tenantable.  Landlord agrees to commence and prosecute repair of the Building Standard Improvements promptly and with all due diligence, and Tenant agrees to commence and prosecute repair of its leasehold improvements promptly and with all due diligence, subject in each case to delays for insurance adjustments and delays caused by matters beyond the applicable party's control, zoning laws and building codes then in effect, and to the termination rights set forth below.  In the event any portion of the Project is damaged by fire or other casualty, and if such damage is such that Landlord cannot reasonably be expected to substantially complete its repair work within two hundred seventy (270) days after the date of casualty, as reasonably estimated by a responsible contractor selected by Landlord, then Landlord shall have the right to terminate this Lease and all Rent owing under this Lease up to the time of such destruction or termination shall be paid by Tenant and thenceforth this Lease shall cease and come to an end.  Landlord shall give Tenant written notice of its decisions, estimates or elections under this Section 6.5 within sixty (60) days after any such damage or destruction.  In the event any portion of the Leased Premises is damaged by fire or other casualty, and if such damage is such that Landlord cannot reasonably be expected to substantially complete its repair work of the Building Standard Improvements within the Leased Premises within two hundred seventy (270) days after the date of the casualty to the extent necessary to allow Tenant to commence repair of its leasehold improvements, as reasonably estimated by a responsible contractor selected by Landlord, and Landlord has not terminated this Lease as herein provided, then Tenant shall have the right, within thirty (30) days after Landlord delivers the estimate to Tenant of time to restore, to terminate this Lease.  Notwithstanding anything to the contrary contained in this Section 6.5, if at the time of any substantial damage to the Project, less than one (1) year remains in the Term, then Landlord, at Landlord's sole option, shall have the right to terminate this Lease.  Additionally, notwithstanding anything to the contrary contained in this Section 6.5, (a) Landlord shall be obligated to restore or rebuild (i) the damaged property only to the extent of the net insurance proceeds made available to Landlord for restoration or rebuilding by the holder of any mortgage or deed of trust or lessor under any ground lease; provided, however, if such proceeds are insufficient for the restoration Landlord is obligated to make pursuant to this Section 6.5 and Landlord elects (in its sole discretion) not to restore the damaged property in accordance with the requirements of clause (ii) below and such election not to make such restoration results in the Leased Premises being untenantable, Landlord shall furnish notice thereof to Tenant and Tenant shall have the right to terminate this Lease within thirty (30) days after receipt of such notice from Landlord (failing which, Tenant shall have waived its right to so terminate this Lease pursuant to clause (i)), and (ii) only the portion of the Leased Premises that consists of Building Standard Improvements and only to the condition that existed immediately prior to the casualty, and nothing herein shall be construed to obligate Landlord under any circumstances to repair or restore any of Tenant's leasehold improvements in excess of Building Standard Improvements, and (b) if the Leased Premises, the Project, or any portion thereof shall be damaged through the negligence or willful misconduct of Tenant or any of its agents, employees or invitees, the cost of any repairs made by Landlord not covered by insurance proceeds received by Landlord shall be paid by Tenant and Rent shall continue unabated.

6.6           ATTORNEYS' FEES.  In the event Tenant or Landlord defaults in the performance of any of the terms, covenants, agreements or conditions contained in this Lease and the nondefaulting party places the enforcement of this Lease, or any part thereof, or the collection of any sums due, or to become due hereunder, or recovery of the possession of the Leased Premises, in the hands of an attorney, or files suit upon the same, the defaulting party agrees, to the extent permitted by applicable law, to pay the nondefaulting party all reasonable attorneys' fees incurred by the nondefaulting party if such suit is successful.  In addition, if Tenant requests any consent of Landlord to any assignment or sublease, or otherwise requests any consent or other action on the part of Landlord, and Landlord deems it necessary for any documents to be prepared or reviewed by its counsel, Tenant shall pay all reasonable attorneys' fees and expenses incurred by Landlord in connection therewith.

6.7           ASSIGNMENTS BY LANDLORD.  Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations hereunder and in the Project and property referred to herein, and in such event and upon its transferee's assumption of Landlord's obligations thereafter accruing hereunder (any such transferee to have the benefit of, and be subject to, the provisions of Section 4.6 and Section 5.12), no further liability or obligation shall thereafter accrue against Landlord hereunder.  Upon request by Landlord, Tenant agrees to execute a certificate certifying such facts (if true) as Landlord may reasonably require in connection with any such assignment by Landlord.

6.8           DEFAULT BY TENANT.  The occurrence of any of the following events and the expiration of any grace periods hereafter described shall constitute an "Event of Default" under this Lease on the part of Tenant:

(a)           Tenant shall fail to pay any sum to be paid by Tenant under this Lease, and such failure shall continue for five (5) days after the date such payment is due;

(b)           Tenant shall assign its interest in this Lease or sublet any portion of the Leased Premises except as permitted in this Lease or Tenant shall otherwise breach the provisions of Section 5.4 of this Lease;

(c)           a breach shall be made in the performance of any of the other covenants or conditions which Tenant is required to observe and to perform (other than those referred to in subsections (a) and (b) above), and such breach shall continue for fifteen (15) days after notice from Landlord of such breach (unless with respect to any default which cannot be cured within fifteen (15) days due to causes beyond Tenant's reasonable control, Tenant, in good faith, after receiving such notice, shall have commenced and thereafter shall continue diligently to perform all action necessary to cure such default);

(d)           if Tenant or any guarantor of this Lease is a corporation, Tenant or any such guarantor shall cease to exist as a corporation in good standing in the state of its incorporation, or, if Tenant or any guarantor of this Lease is a partnership or other entity, Tenant or any such guarantor shall be dissolved or otherwise liquidated;

(e)           if the interest of Tenant under this Lease shall be subjected to any attachment, execution, levy or other judicial seizure pursuant to any order or decree entered against Tenant in any legal proceeding that is not stayed (so as to prevent seizure) pending appeal and such order or decree is not vacated or bonded against so as to prevent seizure upon the earlier to occur of (aa) fifteen (15) days prior to the sale of such interest pursuant to such order or decree, or (bb) thirty (30) days after entry of the order;

(f)           subject to any delay caused by Landlord, Tenant shall fail or refuse to move into or take possession of the Leased Premises within fifteen (15) days after the Rent Commencement Date; or

(g)           if a breach occurs under, or any guarantor of this Lease neglects or fails to perform or observe, any covenant, term, provision, or condition contained in any such guaranty of this Lease.

If an Event of Default on the part of Tenant shall have occurred under this Lease, then or at any time thereafter while such Event of Default continues, Landlord, at Landlord's option, may have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity:

(i)           Landlord, with or without terminating this Lease, may immediately or at any time thereafter re-enter the Leased Premises and correct or repair any condition which shall constitute a failure on Tenant's part to keep, observe, perform, satisfy or abide by any term, condition, covenant, agreement or obligation of this Lease and Tenant shall fully reimburse and compensate Landlord on demand for the costs incurred by Landlord in doing so; or

(ii)           Landlord may terminate this Lease and forthwith repossess the Leased Premises and remove all persons or property therefrom, and be entitled to recover forthwith as damages a sum of money equal to the total of (A) the cost of recovering the

Leased Premises (including, without limitation, attorneys' fees and costs of suit), (B) the cost as reasonably estimated by Landlord of any alterations of, or repairs to, the Leased Premises which are necessary or proper to prepare the same for reletting, (C) the unpaid Rent owed at the time of termination, plus interest thereon from due date at the Interest Rate, (D) the present value of the balance of the Rent for the remainder of the Term less the present value of the fair market rental value (and in computing the fair market rental value the factors taken into account shall include without limitation the market rental concessions and the time necessary to relet the Leased Premises) of the Leased Premises for said period (in each case using a discount rate of eight percent (8%) per annum), and (E) any other sum of money and damages owed by Tenant to Landlord; or

(iii)           Landlord may terminate Tenant's right of possession (but not this Lease) and may repossess the Leased Premises by forcible entry or detainer suit or otherwise without demand or notice of any kind to Tenant and without terminating this Lease, and remove all persons or property therefrom, using such force as may be necessary (Tenant hereby waiving any claim by reason of such reentry, repossession or removal or by issuance of any distress warrant or writ of sequestration), in which event Landlord may (but shall be under no obligation to do so unless required by law), relet the Leased Premises or any part thereof for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord (however, to the extent Landlord is so required by law to relet the Leased Premises, Landlord shall be under no obligation to relet the Leased Premises or any portion thereof in preference to any other space in the Project or on terms unsatisfactory to Landlord).  For the purpose of such reletting Landlord is authorized to decorate or to make any repairs, changes, alterations or additions in or to the Leased Premises, or provide leasing inducements or brokerage commissions that may be necessary or convenient, and (A) if Landlord shall fail or refuse to relet the Leased Premises, or (B) if relet and a sufficient sum shall not be realized from such reletting (after paying the unpaid amounts due hereunder earned but unpaid at the time of reletting plus interest thereon at the Interest Rate, the cost of recovering possession [including, without limitation, attorneys' fees and costs of suit], all of the costs and expenses of such decorations, repairs, changes, alterations and additions and all other expenses of such reletting [including, without limitation, leasing inducements and brokerage commission] and of the collection of the rent accruing therefrom) to satisfy the Rent provided for in this Lease to be paid, then Tenant shall pay to Landlord as damages a sum equal to the amount of the rental reserved in this Lease for such period or periods or, if the Leased Premises have been relet, Tenant shall satisfy and pay any such deficiency upon demand therefor from time to time as the same accrues or becomes due.  Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this Section 6.8 from time to time on one or more occasions without Landlord being obligated to wait until expiration of the Term, and no delivery or recovery of any portion due Landlord hereunder shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord, nor shall such reletting be construed as an election on the part of Landlord to terminate this Lease unless a written notice of such intention be given to Tenant by Landlord.  Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous breach.  If Landlord re-enters the Leased Premises or terminates this Lease pursuant to any of the provisions of this Lease, Tenant hereby waives all claims for damages which may be caused by such re-entry or termination by Landlord.  No such re-entry or termination shall be considered or construed to be a forcible entry; or

(iv)           Landlord is entitled and is hereby authorized, without any further notice to Tenant whatsoever, to enter upon the Leased Premises by use of a master key, a duplicate key, picking the locks, or other peaceable means, and to change, alter, and/or modify the door locks on all entry doors of the Leased Premises, thereby excluding Tenant, and its officers, principals, agents, employees, visitors and representatives therefrom.  In the event that Landlord has either terminated Tenant's right of possession to the Leased Premises pursuant to the foregoing provisions of this Lease, or has terminated this Lease by reason of the Event of Default, Landlord shall not thereafter be obligated to provide Tenant with a key to the Leased Premises at any time; provided, however, that in any such instance, during Landlord's normal business hours and at the convenience of Landlord, and upon the written request of Tenant accompanied by such written waivers and releases as Landlord may require, Landlord will escort Tenant or its authorized personnel to the Leased Premises to retrieve any personal belongings or other property of Tenant not subject to Landlord's liens available under applicable laws.  If Landlord elects to exclude Tenant from the Leased Premises without permanently repossessing the Leased Premises or terminating this Lease pursuant to the foregoing provisions of this Lease, then Landlord (at any time prior to permanent repossession or termination) shall not be obligated to provide Tenant a key to re-enter the Leased Premises until such time as all delinquent Rent has been paid in full and all other Events of Default, if any, have been completely cured to Landlord's satisfaction, and Landlord has been given assurance reasonably satisfactory to Landlord evidencing Tenant's ability to satisfy its remaining obligations under this Lease.  During any such temporary period of exclusion, Landlord will, during Landlord's regular business hours and at Landlord's convenience, upon written request by Tenant, escort Tenant or its authorized personnel to the Leased Premises to retrieve personal belongings of Tenant or its employees, and such other property of Tenant as is not subject to Landlord's liens available under applicable laws.  The provisions hereof shall override and control any conflicting provisions of Section 93.002 of the Texas Property Code (as amended).

6.9           INSOLVENCY OR BANKRUPTCY.   The appointment of a receiver to take possession of all or substantially all of the assets of Tenant or any guarantor of any of Tenant's obligations under this Lease, or any general assignment by Tenant for the benefit of creditors, or any action taken or suffered by Tenant or any such guarantor under any insolvency, bankruptcy, or reorganization act, other than an involuntary proceeding that is dismissed or bonded against within twenty (20) days after the filing thereof, shall at Landlord's option, constitute a breach of this Lease by Tenant.  Upon the happening of any such event or at any time thereafter, this Lease shall terminate five (5) days after notice of termination from Landlord to Tenant.  In no event shall this Lease be assigned or assignable by voluntary or involuntary bankruptcy or a proceeding in lieu thereof and, in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant or any such guarantor under any bankruptcy, insolvency, or reorganization proceeding.

6.10           NON-WAIVER.   No failure or delay of Landlord in any one instance to exercise any remedy or power given it herein or to insist upon strict performance by Tenant of any obligation imposed on it herein in any other instance shall constitute a waiver or a modification of the terms hereof by Landlord in any one instance or any right it has herein to demand strict compliance with the terms hereof by Tenant in any other instance.  Additionally, no express written waiver by Landlord shall affect any condition other than the condition specified in such express written waiver and only for the time and in the manner specifically stated.  A receipt by Landlord of any Rent with knowledge of the breach of any covenant or agreement contained in this Lease shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord.  No payment by Tenant or receipt by Landlord of a lesser amount than the Rent due under this Lease shall be deemed to be other than an account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy in this Lease provided.  No course of conduct between Landlord and Tenant, and no acceptance of the keys to or possession of the Leased Premises before the termination of the Term by Landlord or any employee of Landlord shall constitute a waiver of any such breach or of any term, covenant or condition of this Lease or operate as a surrender of this Lease.  All of the remedies permitted or available to Landlord under this Lease, or at law or in equity, shall be cumulative and not alternative and the exercise of any such right or remedy shall not constitute a waiver or election of remedies with respect to any other permitted or available right or remedy.

6.11           CASUALTY INSURANCE.   Landlord shall maintain fire and extended coverage insurance on the entire Project (excluding leasehold improvements and the personal property of tenants) and on the Building Standard Improvements in amounts desired by Landlord.  Said insurance shall be maintained at the expense of Landlord (which expense is to be included in Operating Expenses) with an insurance company authorized to insure properties in the State of Texas.  All payments for losses thereunder shall be made solely to Landlord.  If the annual premiums to Landlord for such casualty insurance exceed the standard premium rates because of the nature of Tenant's operations, contents or improvements beyond Building Standard Improvements or because the same result in extra-hazardous exposure, then Tenant shall upon receipt of copies of appropriate premium invoices promptly reimburse Landlord for such increases in such premiums.  Tenant shall maintain at its expense fire and extended coverage insurance on the full insurable value of all of the leasehold improvements and Tenant's personal property, including removable trade fixtures, located in the Leased Premises and on the full insurable value of all additions and improvements (including fixtures) made by Tenant and not required to be insured by Landlord above.  Within ten (10) days following request of Landlord, Tenant shall deliver to Landlord a duly executed certificate of insurance reflecting Tenant's maintenance of the insurance required under this Section 6.11.

6.12           LIABILITY INSURANCE.   Landlord and Tenant each shall maintain separate policies of commercial general liability insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company authorized to transact business in Texas and of good financial standing, such insurance to afford minimum protection of not less than $2,000,000.00 in respect of bodily injury or death and/or property damage in respect of any one occurrence; provided, however, that Tenant shall carry such greater limits of coverage as Landlord may reasonably request from time to time so long as Landlord maintains similar limits of coverage.  Such policy of insurance maintained by Tenant shall name Tenant and Landlord as named insureds thereunder and shall name Landlord's property manager and all mortgagees and lessors of Landlord, of which Tenant has been notified, as additional named insureds, all as their respective interests may appear.  Within ten (10) days following request of Landlord, Tenant shall deliver to Landlord a duly executed certificate of insurance reflecting Tenant's maintenance of the insurance required under this Section 6.12.

6.13           HOLD HARMLESS.  Except as otherwise expressly provided in this Lease to the contrary, Landlord shall not be liable to Tenant, or to Tenant's agents, servants or employees for any damage to person or property caused by the negligence or intentional torts of Tenant, or its agents, servants or employees, and Tenant agrees to indemnify and hold Landlord harmless from all liability and claims for any such damage.  Except as otherwise expressly provided in this Lease to the contrary, Tenant shall not be liable to Landlord, or to Landlord's agents, servants or employees for any damage to person or property caused by the negligence or intentional torts of Landlord, or its agents, servants or employees, and Landlord agrees to indemnify and hold Tenant harmless from all liability and claims for any such damage.

6.14           WAIVER OF SUBROGATION RIGHTS.  ANYTHING IN THIS LEASE TO THE CONTRARY NOTWITHSTANDING, LANDLORD AND TENANT EACH HEREBY WAIVES ANY AND ALL RIGHTS OF RECOVERY, CLAIM, ACTION OR CAUSE-OF-ACTION, AGAINST THE OTHER, ITS AGENTS (INCLUDING PARTNERS, BOTH GENERAL AND LIMITED), OFFICERS, DIRECTORS, SHAREHOLDERS, CUSTOMERS, INVITEES, OR EMPLOYEES, FOR ANY LOSS OR DAMAGE THAT MAY OCCUR TO THE LEASED PREMISES, OR ANY IMPROVEMENTS THERETO, OR THE PROJECT OF WHICH THE LEASED PREMISES ARE A PART, OR ANY IMPROVEMENTS THEREON, OR ANY PERSONAL PROPERTY OF SUCH PARTY THEREIN, BY REASON OF FIRE, THE ELEMENTS OR ANY OTHER CAUSE WHICH IS OR IS REQUIRED TO BE INSURED AGAINST UNDER THE INSURANCE POLICIES REFERRED TO IN SECTION 6.11 HEREOF, REGARDLESS OF CAUSE OR ORIGIN, INCLUDING NEGLIGENCE OF THE OTHER PARTY HERETO, ITS AGENTS, PARTNERS, SHAREHOLDERS, OFFICERS, DIRECTORS, CUSTOMERS, INVITEES OR EMPLOYEES, AND COVENANTS THAT NO INSURER SHALL HOLD ANY RIGHT OF SUBROGATION AGAINST SUCH OTHER PARTY.  EACH OF LANDLORD AND TENANT SHALL ADVISE INSURERS OF THE FOREGOING WAIVER AND SUCH WAIVER SHALL BE A PART OF EACH POLICY MAINTAINED BY EACH OF THEM.

6.15           PARKING.

(a)           At all times during the Term, Landlord agrees to furnish and Tenant agrees to pay for and lease, permits to park up to one hundred sixty-five (165) vehicles on an unassigned basis (the "Unassigned Permits") in the Garage and fifteen (15) reserved spaces designated by Landlord from time to time in the Garage ("Reserved Permits").  No specific spaces in the Garage are to be assigned to Tenant for the Unassigned Permits, but Landlord may designate the area in which the vehicles with Unassigned Permits may be parked, which designations may change from time to time.  Additionally, Landlord will designate a specific space in the Garage for each Reserved Permit, if any, to be issued by Landlord to Tenant as provided herein, which designated space may be changed by Landlord from time to time.  Landlord will issue to Tenant the aforesaid number of parking stickers and/or cards each of which will authorize parking in the Garage of a vehicle on which the sticker is displayed, or Landlord will provide a reasonable alternative means of identifying and controlling vehicles authorized to be parked in the Garage.

(b)           As rental ("Parking Rental") for the Unassigned Permits and the Reserved Permits (collectively, the "Parking Permits"), Tenant covenants and agrees to pay Landlord commencing on the Rent Commencement Date and continuing thereafter throughout the Term, as additional rental hereunder, the prevailing market rate (as may be determined by Landlord from time to time in its sole discretion) for such Parking Permits in comparable garages in metropolitan Houston, Texas, which rate is as of the Effective Date deemed to be (1) during the Initial Term, (i) the sum of $15.00 per month (plus any applicable sales tax) for each of the Unassigned Permits to be issued by Landlord as herein provided, and (ii) the sum of $25.00 per month (plus any applicable sales tax) for each of the Reserved Permits to be issued by Landlord as herein provided, and (2) during the Renewal Term (if applicable), the amount determined in accordance with Section 7.1 plus any applicable sales tax for each of the Parking Permits to be issued by Landlord as herein provided, such sums to be payable monthly in advance on the first day of each and every month during the Term, and a pro rata portion of such sum shall be payable for any partial calendar month in the event this Lease commences (or ends) on a date other than the first (or last) day of a calendar month.  Tenant's obligation to pay the Parking Rental shall be considered an obligation to pay Rent for all purposes hereunder and shall be secured in like manner as is Tenant's obligation to pay Rent.  Notwithstanding anything to the contrary provided herein, the Parking Rental as to one hundred thirty-five (135) of the Unassigned Permits only shall abate from the Rent Commencement Date through and until the expiration of the Initial Term.

(c)           If the parking spaces covered by the Parking Permits are not available to Tenant during any portion of the Term due to causes beyond the reasonable control of Landlord (including without limitation, as the result of a casualty or condemnation) this Lease shall continue without abatement of Rent and Landlord shall use reasonable efforts to make available to Tenant sufficient substitute unassigned parking spaces (in the amount of those spaces not available to Tenant) within a one (1) mile radius of the Project, until the parking spaces covered by the Parking Permits are made available to Tenant.  The substitute parking spaces shall be provided to Tenant at a rental rate not to exceed the rate Tenant would have paid had the parking spaces covered by the Parking Permits been so available to Tenant in the Garage.  Landlord shall use its reasonable efforts to ensure that the parking spaces covered by the Parking Permits are available to Tenant throughout the Term.

(d)           Landlord or the operator of the Garage may make, modify and enforce reasonable rules and regulations relating to the parking of vehicles in the Garage, and Tenant shall abide by such rules and regulations and shall exercise reasonable efforts to cause its employees and invitees to abide by such rules and regulations.  Additionally, Landlord reserves the right to alter the size of the Garage.

(e)           Should additional space be added to the Leased Premises through the exercise of Tenant's Right of Refusal pursuant to Section 7.2 hereof, Landlord agrees to make available to Tenant throughout the remainder of the Term, and Tenant agrees to take and lease, Unassigned Permits upon the same terms and conditions set forth above, inclusive of Section 6.15(a); provided, however, Tenant shall only be entitled to lease from Landlord, and Landlord shall only be required to lease to Tenant, Unassigned Permits in the ratio of two and eight-tenths (2.8) vehicles for each one thousand (1,000) square feet of Net Rentable Area contained in the Refusal Space and the Parking Rental for such additional Unassigned Permits shall be the then prevailing market rate (as may be determined by Landlord from time to time in its sole discretion) for such additional Unassigned Permits in comparable garages in metropolitan Houston, Texas.

(f)           Landlord shall provide a validation stamp or other similar device by which Tenant may provide to Tenant's visitors, invitees, and guests (but not employees or owners of Tenant) up to one (1) hour of parking in the Garage at no cost to Tenant.

6.16        SEVERABILITY.   If any term or provision of this Lease, or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby.  Each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

6.17        NOTICES.  All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be in writing and shall be given by personal delivery, by an overnight courier, or by deposit in the United States mail, certified, postage prepaid and addressed to the party to be notified at the address for such party specified below, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days' notice to the notifying party.  Notice deposited in the mail in the manner hereinabove described shall be deemed to have been fully given and received (unless otherwise stated in the Lease) on the third (3rd) day after it is so deposited whether or not actually received.  Notice given in any other manner shall be deemed given and received only if and when received by the party to be notified.

If to Landlord:	Peak Phoenix Tower, L.P. 9595 Wilshire Boulevard, Suite 710 Beverly Hills, California 90212 Attn: Managing Director
With a copy to:	Hines Interests Limited Partnership 3200 Southwest Freeway, Suite 100 Houston, Texas 77027 Attn: Property Manager

If to Tenant prior to the Rent Commencement Date:	Permian Mud Service, Inc.
P.O. Box 27727
Houston, Texas 77227-7727
	Attn:	Christopher B. Johnson
If to Tenant on or after the Rent Commencement Date:	Permian Mud Service, Inc.
3200 Southwest Freeway, Suite 2700
Houston, Texas 77027
	Attn:	Christopher B. Johnson

Additionally, each of Landlord and Tenant may designate up to three (3) additional addresses to which copies of all notices shall be sent.  Furthermore, Tenant agrees to send copies of all notices required or permitted to be given to Landlord under this Section 6.17 to each lessor under any ground or land lease covering all or any portion of the Project and to each holder of a mortgage or deed of trust encumbering all or any portion of the Project that notifies Tenant in writing of its interest and the address to which notices are to be sent.  Tenant hereby appoints as an agent to receive the service of all dispossessory or distraint proceedings and notices thereunder the person in charge of or occupying the Leased Premises at the time, and, if no person shall be in charge of or occupying the same, then such service may be made by attaching the same on the main entrance of the Leased Premises.

6.18           SUCCESSORS.  This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors and, to the extent assignment may be approved by Landlord hereunder, Tenant's assigns.

6.19           ENTIRETY.  This instrument and any attached addenda or exhibits signed by the parties hereto constitute the entire agreement between Landlord and Tenant.  No prior or contemporaneous promises, inducements, representations or agreements, oral or otherwise, between the parties hereto not embodied herein shall be binding or have any force or effect.  Tenant will make no claim on account of any representations whatsoever, whether made by any renting agent, broker, officer or other representative of Landlord or which may be contained in any circular, prospectus or advertisement relating to the Leased Premises or the Project, or otherwise, unless the same is specifically set forth in this Lease.

6.20           FINANCIAL STATEMENTS.  If Landlord intends to sell all or any portion of the Building or the Project (or any interest therein), or obtain a loan secured by the Building or the Project (or any interest therein), then Tenant shall, within fifteen (15) days of Landlord's written request, furnish Landlord with financial statements, dated no earlier than one (1) year before such request, certified as accurate by Tenant, or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor's statement, reflecting Tenant's then current financial condition, or the financial condition of the individuals comprising Tenant, in such form and detail as Landlord may reasonably request.

6.21           AMENDMENTS.  This Lease may not be altered, changed or amended, except by an instrument in writing, signed by both parties hereto.

6.22           MISCELLANEOUS.

(a)           This Lease is declared to be a Texas contract, and all of the terms hereof shall be construed according to the laws of the State of Texas.

(b)           If Tenant is a corporation, partnership or other entity, Tenant warrants that all consents or approvals required of third parties (including but not limited to its Board of Directors or partners, to the extent applicable) for the execution, delivery and performance of this Lease have been obtained and that Tenant has the right and authority to enter into and perform its covenants contained in this Lease.  Likewise, if Landlord is a corporation, partnership or other entity, Landlord warrants that all consents or approvals required of third parties (including but not limited to its Board of Directors or partners) for the execution, delivery and performance of this Lease have been obtained and that Landlord has the right and authority to enter into and perform its covenants contained in this Lease.

(c)           Wherever in this Lease there is imposed upon Landlord the obligation to use best or reasonable efforts or due diligence, Landlord shall be required to do so only to the extent the same is economically feasible and otherwise will not impose upon Landlord extreme financial or other burdens.

(d)           Time is of the essence in this Lease.

(e)           The terms and provisions of Exhibits A through H, inclusive, attached hereto are hereby made a part hereof for all purposes.

(f)           Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by Landlord or Tenant against the other or any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord to Tenant, the use or occupancy of the Leased Premises by Tenant or any person claiming through or under Tenant, any claim of injury or damage, and any emergency or other statutory remedy; provided, however, the foregoing waiver shall not apply to any action for personal injury or property damage.  If Landlord commences any summary or other proceeding for nonpayment of Rent or the recovery of possession of the Leased Premises, Tenant shall not interpose any counterclaim of whatever nature or description in any such proceeding, unless the failure to raise the same would constitute a waiver thereof.

(g)           If any right granted in this Lease or other provisions of this Lease is subject to the rule against perpetuities and the same shall not occur or shall not have vested on the date that is twenty-one (21) years after the death of the last to die of all now living descendants of Gerald R. Ford, James E. Carter, Jr., Ronald W. Reagan, George H. W. Bush and William J. Clinton, all of whom are former Presidents of the United States of America, then such right or provisions shall terminate as of such date.

(h)           Except to the extent expressly provided to the contrary in this Lease, all references to days in this Lease shall refer to calendar days.  All references to "Business Days" in this Lease shall refer to days (other than Saturdays and Sundays) that national banks are open for business in Houston, Texas.

(i)           Tenant agrees not to record this Lease.  Additionally, Tenant shall use reasonable efforts to not disclose the terms of this Lease to any third party except consultants, accountants, insurance agents and legal counsel of Tenant, any assignee of Tenant's interest in this Lease or sublessee of Tenant, as required by Legal Requirements, or for financial reporting purposes.

(j)           This Lease may be executed in multiple counterparts, each of which shall constitute an original instrument, but all of which shall constitute one and the same agreement.

(k)           This Lease shall not be deemed or construed to create or establish any relationship (other than that of landlord and tenant) or partnership or joint venture or similar relationship or agreement between Landlord and Tenant hereunder.

(l)           Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

(m)           The voluntary or other surrender or termination of this Lease by Tenant and/or Landlord shall not work a merger, but, at Landlord's sole option, shall either terminate all existing subleases or subtenancies or shall operate as an assignment to Landlord of all such subleases or subtenancies.

(n)           Waiver of Rights Under Section 93.012 of the Texas Property Code.  Landlord and Tenant are knowledgeable and experienced in commercial transactions and hereby agree that the provisions of this Lease for determining charges, amounts and additional rent payable by Tenant (including, without limitation, payments under Section 3.2 of this Lease) are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges.  ACCORDINGLY, TENANT VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS OF TENANT UNDER SECTION 93.012, ENTITLED "ASSESSMENT OF CHARGES", OF THE TEXAS PROPERTY CODE, AS ENACTED BY HOUSE BILL 2186, 77TH LEGISLATURE, AS SUCH SECTION NOW EXISTS OR AS MAY BE HEREAFTER AMENDED OR SUCCEEDED.

6.23           EXCLUSIVE USE.

(a)           All space in the Building, including without limitation the Leased Premises, is subject to the use restriction contained in Paragraph 10 of Rider No. 1 to that certain Lease Agreement covering certain space in the Building (as is more particularly described in such Lease Agreement) by and between Landlord, as landlord, and Morgan Stanley DW Inc. f/k/a Dean Witter Reynolds, Inc., as tenant, a copy of which use restriction is attached hereto as Exhibit F.  Under said restriction, Tenant may not, and Tenant hereby represents, covenants and warrants that it shall not, use any portion of the Leased Premises for the retail or discount sale of stocks or bonds unless such use shall constitute, generate and/or account for less than fifteen percent (15%) of the revenue generated by the business activities conducted in the Leased Premises.

(b)           Tenant hereby (i) acknowledges the existence, content and nature of said use restriction (including, without limitation, that it accepts the Leased Premises subject thereto), and (ii) represents, covenants and warrants that it shall not solicit or cause to be solicited (for purposes of employment) any employee or agent of Morgan Stanley DW Inc. f/k/a Dean Witter Reynolds, Inc. for employment in the Leased Premises as a stock broker; and Tenant hereby further agrees to indemnify and hold harmless Landlord, its partners, directors, officers, representatives, agents, servants and employees from any and all claims or liabilities whatsoever, however asserted or arising, related in anyway to (x) said use restriction or any violation (whether alleged or actual) thereof by (or caused by) Tenant, or (y) the prohibition on solicitation set forth in subparagraph (ii) immediately above.

6.24           BROKERS.   Except for the commission payable to Transwestern Commercial Services ("Broker"), which commission is payable by Landlord pursuant to a separate agreement by and between Landlord and Broker,  Tenant hereby warrants and represents that it has not dealt with any brokers or intermediaries entitled to any compensation in connection with this Lease or Tenant's occupancy of space in the Leased Premises.  Each party hereby agrees to hold the other party, its partners and representatives harmless from any and all claims, liabilities, costs and expenses (including reasonable attorneys' fees) arising from any claim for any commissions or other fees by any broker or agent acting or purporting to have acted on behalf of such party.

6.25           VACATING THE LEASED PREMISES.   If no portion of the Leased Premises is occupied by Tenant or its permitted assignee or sublessee for longer than one hundred eighty (180) consecutive days, even though Tenant continues to pay the stipulated Rent under this Lease with respect thereto, and Tenant or its permitted assignee or subtenant fails to re-occupy the same within sixty (60) days after notice from Landlord, then from and after the expiration of said sixty (60) day notice period, Landlord may terminate this Lease as to the Leased Premises, without declaring Tenant in default under this Lease, by delivering written notice to Tenant and Landlord and Tenant shall have no further obligations under this Lease.  Space which is vacated on account of condemnation, fire or other casualty or bona fide remodeling shall not be deemed unoccupied for purposes of this Section 6.26.  In no event shall anything contained herein be deemed a waiver by Landlord of its rights under Section 6.8 of this Lease upon the occurrence of an Event of Default.

VII.

7.1           RENEWAL OPTIONS.

(a)           So long as an Event of Default is not then continuing and subject to the provisions of this Section 7.1, Tenant is hereby granted two (2) successive options (the first such option, the "First Renewal Option" and the second such option, the "Second Renewal Option," each individually, a "Renewal Option," and such options collectively, the "Renewal Options") to renew the Initial Term as to all (but not part) of the Leased Premises (including, except as provided in Section 7.2, any space added to the Leased Premises pursuant to Section 7.2) for a period of five (5) years each (each individually, a "Renewal Term" and collectively, the "Renewal Terms"), but in no event to exceed a maximum period in the aggregate of ten (10) additional years.  The first Renewal Term (the "First Renewal Term") shall commence at the expiration of the Initial Term and the second Renewal Term (the "Second Renewal Term") shall commence at the expiration of the First Renewal Term.  Tenant must furnish Landlord with written notice of its intent to exercise the Renewal Option no later than eleven (11) months prior to the expiration of the Initial Term or the First Renewal Term, as applicable (the "Intent Notice").  If Tenant timely delivers the Intent Notice to Landlord, Landlord shall no later than ten (10) months prior to the expiration of the Initial Term or the First Renewal Term, as applicable, deliver to Tenant written notice of the Market Base Rental Rate (defined below) as of the commencement of the applicable Renewal Term and the Parking Rental for the Parking Permits (if applicable pursuant to subsection (b)(iii) below).  If Tenant timely furnished the Intent Notice to Landlord as provided above, Tenant may exercise the applicable Renewal Option by delivering written notice of such election (the "Election Notice") to Landlord no later than thirty (30) days after receipt of Landlord's notice of the Market Base Rental Rate.  If Tenant timely delivers the Intent Notice and the Election Notice to Landlord, but at any time prior to the commencement of the applicable Renewal Term an Event of Default has occurred, Landlord, at its sole option during the continuance of such Event of Default, may terminate Tenant's election to exercise such Renewal Option and such Renewal Option and the subsequent Renewal Option (if any) shall expire and thereafter shall not be exercisable by Tenant and Tenant shall have waived forever its right to renew and extend the Term.  If Tenant fails to timely exercise the applicable Renewal Option by failing to timely deliver the Intent Notice or the Election Notice as provided above, the applicable Renewal Option and the subsequent Renewal Option (if any) shall terminate automatically, and Tenant shall have waived forever its right to renew and extend the Term.

(b)           The renewal of this Lease pursuant to the exercise of the Renewal Option shall be upon the same terms and conditions of this Lease (including, without limitation, Tenant's obligation to pay the Base Rental Adjustment), except:

(i)           the Base Rental Rate for the Leased Premises during the applicable Renewal Term shall be the sum of (A) ninety-five percent (95%) of the Market Base Rental Rate for such Renewal Term as of the commencement of the Renewal Term, plus (B) the Basic Cost Component for such Renewal Term (as adjusted by clause (ii) below); however, in no event shall the Base Rental Rate during such Renewal Term be less than the Base Rental Rate (as adjusted pursuant to Section 3.2(b)(i) of this Lease) Tenant is obligated to pay under this Lease immediately prior to the commencement of such Renewal Term.  The Base Rental Rate during such Renewal Term shall be subject to increase as provided in Section 3.2(b) of this Lease and Tenant shall be obligated to pay the Base Rental Adjustment pursuant to Section 3.2(b) of this Lease (taking into account the adjusted Basic Cost Component pursuant to clause (ii) below);

(ii)           the Basic Cost Component (as defined in Section 3.2(b)(i) of this Lease) shall be amended for the applicable Renewal Term to equal the Expense Stop (defined below).  As used in this clause (ii), "Expense Stop" shall mean Landlord's determination of the Basic Costs (on a per square foot of Net Rentable Area basis) for the calendar year in which such Renewal Term commences;

(iii)           at the time of the Tenant's exercise of a Renewal Option, if Landlord is charging any tenants then entering into leases for office space in the Building for parking spaces in the Garage, Tenant shall pay Landlord, as Parking Rental, a monthly amount equal to the rates charged by Landlord or the operator of the Garage for parking in such location (taking into account whether such parking spaces are for regular or executive parking spaces) for monthly contract parking in the Garage multiplied by the number of Parking Permits leased by Tenant pursuant to this Lease, which Parking Rental shall be payable as provided in Section 6.15(b) of this Lease;

(iv)           Tenant shall have no option to renew this Lease beyond the First Renewal Term if Tenant fails to exercise the Second Renewal Option as provided above, or, in any event, beyond the Second Renewal Term; and

(v)           the leasehold improvements will be provided in their then-existing condition (on an "as is" basis) at the time the applicable Renewal Term commences and Tenant shall not be entitled to any construction, buildout or other allowances with respect to the Leased Premises during such Renewal Term.

(c)           As used in this Lease, "Market Base Rental Rate" shall mean Landlord's determination of the market annual net rental rate (exclusive of expense pass through additions, whether characterized as such or not, and exclusive of any portion of "base rentals" attributable to expenses or to an "expense stop") per square foot of Net Rentable Area for the applicable space and for the time period as to which such rate is being determined, that a willing tenant would pay and a willing landlord would accept, in arm's length bona fide negotiations (taking into consideration all relevant factors including, without limitation, the following factors: rent being charged in other first-class office buildings located in Houston, Texas, for leases then being entered into for comparable space to the Leased Premises in the comparable elevator bank for which the Market Base Rental Rate is being determined; location, quality, amenities, age and reputation of the buildings in which the space being compared is located; use and size of the space under comparison; location and/or floor level of the subject space and any comparison space within their respective buildings, including view, elevator lobby exposure, etc.; definition of "net rentable area" applicable to the spaces; distinction (if any) between "gross" and "net" rental rates and type, base year or dollar amount for escalation purposes (both operating costs and real estate taxes) if the comparison is on a "gross" lease basis; any other adjustments (including through use of an index) to base rental; extent of services provided or to be provided; extent and condition of leasehold improvements in the subject space and in any comparison space; cost to tenant of relocating from the subject space to any alternative space or savings from not moving to alternative space; abatements pertaining to the subject space and to any comparison space (including with respect to base rental, operating expenses and/or real estate taxes); inclusion of parking charges in rental, if applicable; lease takeovers/assumptions by the landlord of the comparison space, if applicable; moving allowances granted, if any; relocation allowances granted, if any; club memberships granted, if any; construction, refurbishment and repainting allowances granted, if any; any other concessions or inducements; term or length of lease of subject space and of any comparison space; overall creditworthiness of Tenant and lessees in comparable space; the time the particular rental rate under consideration was agreed upon and became or is to become effective; and payment of a leasing commission, fees, bonuses or other compensation whether to Tenant's representatives or to Landlord, or to any person or entity affiliated with Tenant or Landlord, or otherwise).  Landlord and Tenant agree that bona fide written offers to lease comparable space located in the Building from third parties may be used as a factor in determining the Market Base Rental Rate.

(d)           Tenant may not assign the Renewal Option and no sublessee or assignee of Tenant may exercise the Renewal Option except as expressly provided for under Section 5.4(d) of this Lease.

7.2           RIGHT OF REFUSAL.

(a)           Landlord hereby grants to Tenant an ongoing right of refusal (the "Right of Refusal") during the Term to include under this Lease all or any portion of the space which consists of the entirety of Floor 25 of the Building, approximately 10,363 square feet of Net Rentable Area on Floor 29 of the Building and approximately 16,451 square feet of Net Rentable Area on Floor 30 of the Building, as identified on Exhibit G attached hereto, not already a part of the Leased Premises at the time of such election (the "Expansion Space"), subject to and upon the terms and conditions set forth in this Section 7.2.  Notwithstanding anything to the contrary contained in this Lease, the Right of Refusal shall not apply to, and Landlord shall not be obligated to comply with this Section 7.2 with respect to, any Expansion Space for which the Refusal Space Rental Commencement Date (defined below) would occur later than nine (9) months prior to the expiration of the Term.

(b)           Notwithstanding anything to the contrary contained herein, Tenant's Right of Refusal is and shall be subject and subordinate to any renewal rights, expansion rights, rights of refusal, rights of offer or similar rights or options (i) now held by any tenant occupying space in the Building, or (ii) hereafter granted to any tenant occupying any space in the Building under a lease (and any extensions or renewals thereof or substitutions therefor) with respect to which (x) Tenant had the right (as Tenant received the Refusal Notice [defined below] with respect thereto from Landlord) but did not timely exercise its Right of Refusal, or (y) Tenant would have had the right to exercise the Right of Refusal except for the existence of an Event of Default (the "Superior Rights").

(c)           Subject to the provisions of subsections (a) and (b) above, if at any time during the Term (i) (A) Landlord has received a bona fide offer from another prospective new tenant desirous of leasing all or any portion of the Expansion Space which Landlord is willing and intends to accept, or (B) Landlord makes a bona fide proposal to another prospective new tenant for the lease of all or a portion of the Expansion Space (the applicable offer hereinafter the "Offer"), and this Lease is then in full force and effect and an Event of Default is not then in existence under this Lease, then Landlord shall offer to Tenant in writing (the "Refusal Notice") the right to include all (and not a portion) of that portion of the Expansion Space subject to the applicable Offer (such portion of the Expansion Space subject to the applicable Offer, hereinafter the "Refusal Space") as a part of the Leased Premises under this Lease upon all of the terms and conditions of this Lease except as otherwise set forth below.  The Refusal Notice shall identify the Refusal Space, the term the Refusal Space is available for lease by Tenant, the date upon which the Refusal Space is expected to be delivered, the Market Base Rental Rate for such Refusal Space as of the date the Refusal Space is scheduled to be delivered to Tenant and whether parking rental is payable with respect to any parking permits contained in such Offer.  Tenant shall exercise its Right of Refusal (the "Election"), if at all, provided an Event of Default is not then in existence, by delivering written notice to Landlord within ten (10) days after the date the Refusal Notice is received by Tenant (the "Refusal Election Period").

At any time during the Refusal Election Period and prior to Landlord's receipt of the Election, Landlord may have discussions with other prospective tenants with respect to the Refusal Space.  The Right of Refusal with respect to each portion of the Expansion Space is a continuing right; however, if Tenant does not exercise such Right of Refusal prior to the expiration of the Refusal Election Period, or fails to deliver written notice of the Election as provided above, Tenant shall be deemed to have not exercised the Right of Refusal as to the applicable Refusal Space and Landlord may thereafter lease all of the applicable Refusal Space to any tenant without regard to Tenant's rights under this Section 7.2.  Notwithstanding the foregoing, if Tenant does not exercise, or is deemed not to have exercised, the Right of Refusal prior to the expiration of the Refusal Election Period and subsequently Landlord does not lease the applicable Refusal Space within six (6) months after the expiration of such Refusal Election Period, Landlord shall again comply with this Section 7.2 prior to entering into a lease for the Refusal Space with another tenant.  Notwithstanding the foregoing, the provisions of the Right of Refusal shall continue to be in effect as to the portion, if any, of the then existing Expansion Space not covered by the Offer (subject to the other provisions hereof).  If such Refusal Space is leased to a tenant and, thereafter during the Term, such tenant does not renew or extend its lease or enter into a new lease and such space is again available and subject to an Offer, Tenant's Right of Refusal shall be applicable thereto subject to the provisions of subsections (a) and (b) and this subsection (c).  If Tenant timely gives notice of its Election but at any time at or after such Election and prior to the addition of such space to the Leased Premises, an Event of Default has occurred, Landlord, at its sole option during the continuance of such Event of Default, may terminate Tenant's Election and the Right of Refusal with respect to the Refusal Space shall expire and thereafter the Right of Refusal shall not be exercisable by Tenant as to such Refusal Space, and Landlord shall be free to lease such Refusal Space or any portion thereof without restriction pursuant to this Section 7.2.

(d)           The Refusal Space leased by Tenant pursuant to this Section 7.2 shall be leased on and subject to the following terms and conditions:

(i)           The Base Rental Rate for such Refusal Space shall be the sum of (A) the Market Base Rental Rate contained in the Refusal Notice, plus (B) the Basic Cost Component determined in accordance with the following paragraph, provided that during a Renewal Term (if Tenant exercises the Renewal Option in accordance with Section 7.1), occurring after the date the Refusal Space is added to the Leased Premises, that the Base Rental Rate during the Renewal Term shall be determined in accordance with Section 7.1.  Tenant shall be obligated to pay the Base Rental Adjustment as to the Refusal Space leased by Tenant in accordance with Section 3.2(b) of this Lease (taking into account the adjusted Basic Cost Component as to the Refusal Space as provided below) and, without limiting the foregoing, the Base Rental Rate shall be subject to increase thereafter during the Term as provided in Section 3.2(b) of this Lease (as modified below).

The Basic Cost Component (as defined in Section 3.2(b)(i) of this Lease) shall be amended for the Initial Term as to the applicable Refusal Space only to equal the Refusal Expense Stop (defined below) for such Refusal Space.  As used in this clause (i), "Refusal Expense Stop" as to any Refusal Space shall mean Landlord's determination of the Basic Costs (on a per square foot of Net Rentable Area basis) for the calendar year in which the Refusal Space Rental Commencement Date occurs as to such Refusal Space.

(ii)           Any space for which Tenant elects to exercise its Right of Refusal under this Section 7.2 shall become part of the Leased Premises (but not the Initial Leased Premises) and, except to the extent expressly provided to the contrary in this Section 7.2 (including, without limitation, this subsection (d)), shall be subject to the terms of this Lease applicable thereto, without modification, and the term of this Lease shall commence for such Refusal Space upon the earlier to occur of (x) the first date of use or occupancy of all or any portion of the Refusal Space by Tenant for the purpose of conducting its business, or (y) sixty (60) days after the date such space is delivered to Tenant in an "as is" broom clean condition (the "Refusal Space Rental Commencement Date").  Landlord shall not be obligated to make any improvements to the Refusal Space and Tenant shall not be entitled to any construction, buildout or other allowance with respect thereto.

(iii)           The term of this Lease shall expire for the Refusal Space upon the expiration of the Term for the Initial Leased Premises, unless as the result of Superior Rights such space is not available to be leased to Tenant through the expiration of the Term for the Initial Leased Premises (in which event such shorter term specified in the Refusal Notice shall apply to the Refusal Space).  In no event shall this Lease continue in force and effect as to the Refusal Space beyond the termination of this Lease as to the Initial Leased Premises.

(e)           Upon the exercise of any Right of Refusal pursuant to the terms hereof, Tenant and Landlord shall execute an amendment to this Lease in a form mutually agreed to by Landlord and Tenant, each acting reasonably, which amendment shall delineate and describe the portions of the space added to this Lease thereby and otherwise appropriately memorialize the Election.

(f)           Notwithstanding anything to the contrary contained in this Lease, Tenant may not assign a Right of Refusal and no sublessee or assignee of Tenant may exercise a Right of Refusal, in either event except as provided for under Section 5.4(d) of this Lease.

(g)           Landlord shall not be liable for failure to give possession of any Refusal Space by reason of any holding over or retention of possession by any previous tenants or occupants of same, nor shall such failure impair the validity of this Lease.  However, Landlord does agree to use reasonable diligence to deliver possession of the applicable Refusal Space in accordance with the provisions of this Section 7.2.

In Witness Whereof, the parties hereto have executed this Lease as of the Effective Date.

LANDLORD:

PEAK PHOENIX TOWER, L.P.,
a Texas limited partnership

By:           Peak Holdings, Inc.,
a Texas corporation,
its general partner

By: /s/ D. Gregory Scott
Name: D. Gregory Scott
Title: President

TENANT:

PERMIAN MUD SERVICE, INC.,
a Texas corporation

By: /s/ Steven J. Lindley
Name: Steven J. Lindley
Title: President

EXHIBIT A

DESCRIPTION OF LAND

(PHOENIX TOWER)

Description of a 2.1840 acre tract of land (95,134 square feet) being out of Lot Eight (8) of the J.B. Sydnor Addition and a portion of a called 30,416 square foot tract as recorded in Volume 6327, Page 144 of the Harris County Deed Records and a portion of a called 66,983 square foot tract as recorded in Volume 6327, Page 156 of the Harris County Deed Records, situated in the A.C. Reynolds Survey, Abstract No. 61, in the City of Houston, Harris County, Texas, said 2.1840 acre tract of land being more particularly described by metes and bounds as follows with bearings being referenced to the Texas State Plane Coordinate System, South Central Zone:

BEGINNING at a 60 penny nail found in the Northerly right-of-way line of U.S. Highway 59 (Southwest Freeway, 360 feet wide) and at the Southeast corner of a called 32,745 square foot tract as recorded in Volume 8315, Page 142 of the Harris County Deed Records, said point also being the Southwest corner of said 66,983 square foot tract and the herein described tract;

THENCE N 12 deg. 18 min. 43 sec. W, along the East line of said 32,745 square foot tract and the West line of said 66,983 square foot tract, a distance of 370.00 feet to an "X" cut in concrete found in the South line of the Partial Replat of Greenway Plaza, Section One (1) as recorded in Volume 180, Page 1 of the Harris County Map Records, said point being the Northwest corner of the herein described tract;

THENCE N 77 deg. 41 min. 17 sec. E, along the South line of said Partial Replat of Greenway Plaza, Section One (1), a distance of 256.35 feet to an "X" cut in concrete found in the arc of a curve to the right, said point being in the Westerly right-of-way line of Buffalo Speedway (107 feet wide), and being the Northeast corner of the herein described tract;

THENCE Southeasterly along the Westerly right-of-way line of said Buffalo Speedway and the arc of said curve to the right having a radius of 5,672.65 feet, a central angle of 03 deg. 18 min. 11 sec., a chord bearing S 12 deg. 55 min. 12 sec. E, 326.99 feet, a total arc distance of 327.04 feet to an "X" cut in concrete found marking the Northeast cut back corner for the intersection of the Westerly right-of-way line of said Buffalo Speedway and the Northerly right-of-way line of said U.S. Highway 59;

THENCE S 33 deg. 17 min. 52 sec. W, along the cut back line, a distance of 61.50 feet to a 5/8 inch iron rod found in the Northerly right-of-way line of said U.S. Highway 59 and marking the Southwest cut back corner of said intersection;

THENCE S 77 deg. 41 min. 10 sec. W, along the Northerly right-of-way line of said U.S. Highway 59, a distance of 215.87 feet to the POINT OF BEGINNING and containing 2.1840 acres of land.

A-1

EXHIBIT B
FLOOR PLAN OF LEASED PREMISES

EXHIBIT C-1

TENANT IMPROVEMENTS WORK SCHEDULE

1.           Plan Preparation Schedule.

(a)           For purposes of this Exhibit C-1 the terms identified below shall have the following meanings:

"Initial Leased Premises" shall mean the Leased Premises as of the Effective Date (and therefore does not include any space added to the Leased Premises after the Effective Date).

"Building Standard" shall mean such materials and improvements as are currently being used by Landlord in the base Building and the Building Standard Improvements, or materials of comparable quality as may be substituted therefor by Landlord.  The Tenant Improvements must include the Building Standard Improvements (at Tenant's cost, subject to the provisions of Paragraph 2(a) below) and other materials reasonably approved by Landlord.

"Tenant Architect" shall mean O'Neill Hill and Associates, which Tenant Architect is hereby approved by Landlord and shall be employed by Tenant (at Tenant's cost) for the preparation of the Tenant Working Drawings (excluding the Tenant Engineering Drawings).

"Tenant Working Drawings" shall refer to complete sets of plans and specifications (at least three sets of prints and one set of reproducible copies) prepared by Tenant Architect (subject to the provisions of Paragraph 1(b) below as to the Tenant Engineering Drawings if applicable) and approved by Landlord in the form of working drawings identifying the Tenant Improvements for the Initial Leased Premises, including complete sets of detailed architectural, structural, mechanical, electrical and plumbing working drawings for any and all improvements desired by Tenant in the Initial Leased Premises (including the Tenant Engineering Drawings).  The Tenant Working Drawings shall include such written instructions or specifications as may be necessary or required to, and otherwise be in form and substance sufficient to, obtain a bid and secure a building permit from the City of Houston for said improvements to commence in due course.  Landlord shall not be obligated to, and does not, make any warranties to Tenant with respect to the Tenant Improvements, nor shall Landlord be responsible for any of the warranties from the contractors to Tenant.  The Tenant Working Drawings shall be consistent with the Project.  The Tenant Working Drawings shall be complete and shall show the full detailed scope of all work to be performed in the Initial Leased Premises, all of which work must be in compliance with Legal Requirements.

"Tenant Engineering Drawings" shall mean complete sets of fully coordinated Tenant Working Drawings for the structural, mechanical, electrical and plumbing aspects of the Tenant Improvements.

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"Bidding Contractors" shall mean at least two (2) contractor selected by Tenant (subject to Landlord's approval) and two (2) contractors selected by Landlord to be included in the bid process for the Tenant Improvements.

"Tenant Improvements" shall mean all leasehold improvements initially desired by Tenant to be placed in the Initial Leased Premises pursuant to the Construction Contract (defined below).

"Tenant Contractor" shall mean the Bidding Contractor selected by Tenant as the general contractor for the construction of the Tenant Improvements.

(b)           Tenant shall cause the Tenant Working Drawings to be prepared by Tenant Architect; provided, however, the Tenant Engineering Drawings (if necessary) shall be prepared by engineers selected by Landlord.  Tenant Architect shall be responsible for the complete coordination of all architectural and engineering documents, including without limitation, the Tenant Working Drawings.  The cost of preparing the Tenant Working Drawings, including the Tenant Engineering Drawings (if applicable), and any changes or revisions thereto, shall be paid by Tenant.  The Tenant Improvements to be installed in the Initial Leased Premises must comply with applicable laws, which shall be Tenant's responsibility.

Upon completion of the Tenant Working Drawings (including the Tenant Engineering Drawings) and all subsequent revisions thereto, Tenant shall deliver the Tenant Working Drawings or revisions, as applicable, to Landlord for its review and approval.  Tenant must deliver the Tenant Working Drawings to Landlord no later than May 15, 2005. Landlord agrees to review the Tenant Working Drawings (and all subsequent revisions thereto) and to respond to Tenant within five (5) Business Days of receipt of the Tenant Working Drawings (or any revisions thereto) from Tenant, which response shall contain Landlord's approval or sufficient detail to explain Landlord's objections (if any) to such Tenant Working Drawings.  If Landlord fails to respond to Tenant within such five (5) Business Day period, such Tenant Working Drawings shall be deemed approved by Landlord.

(c)           Upon completion of the Tenant Working Drawings, Tenant will submit the completed Tenant Working Drawings (the "Bid Documents") for pricing to the Bidding Contractors subject to Landlord's approval rights as provided above.  Upon receipt of the bids from the Bidding Contractors, Tenant shall resolve changes to the Bid Documents necessary to obtain a building permit, achieve cost savings or otherwise coordinate with the Bidding Contractor selected by Tenant as the Tenant Contractor (and all such changes shall be subject to Landlord's review and approval, which shall not be unreasonably withheld).  Tenant shall cause the revised Bid Documents (the "Revised Bid Documents") to be completed and delivered stamped or labeled as "Issued For Construction."

(d)           Tenant shall be responsible for the actions and omissions of its consultants, employees, architects, engineers, agents, subcontractors and contractors (including without limitation, the Tenant Architect and Tenant Contractor), including without limitation, the costs of any repairs to the Tenant Improvements work or the Project which become necessary due to their activities within the Initial Leased Premises or the Project.

C-1-2

2.           Tenant Improvements Construction.

(a)           Upon delivery of the Initial Leased Premises, Tenant shall administer the construction of the Tenant Improvements in accordance with the Revised Bid Documents and the construction of the Tenant Improvements shall be carried out by the Tenant Contractor.  Tenant shall enter into a construction contract with the Tenant Contractor (the "Construction Contract") and shall be obligated for all payments due to the Tenant Contractor under the Construction Contract.  Notwithstanding anything to the contrary contained herein, in no event shall Landlord be obligated under this Exhibit C-1 for any sums due in connection with the Construction Contract or the installation of the Tenant Improvements (except as provided in Paragraph 6 below).

(b)           After Landlord approves the Tenant Working Drawings, Tenant may make changes in the Tenant Improvements only if Tenant signs a change request for the change and agrees to pay all costs resulting from such change, and then only if Landlord approves the change by signing the change request within two (2) Business Days following receipt thereof by Landlord (which approval shall not be unreasonably withheld or delayed).  As used in this Exhibit C-1, the terms "Tenant Working Drawings," "Bid Documents" and "Revised Bid Documents" include all changes thereto made pursuant to this subparagraph (b).  If Landlord fails to inform Tenant that Landlord will not be signing any change request within such two (2) Business Day period following Landlord's receipt thereof, such change request (and the corresponding change) shall be deemed approved by Landlord.

(c)           Within five (5) days of Landlord's request, Tenant shall furnish Landlord with a written list of Tenant's authorized construction representatives for the Tenant Improvements.  Only the authorized construction representatives on that list are authorized to (i) approve or change the Tenant Working Drawings (including the Tenant Engineering Drawings) or the Revised Bid Documents, (ii) sign any change order, receipt or other document on behalf of Tenant related to the Tenant Improvements, or (iii) take any other action with respect to the construction of the Tenant Improvements permitted to be taken by Tenant hereunder.  Tenant, from time to time, may change or add to the list of authorized construction representatives by giving Landlord written notice of the addition or change.

(d)           LANDLORD SHALL MAKE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TENANT IMPROVEMENTS WORK.  ALL IMPLIED WARRANTIES WITH RESPECT THERETO,  INCLUDING BUT NOT LIMITED TO THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY NEGATED AND WAIVED.  WITHOUT LIMITING THE FOREGOING, LANDLORD SHALL NOT BE RESPONSIBLE FOR FAILURE OF THE TENANT IMPROVEMENTS WORK.  ADDITIONALLY, LANDLORD SHALL NOT BE OBLIGATED TO, AND DOES NOT, MAKE ANY WARRANTIES AND COVENANTS WITH RESPECT TO THE WORK NOR SHALL LANDLORD BE OBLIGATED FOR ANY OF THE WARRANTIES FROM THE TENANT CONTRACTOR TO TENANT.

(e)           Unless Landlord agrees otherwise, the Tenant Contractor and the subcontractors shall not have access to the Initial Leased Premises, or be allowed to commence work therein, until such space has been vacated, the Construction Contract has been executed,

C-1-3

and all authorizations required pursuant to Legal Requirements have been obtained, at which time such access shall be granted subject to the reasonable rules and regulations promulgated by Landlord from time to time governing such contractors.

(f)           At Tenant's option, Tenant may choose to bid the fee and general conditions in order to select a general contractor prior to the completion of the Tenant Working Drawings.  With prior approval of the Landlord, the Tenant Contractor may acquire a demolition permit and begin demolition of the existing interior space prior to completion of the Tenant Working Drawings, and before a building permit is secured for the new construction.  The final Tenant Working Drawings will still be submitted to the Landlord for review and approval before any new construction begins.

3.           Communication Equipment.  It shall be the sole responsibility of Tenant to order, arrange, pay for, and otherwise have installed at the sole cost and expense of Tenant, any communication equipment (including without limitation any telephone and data equipment or any wiring in connection therewith) desired or required as a part of the Tenant Improvements.

4.           Commencement Date.

(a)           As used in this Lease, "Commencement Date" shall mean the date of delivery to Tenant of the Leased Premises in its current, as-is condition.

(b)           Notwithstanding anything to the contrary set forth in this Lease, if the Commencement Date is delayed for any reason (including without limitation, the failure by any current tenant or occupant of any portion of the Initial Leased Premises to vacate any portion of the Initial Leased Premises), Landlord shall not be liable or responsible for any claims, damages or liabilities in connection therewith or by reason thereof, nor shall such delay constitute a default by Landlord hereunder.  Notwithstanding the foregoing, the Term shall not commence as to the Initial Leased Premises until the Commencement Date occurs, and the Base Rental provided for herein shall not commence to be payable until the Rent Commencement Date.

5.           Additional Contractor.  Any contractor employed by Tenant or its contractors (an "Additional Contractor") to perform any other work that is not to be completed by the Tenant Contractor as contemplated by the Construction Contract in connection with the Initial Leased Premises prior to the Rent Commencement Date shall be subject to the following provisions:

(a)           Tenant shall obtain the prior written consent of Landlord as to the qualifications of the Additional Contractor to be used by Tenant, which approval shall not be unreasonably withheld or delayed.

(b)           It shall be Tenant's responsibility to ensure that the Additional Contractor shall (i) conduct its work in such a manner so as not to unreasonably interfere with any other construction  occurring on or in the Building or the Initial Leased Premises; (ii) comply with such reasonable rules and regulations applicable to all work being performed in the Building and uniformly administered as may be promulgated from time to time by Landlord; (iii) maintain such insurance and bonds in full force and effect as may be reasonably requested by Landlord or

C-1-4

as required by Legal Requirements; and (iv) be responsible for reaching agreement with Landlord, as to the terms and conditions for all contractor items relating to conducting its work.  As a condition precedent to Landlord's approving the Additional Contractor pursuant hereto, Tenant and the Additional Contractor shall deliver to Landlord such assurances or instruments as Landlord may reasonably require to evidence the Additional Contractor's compliance or agreement to comply with the provisions of clauses (i), (ii), (iii) and (iv) hereof.  Upon Landlord's approval of the Additional Contractor, subject to the terms hereof, the Additional Contractor may enter the Initial Leased Premises to perform its work.  Landlord retains the right to make periodic inspections to assure conformity of the work of the Additional Contractor with the aforementioned rules and regulations and with the plans and specifications approved by Landlord.

(c)           Tenant shall indemnify and hold harmless Landlord from and against any and all losses, damages, costs (including costs of suits and attorneys' fees), liabilities, or causes of action arising out of or relating to the work of the Additional Contractor, including but not limited to mechanic's, materialman's, construction or other liens or claims (and all costs or expenses associated therewith) asserted, filed or arising out of any such work.  All materialmen, contractors, artisans, mechanics, laborers and other parties hereafter contracting with Tenant for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Initial Leased Premises are hereby charged with notice that they must look solely to Tenant for payment of same and Tenant's purchase orders, contracts and subcontracts in connection therewith must clearly state this requirement.  Without limiting the generality of the foregoing, Tenant shall repair or cause to be repaired at its expense all damage caused by the Additional Contractor, its subcontractors or their employees.  Tenant shall reimburse Landlord for costs incurred by Landlord to repair any damage caused by the Additional Contractor or any costs incurred by Landlord in requiring the Additional Contractor's compliance with the rules and regulations.  Additionally, Tenant shall reimburse Landlord for the costs Landlord may incur to have the base Building engineer review all mechanical, electrical, plumbing and life safety systems installed by the Additional Contractor.

(d)           Tenant, at Tenant's sole cost and expense, shall cause Tenant's architect(s) and/or engineer(s) to prepare a report, in form and substance acceptable to Landlord, for the benefit of Landlord, certifying to the substantial compliance of the work constructed by the Tenant Contractor and the Additional Contractor with the plans and specifications approved by Landlord and submit to Landlord "as built" drawings of the work (including, without limitation, computer-generated mechanical, electrical, structural and architectural CAD files).

(e)           The Additional Contractor shall not perform and, upon the request of Landlord, whether written or oral, the Additional Contractor shall cease to perform, any activity that is disruptive to the conduct of business within the Project.

6.           Construction Allowance.

(a)           Provided a default by Tenant is not in existence, Landlord shall pay Tenant the product of (x) Thirty-five and No/100 Dollars ($35.00), multiplied by (y) the square feet of Net Rentable Area comprising the Initial Leased Premises as of the Commencement Date, in accordance with, and subject to the provisions of, this Paragraph 6 (the "Construction

C-1-5

Allowance").  Landlord agrees to disburse the Construction Allowance to Tenant as such sums are due and payable by Tenant to the Tenant Contractor for the construction of the Tenant Improvements provided the following procedures are satisfied by Tenant: (a) Tenant submits a written request to Landlord at least ten (10) days in advance of the date Tenant requests the funds to be disbursed itemizing the sums to be paid and the work or items covered by such payment, provided that in no event may Tenant submit any such request more than one (1) time in any thirty (30) day period; and (b) Tenant must furnish lien waivers from the Tenant Architect, Tenant Contractor and all Additional Contractors for the sums to be disbursed as to the completed work.  Such lien waivers (other than the final lien waiver) may be provided by Tenant in arrears but prior to the submission of the next funding request by Tenant.

(b)           If the Construction Cost determined as of the date the Construction Contract with the Tenant Contractor has been signed (the "Estimated Construction Cost") is less than the amount of the Construction Allowance, thereafter Landlord agrees to reimburse Tenant or pay directly on Tenant's direction from the Construction Allowance the Additional Construction Costs (defined below) provided (1) Landlord shall not be obligated to disburse any such sums more than once every thirty (30) days and any such disbursement must be simultaneous with the applicable disbursement to the Tenant Contractor provided above, and (2) the amount of such Additional Construction Costs then requested by Tenant does not exceed the difference between the (x) the Construction Allowance and (y) the sum of the Construction Cost for the Tenant Improvements determined as of the date of such disbursement plus any sums previously disbursed by Landlord for Additional Construction Costs.  As used herein, "Additional Construction Costs" shall mean the following costs (to the extent not included in the Construction Cost):  (w) all reasonable out-of-pocket costs for the preparation of the Tenant Working Drawings (including the Tenant Engineering Drawings), interior design and finish schedule plans, drawings and specifications (including any as built drawings), and all other space plans and plans and specifications for the Tenant Improvements, (x) all reasonable out-of-pocket costs of obtaining building permits and other necessary authorizations from the applicable governmental authorities and the payment and performance bond for the Tenant Contractor, (y) the reasonable out-of-pocket expenses of moving to the Initial Leased Premises, and (z) all other reasonable out-of-pocket costs of procuring and installing the Tenant Improvements (including communication equipment) in the Initial Leased Premises.  Tenant must submit reasonable documentation to Landlord supporting such reimbursement or payment at least ten (10) days prior to the proposed disbursement.  Notwithstanding anything to the contrary contained in this Lease, in no event is Landlord obligated to disburse amounts for the Additional Construction Costs to the extent Landlord reasonably believes that the sum of the Construction Cost, the sums previously disbursed by Landlord for Additional Construction Costs and the Additional Construction Costs requested may exceed the Construction Allowance.

(c)           If the Construction Allowance has not been fully disbursed as of the date the last payment is paid to the Tenant Contractor under the Construction Contract (the "Construction Date"), then the unused amount of the Construction Allowance (the "Remaining Allowance") shall be (1) first disbursed to Tenant for any remaining Additional Construction Costs from which the Construction Allowance has not previously been disbursed within ten (10) days after receipt by Landlord of a receipt therefor or other documentation reasonably satisfactory to Landlord evidencing the payment of such amounts by Tenant (which evidence must be forwarded to Landlord within thirty (30) days after the Construction Date (the "Evidence

C-1-6

Date"), and (2) to the extent the Remaining Allowance (if any) is not disbursed to Tenant pursuant to clause (1) above, then such remaining portion of the Remaining Allowance (if any) shall not be disbursed to Tenant and instead shall be held by Landlord to reimburse Tenant for any third-party out-of-pocket costs it may incur in improving the Leased Premises after June 1, 2011 pursuant to Section 5.5 of the Lease, provided such reimbursement shall only be to the extent of the remaining portion of the Remaining Allowance (if any).  As used herein, "Construction Cost" shall mean the aggregate amount of sums due to the Tenant Contractor under the Construction Contract for the construction of the Tenant Improvements in the Initial Leased Premises.  Notwithstanding anything to the contrary contained herein, in no event shall Landlord be obligated under this Paragraph 6 for an amount in excess of the Construction Allowance.

7.           Additional Space.  With respect to space added to the Initial Leased Premises after the Commencement Date, Tenant must install at its cost, in connection with the construction of its leasehold improvements therein, the Building Standard Improvements.  Additionally, Tenant shall be obligated to furnish to Landlord for its approval (which approval shall not be unreasonably withheld) Tenant Working Drawings for any leasehold improvements Tenant desires to install in space added to the Leased Premises after the Commencement Date and to otherwise comply with the provisions of Section 5.5 of this Lease.

8.           Time is of the Essence.  It is stipulated that time is of the essence in connection with Tenant's and Landlord's compliance with the terms of this Exhibit C-1.

C-1-7

EXHIBIT C-2

SCHEDULE OF BUILDING STANDARD IMPROVEMENTS

"Building Standard Improvements" shall mean the following leasehold improvements:

Partitions
One (1) lineal foot of Building Standard type II partition per twelve (12) square feet of Net Rentable Area leased outside the core area in the case of a full floor tenant and the Usable Area for a tenant on a partial floor.  All required partitions will be 5/8" gypsum board, painted with Building Standard colors to be provided by Landlord.

Ceilings	A random fissured, mineral fiber, 2U x 2U lay-in tile supported by an exposed "fine line" grid throughout the Leased Premises.

Lighting Fixtures	One (1) 2' x 4' recessed 3 tube fluorescent lighting fixture with anodized aluminum 18 cell parabolic shaped louvers, including initial lamping, per one hundred (100) square feet of Net Rentable Area.

Duplex Electric Outlets	One (1) duplex wall-mounted convenience outlet for each one hundred twenty (120) square feet of Net Rentable Area.

Telephone Outlets	One (1) telephone wall outlet for each two hundred ten (210) square feet of Net Rentable Area.

Floor Covering	Building Standard commercial grade carpeting throughout the Leased Premises.

Doors	One (1) full height, solid core door with a metal frame and lever handle latch set hardware per three hundred (300) square feet of Net Rentable Area.

Light Switches	One (1) single pole light switch for each three hundred (300) square feet of Net Rentable Area. Group switching will be provided in open areas.

Window Coverings	One inch (1") horizontal aluminum slat mini-blinds for exterior windows throughout the Leased Premises.

Fire Sprinkler Heads
Ceiling mounted fire sprinkler heads throughout the Leased Premises to conform with light hazard occupancy fire protection system design criteria up to one sprinkler per 125 square feet of Net Rentable Area.

C-2-1

EXHIBIT D

CERTIFICATE OF COMMENCEMENT DATE AND RENT COMMENCEMENT DATE

 ______________, 20__

Peak Phoenix Tower, L.P.
c/o Hines Interests Limited Partnership
3200 Southwest Freeway, Suite 100
Houston, Texas  77027
Attn: Property Manager

Gentlemen:

Please refer to that certain Lease Agreement (the "Lease") dated _____________________ by and between Peak Phoenix Tower, L.P., a Texas limited partnership ("Landlord") and the undersigned ("Tenant"), covering office space (the "Leased Premises") in the office building project commonly known as Phoenix Tower located in Harris County, Texas.  Capitalized terms not defined herein shall have the meaning given to such terms in the Lease.  The undersigned hereby certifies, acknowledges and represents the following to you, all as of the date hereof:

1.           The Commencement Date for all purposes under the Lease is _______________.

2.           The Rent Commencement Date for all purposes under the Lease is _______________.

3.           The Expiration Date for all purposes under the Lease is _______________.

4.           The Lease has not been amended except as may be set forth at the end of this letter.

The undersigned hereby agrees that this certificate may be relied upon by Landlord and its lenders and partners, as well as their respective successors and assigns.

Very truly yours,
TENANT:

By:
Name:
Title:

Amendments to Lease:

D-1

AGREED AND ACCEPTED

this _____ day of ______________, 20___.

LANDLORD:

By:
Name:
Title:

D-2

EXHIBIT E

PROJECT RULES & REGULATIONS

1.
Sidewalks, doorways, skyways, vestibules, halls, stairways, elevator lobbies and other similar areas of the Building shall not be used for the storage of materials or disposal of trash, be obstructed by tenants or Landlord, or be used by tenants or Landlord for any purpose other than ingress or egress of the tenant's leased areas or the Building.

2.
Plumbing fixtures and appliances shall be used only for the purposes for which they are designed, and no sweepings, rubbish, rags or other unsuitable materials shall be disposed into them. Damage resulting to any such fixtures proven to result from misuse by a tenant, and not by Landlord's cleaning contractors responsible for cleaning the tenant's leased area and the Building, shall be the liability of said tenant.

3.
No signs, advertisements, graphics or notices shall be painted or affixed on or to any windows, doors or other part of the building visible in or from public corridors, or from outside the Building  without  Landlord's (or Landlord's property manager's) prior written approval. No part of the Project may be defaced by tenants.

4.
Movement in or out of the Building of furniture, office equipment, or any other bulky or heavy materials shall be restricted to such hours as Landlord (or Landlord's property manager) shall reasonably designate. Please refer to the Move-In Policy and the Move-Out Policy for detailed information and requirements.  (Contact the Management Office for a current copy.)  Landlord (or Landlord's property manager) will determine the method and routing of the movement of said items so as to ensure the safety of all persons and property concerned and Tenant shall be responsible for all costs and expenses associated therewith.  Scheduling and advance written notice of intent to move such items must be made to the Landlord (or Landlord's property manager) at least twenty-four (24) hours before the time of such move.

For movement in or out of the Building of portable items which do not require use of dollies or other moving equipment, notice to Landlord (or Landlord's property manager) shall not be required.

5.
All deliveries (including messenger deliveries but excluding deliveries of small hand carried parcels) to a tenant's leased premises shall be made through the freight elevators. Passenger elevators are to be used only for the movement of persons. Delivery vehicles shall be permitted only in such areas as are designated by Landlord, from time to time, for deliveries to the Building. Absolutely no carts or dollies are allowed through the main entrances of the Building or on passenger elevators without the prior written consent of Landlord (or Landlord's property manager).

6.
After-hours removal of hand carried items must be accompanied by an "Equipment Removal Form" or "Property Pass" [to be provided by Landlord (or Landlord's property manager)]. A letter signed by an authorized representative of a tenant on such tenant's letterhead will also be acceptable. A list of persons authorized to sign the Equipment

Removal Form or Property Pass (and any amendments thereto) will be furnished by each tenant to Landlord and Landlord shall be entitled to rely thereon. Each tenant shall have the right to amend such list from time to time upon written notice to Landlord (or Landlord's property manager).

7.
Landlord (or Landlord's property manager) shall have the authority to approve the proposed weight and location of any safes and heavy furniture and equipment, which shall in all cases, stand on supporting devices approved by Landlord in order to distribute the weight.

8.	Corridor doors which lead to common areas of the Building (other than doors opening into the elevator lobby on floors leased entirely to a tenant) shall be kept closed at all times.

9.
Each tenant shall cooperate with Landlord (and Landlord's property manager) in keeping its leased area neat and clean. No tenant shall employ any person for the purpose of such cleaning other than the Building's cleaning and maintenance personnel without prior approval of Landlord (or Landlord's property manager).

10.	All freight elevator lobbies are to be kept neat and clean. The disposal of trash or storage of materials in these areas is prohibited.

11.
Tenants shall not tamper with or attempt to adjust temperature control thermostats in their leased premises and shall not use any additional methods of heating or air-conditioning. Landlord shall promptly respond to each tenant's notices as to, and Landlord (or Landlord's property manager) shall adjust thermostats as required to maintain, the Building standard temperature. Each tenant shall use reasonable efforts to keep all window blinds down and tilted at a 45-degree angle toward the street to help maintain comfortable room temperatures and conserve energy.

12.
Each tenant will comply with all access control procedures necessary both during business hours and after hours and on weekends. Landlord will provide each tenant with prior notice of such access control procedures and any changes thereto promptly.

13.
Tenants are requested to lock all office doors leading to corridors and to turn out all lights at the close of their working day; provided, however, that no tenant shall be responsible to ensure that Landlord's cleaning contractor locks doors and turns out lights after cleaning the tenant's leased premises.

14.
All requests for overtime air conditioning or heating must be submitted in writing to Landlord (or Landlord's property manager) by an authorized representative of the tenant. A list of persons authorized to request such overtime services (and any amendments thereto) will be furnished by the tenant to Landlord and Landlord shall be entitled to rely thereon. Any such request must be made by 4:00 p.m. on the day desired for weekday requests, by 2:00 p.m. Friday for weekend requests and by 2:00 p.m. on the preceding Business Day for holiday requests. Requests made after that time may result in an additional charge to such tenant, if acted upon by Landlord, but Landlord is in no event obligated to act on untimely requests.

15.
No flammable or explosive fluids or materials shall be kept or used within the Building except in areas approved by Landlord, and each tenant shall comply with all applicable building and fire codes relating thereto.

16.
Tenants may not make any modifications, alterations, additions or repairs to their leased premises and may not install any furniture, fixtures or equipment in their leased premises which is in violation of any applicable building and/or fire code governing their leased premises or the Project. The tenant must obtain prior approval from Landlord (or Landlord's property manager) of any such alterations, modifications and additions and shall deliver "as built" plans therefore to Landlord (or Landlord's property manager), upon completion, except as otherwise permitted in the tenant's lease. Such alterations include, but are not limited to, any communication equipment and associated wiring which must meet fire code. The contractor conducting the modifications and additions must be a licensed contractor, is subject to all rules and regulations of Landlord (and Landlord's property manager) while performing work in the Building and must obtain all necessary permits and approvals prior to commencing the modifications and additions.

17.	Except as provided in the Lease, no vending machines of any type shall be allowed in tenant space without the prior written consent of Landlord (or Landlord's property manager).

18.
All locks for doors in each tenant's leased areas shall be Building Standard except as otherwise permitted by Landlord, and no tenant shall place any additional lock or locks on any door in its leased area without Landlord's (or Landlord's property manager's) written consent except as otherwise permitted in such tenant's lease. All requests for duplicate keys shall be made to Landlord (or Landlord's property manager).

19.	No tenant shall interfere in any way with other tenants' (or their visitors') quiet enjoyment of their leased premises.

20.
Landlord (or Landlord's property manager) will not be liable or responsible for lost or stolen money, jewelry or other personal property from any tenant's leased area or public areas of the Building or Project.

21.	No machinery of any kind other than normal office equipment shall be operated by any tenant in its leased area without the prior written consent of Landlord (or Landlord's property manager).

22.
Canvassing, peddling, soliciting and distribution of handbills in the Building (except for activities within a tenant's leased premises which involve only such tenant's employees) is prohibited. Each tenant is requested to notify Landlord (or Landlord's property manager) if such activities occur.

23.	Approval by Landlord (or Landlord's property manager) will be required for the following:

A.	Access to Building mechanical, telephone or electrical rooms (e.g., GTE or Southwestern Bell Telephone employees).

B.	After-hours freight elevator use.

C.	After-hours building access by tenant's contractors. Please note that the tenant will be responsible for contacting Landlord's property manager in advance for clearance of such tenant contractors.

24.
All tenants will refer all contractors, contractors' representatives and installation technicians tendering any service to them to Landlord for Landlord's supervision, approval and control before the performance of any contractual services. This provision shall apply to all work performed in the Building (other than work under contract for installation or maintenance of security equipment or banking equipment), including, but not limited to, installation of telephones, telegraph equipment, electrical devices and attachments, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the Building.

25.
Per City of Houston Code of Ordinances, Article 9 of Chapter 21, the public places within the Building are to be smoke free. This includes but is not limited to the lobbies, elevators, stairwells, restroom facilities, and garage, plaza and breezeway entrances. In addition, the Building shall be a non-smoking building, with no smoking in the Leased Premises or in any other area of the Building, including the exterior portions thereof, provided that Landlord may provide for a smoking area, in which case Tenant shall ensure that its employees smoke only in such smoking area.

26.
Each tenant and his contractors are responsible for removal of trash resulting from large deliveries or move-ins. Such trash must be removed from the Building and Building facilities may not be used for dumping. If such trash is not promptly removed, Landlord (or Landlord's property manager) may cause such trash to be removed at the tenant's sole cost and expense plus a reasonable additional charge to be determined by Landlord to cover Landlord's administrative costs in connection with such removal.

27.	Tenants may not install, leave or store equipment, supplies, furniture or trash in the common areas of the Building (i.e., outside their leased premises).

28.	Each tenant shall provide Landlord's property manager with names and telephone numbers of individuals who should be contacted in an emergency.

29.
Tenants shall comply with the Building life safety program established by Landlord (or by Landlord's property manager), including without limitation fire drills, training programs and fire warden staffing procedures, and shall exercise all reasonable efforts to cause all tenant employees, invitees and guests to comply with such program.

30.
To insure orderly operation of the Building, no ice, mineral or other water, towels, newspapers, etc., shall be delivered to any leased area except by persons appointed or approved by Landlord in writing.

31.
Should a tenant require telegraphic, telephonic, annunciator or other communication service, Landlord will direct the electricians where and how wires are to be introduced and placed and none shall be introduced or placed except as Landlord shall approve. Electric current shall not be used for space heaters, cooking (other than microwave ovens or coffee makers) or heating devices or similar appliances without Landlord's prior written permission.

32.	Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways.

33.
No portion of any tenant's leased area shall at any time be used or occupied as sleeping or lodging quarters, nor shall personnel occupancy loads exceed limits reasonably established by Landlord for the Building.

34.
No vehicles, bicycles, motorcycles, birds, fish, or other type of animals (except wheelchairs or Seeing Eye dogs) shall be brought into or kept in, on or about any tenant's area or any portion of the building without Landlord's prior written permission.

35.
The carrying of firearms of any kind in any leased premises, the building in which such premises are situated, any related garage or any related complex of buildings of which the foregoing are a part, or any sidewalks, drives or other common areas related to any of the foregoing, is prohibited except in the case of unconcealed firearms carried by licensed security personnel hired or contracted for by tenants for security of their premises as permitted by such tenants' leases or otherwise consented to by Landlord in writing.

36.
Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as, in its reasonable judgment, shall, from time to time, be required for the safety, protection, care and cleanliness of the Project, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees.  Such rules and regulations, when made and written notice thereof is given to Tenant, shall be binding upon it in like manner as if originally herein prescribed.

EXHIBIT F

EXCLUSIVE USE PROVISION

10.           Exclusive Use.  Landlord covenants that all other leases for space in the Building which are executed after the date hereof shall prohibit the use of any portion of said leased premises for the retail or discount sale of stocks or bonds, if such business activities constitute fifteen percent (15%) or more of the revenues generated by the business activities conducted in said leased premises.  This covenant and the use restrictions imposed pursuant hereto shall become null and void on the date Morgan Stanley DW Inc. f/k/a Dean Witter Reynolds Inc. ceases to occupy any portion of the Premises.  The rights granted under this Section 10 are personal to Tenant and may not be assigned or subleased.

  F-1

EXHIBIT G

EXPANSION SPACE

 G-1

Appx 10,363 RSF

Phoenix Tower
29th Floor

EXHIBIT G

DN
UP

Appx 16,451 RSF

<u>EXHIBIT G</u>

Phoenix Tower
30th Floor

EXHIBIT H

TECHNICAL STANDARDS

I.	General

All users shall furnish the following to Manager prior to installation of any equipment:

	(i)	Site application.
	(ii)	Copies of FCC licenses/construction permits.
	(iii)	Accurate block diagrams showing operating frequencies, all system components (active or passive) with gains and losses in DB, along with power levels.
	(iv)	Copies of manufacturers' equipment specifications.

The following will not be permitted at the Project without the written consent of Manager, which consent shall not be unreasonably withheld.

	1)	Any equipment without FCC type acceptance.
	2)	Add-on power amplifiers.
	3)	"Hybrid" equipment with different manufacturers' RF strips.
	4)	Open rack mounted receivers and transmitters.
	5)	Equipment with crystal oscillator modules which have not been temperature compensated.
	6)	Digital/analog hybriding in exciters, unless type-accepted.
	7)	Equipment which does not conform to FCC Rules and Regulations.
	8)	Non-continuous duty rated transmitters used in continuous duty applications.
	9)	Transmitter outputs without a harmonic filter and antenna matching circuitry.
	10)	Change in operating frequency(ies).
	11)	Equipment not designed for high-density site applications.
	12)	Ferrite devices looking directly at an antenna.
	13)	Nickel plated connectors.
	14)	Cascaded receiver multicouplers/preamps.
	15)	Active or passive devices "buried" in a ceiling.

II.	Radio Frequency Interference Protective Devices

In general, the following minimum specifications will apply:

30-76 MHZ
Isolators - minimum of 20 DB with bandpass cavity
TX output cavity - minimum of 20 DB rejection @ plus or minus 5 MHZ

130-174 MHZ
Isolators - minimum of 30 DB with bandpass cavity

406-512 MHZ
Isolators - minimum of 90 DB with bandpass cavity

806-866 MHZ
Isolators - minimum of 90 DB with bandpass cavity

866 MHZ - as determined by Manager
It should be emphasized that the above specifications are minimum requirements. Additional protective devices may be required based upon evaluation of the following information:

Theoretical TX mixes, particularly second and third order
Antenna location and type
Combiner/multicoupler configurations
Transmitter specifications
Receiver specifications
Historical problems
Transmitter to transmitter isolation
Transmitter to antenna isolation
Transmitter to receiver isolation
Calculated level of IM products
Transmitter output power
Transmitter ERP
Spectrum analyzer measurements
VSWR measurements
Existing cavity selectivity

III.	Antennas

	1)	Mounted only on posts or other specified mount and only one per mount unless authorized in writing.
	2)	All mounting hardware galvanized or non-corroding metal.
	3)	Tagged with weatherproof labels showing manufacturer, model, frequency range, and owner.
	4)	Bonded with copper braid to building ground system (when ground cable is installed by Owner).
	5)	Connections to be taped with stretch vinyl tape (Scotch #33 or equivalent) and Scotchkoted (including booted pigtails).
	6)	Must meet manufacturer's VSWR specifications.
	7)	Antennas with corroded elements must be repaired or replaced.
	8)	Must be DC grounded type, or have the appropriate lightning protection as determined by Manager.
9)
Unless otherwise authorized by Manager, all antennas must be encased in fiberglass radomes and be painted or impregnated with a color designated by Manager as the standard antenna color for aesthetic uniformity.

	10)	Mounting pipes must be duct such that they do not extend above the antenna mounting sleeve.

IV.	Antenna Mounts

	1)	No welding or drilling on mounts will be permitted.
	2)	2" or greater heavy wall aluminum or galvanized mounting pipes must be used.
	3)	Any corroded hardware must be replaced.

V.	Cable

	1)	All antenna lines to be jacketed heliax (or equivalent), ½" or greater.
	2)	No kinked or cracked cable.
	3)	Any cable fasteners exposed to weather must be nylon ultraviolet resistant type or stainless steel.
	4)	All transmit interconnecting cables/jumpers must be solid copper outer conductor (½" superflex or equivalent), not to exceed 8' in length.
	5)	All receiver intercabling must be 100% shielded coax.
	6)	All receiver cabling must be run in troughs or PVC conduit.
	7)	All inside cable must be run in troughs where provided.
	8)	All unused lines must be tagged at both ends showing termination points.
	9)	All AC line cords must be 3 conductor with grounding plugs.
	10)	Transmission lines must be tied to antenna mounting posts.
	11)	Where no troughs or cable trays exist, all cable must be tied at not less than 3' intervals.
	12)	All antenna transmission lines shall be grounded at both the antenna and equipment ends, with the appropriate grounding kits.

VI.	Connectors

	1)	Must be teflon filled, UHF or N type, including chassis/bulkhead connectors.
	2)	Must be properly fabricated (soldered if applicable) if field installed.
	3)	Must be taped or Scotchkoted at least 4" onto jacket if exposed to weather.
	4)	Male pins must be proper length.
	5)	Female contacts may not be spread.
	6)	Connectors must be plier tight as opposed to hand tight.
	7)	Must be silver plated or brass.
	8)	Must be electrically and mechanically equivalent to OEM connectors.

VII.	Receivers

	1)	No RF preamps permitted in front end unless authorized by Manager.
	2)	All shields must be in place.
	3)	VHF and up must use helical resonator front ends.
	4)	Must meet manufacturer's specifications, particularly with regard to bandwidth, discriminator swing and symmetry, and spurious responses.

	5)	Crystal filters/preselectors/cavities must be installed in RX legs where appropriate.
	6)	All repeater tone squelch circuitry must use "AND" logic.

VIII.	Transmitters

	1)	Must meet original manufacturer's specifications.
	2)	All shields must be in place.
	3)	Must have a visual indication of transmitter operation.
	4)	Must be tagged with Lessee's name, equipment model number, serial number, and operating frequency(ies).
	5)	All low level, pre-driver and driver stages in exiter must be shielded.
	6)	All power amplifiers must be shielded.
	7)	Output power may not exceed 150 watts.

IX.	Combiners/Multicouplers

	1)	Shall at all times meet manufacturer's specifications
	2)	Must be tuned using manufacturer approved procedures.
	3)	Must provide a minimum of 55 DB transmitter to transmitter isolation.
	4)	All power detectors and monitoring devices must not look directly at an antenna.

X.	Cabinets

	1)	All cabinets must be bonded together and to the Owner's ground system (when available).
	2)	All doors must be on or closed.
	3)	All non-original holes larger than 1" must be covered with copper screen or solid metal plates.

XI.	Installation Procedures

	1)	Installation may take place only after Manager has been notified of the date and time, and only during normal working hours unless otherwise authorized.
	2)	Equipment may not be operated until the installation has been approved by Manager, which approval shall not be unreasonably withheld.

XII.	Maintenance/Tuning Procedures

	1)	All external indictor lamps/leds must be working.
	2)	Equipment parameters must meet manufacturers' specifications.
	3)	All cover, shield, and rack fasteners must be in place and securely tightened.
	4)	Local speakers must be turned off except during service.

XIII.	FCC Licensing

	1)	All FCC licenses must be current.

XV.	Interference Diagnosing Procedures

	1)	All licensees must cooperate in a timely fashion with Manager when called upon to investigate a source of interference, whether or not it can be conclusively proven that their equipment is involved.

XIV.	Miscellaneous

	1)	Window blinds must be kept closed to minimize sun heating.
	2)	All installations must be maintained in a neat and orderly manner.
	3)	Doors to equipment and antenna spaces shall be closed and locked at all times.
	4)	Access to equipment and antennas shall be by authorized personnel only, and only for purposes of installation, service or maintenance.

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (this "Amendment") is made and entered into on the 16th day of October, 2007 (the "Effective Date") by and between FSP PHOENIX TOWER LIMITED PARTNERSHIP, a Texas limited partnership ("Landlord"), and PERMIAN MUD SERVICE, INC., a Texas corporation ("Tenant").

WITNESSETH:

WHEREAS, Peak Phoenix Tower, L.P., a Texas limited partnership ("Original Landlord"), and Tenant entered into that certain Lease Agreement dated as of April 28, 2005 (the "Original Lease") with respect to the lease of approximately 51,582 square feet of Net Rentable Area on Levels 27 and 28 (the "Leased Premises") in the office building known as Phoenix Tower in Houston, Texas (the "Building");

WHEREAS, Landlord is the successor in interest to Original Landlord; and

WHEREAS, Landlord and Tenant now desire to amend the Lease to extend the term of the Lease, expand the Leased Premises and to modify certain other provisions of the Lease as set forth herein but not otherwise.

NOW, THEREFORE, for and in consideration of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Landlord and Tenant, intending to be and being legally bound, do hereby agree as follows:

1.           Defined Terms.

All capitalized terms used herein and not defined herein shall have the meaning set forth in the Lease.

2.           Extension of Term.

Pursuant to the Lease, the Term of the Lease expires on July 31, 2015.  Landlord and Tenant have agreed to extend the Term of the Lease subject to the terms and conditions contained in this Amendment.  Article I and Section 2.1 of the Lease shall be amended to provide that the Term of the Lease as to all of the Leased Premises shall be extended and such extended term (the "Extended Term") shall commence on August 1, 2015 (the "Extension Date"), and shall expire as to the entire Leased Premises at 6:00 P.M. on February 28, 2018 (the "Expiration Date").  The extension of the Term pursuant to this Paragraph 2 shall be upon the same terms and conditions contained in the Lease, except as modified in this Amendment, including without limitation, Tenant's obligations to pay Base Rental, Tenant's Basic Cost and Tenant's Basic Cost Adjustment in accordance with Article III of the Lease, as amended by this Amendment.

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3.           Expansion of Leased Premises.

(a)           Commencing on September 1, 2007 (the "Expansion Date"), the Leased Premises shall be automatically expanded to include approximately twenty-six thousand seventy-two (26,072) square feet of Net Rentable Area on Level 25 of the Building, as shown on Exhibit A attached hereto and made a part hereof (the "First Amendment Expansion Premises"); provided that, the Expansion Date shall occur (if at all) no earlier than the date upon which the Washington Mutual Lease Amendment (defined in Paragraph 10 hereof) has been executed, as set forth in Paragraph 10 of this Amendment.  Upon the Expansion Date, the Leased Premises shall contain a total of seventy-seven thousand six hundred fifty-four (77,654) square feet of Net Rentable Area.

(b)           The First Amendment Expansion Premises shall be added to and become part of the Leased Premises for all purposes of the Lease without any further action on behalf of Landlord or Tenant and shall be subject to all of the terms and conditions of the Lease applicable to the Leased Premises, including, without limitation, Tenant's obligation to pay Base Rental and Tenant's Basic Cost Adjustment in accordance with Article III of the Lease, subject to the modifications contained in this Amendment.

(c)           The lease term for all of the First Amendment Expansion Premises shall commence upon the Expansion Date and shall expire on the date upon which the Lease expires as to the remainder of the Leased Premises, as extended by this Amendment.

(d)           As used herein, "First Amendment Expansion Premises I" shall mean the portion of the First Amendment Expansion Premises containing seventeen thousand two hundred eighty-six (17,286) square feet of Net Rentable Area, and "First Amendment Expansion Premises II" shall mean the portion of the First Amendment Expansion Premises containing eight thousand seven hundred eighty-six thousand (8,786) square feet of Net Rentable Area.  First Amendment Expansion Premises I and First Amendment Expansion Premises II collectively make up the First Amendment Expansion Premises.

(e)           As used herein, the "Existing Premises" shall mean the Leased Premises excluding the First Amendment Expansion Premises.

4.           Rent; Conversion to Net Lease.

Landlord and Tenant have agreed to convert the Lease from a "gross lease" to a "net lease."  Commencing on the Expansion Date as to all of the Leased Premises (including the First Amendment Expansion Premises), Tenant's Base Rental, Tenant's Basic Cost and Tenant's Basic Cost Adjustment shall be determined in accordance with the provisions of this Paragraph 4, payable in accordance with the timing and procedures applicable thereto pursuant to Article III of the Lease, and the Lease shall be amended as follows:

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(a)           With respect to the First Amendment Expansion Premises I, subject to this Paragraph 4, from the Expansion Date through and until February 28, 2008, Tenant shall be obligated to pay as Base Rental for the lease and use of the First Amendment Expansion Premises I an annual amount equal to the product of (x) $13.20, multiplied by (y) the number of square feet of Net Rentable Area comprising the First Amendment Expansion Premises I, and no Tenant's Basic Cost or Tenant's Basic Cost Adjustment shall be payable as to First Amendment Expansion Premises I only during this time only.

Thereafter, Tenant shall be obligated to pay as the Base Rental for the lease and use of the First Amendment Expansion Premises I an annual amount equal to the product of (x) the Base Rental Rate for the period set forth below, multiplied by (y) the number of square feet of Net Rentable Area comprising the First Amendment Expansion Premises I:

Period	Base Rental Rate

March 1, 2008 - April 30, 2011	$12.00
May 1, 2011 - April 30, 2016	$15.00
May 1, 2016 - Expiration Date	$17.00

In addition to the Base Rental for the First Amendment Expansion Premises I, commencing on March 1, 2008, Tenant shall be obligated to pay Tenant's Basic Cost and Tenant's Basic Cost Adjustment in accordance with Article III of the Lease, as amended by this Amendment.

(b)           With respect to the First Amendment Expansion Premises II, subject to this Paragraph 4, from the Expansion Date and continuing through and until the Expiration Date, Tenant shall be obligated to pay as the Base Rental for the lease and use of the First Amendment Expansion Premises II an annual amount equal to the product of (x) the Base Rental Rate for the period set forth below, multiplied by (y) the number of square feet of Net Rentable Area comprising the First Amendment Expansion Premises II:

Period	Base Rental Rate

Expansion Date – August 30, 2008	$0.00
September 1, 2008 - April 30, 2011	$13.57
May 1, 2011 - April 30, 2016	$16.57
May 1, 2016 - Expiration Date	$18.57

In addition to the Base Rental for the First Amendment Expansion Premises II, Tenant shall be obligated to pay Tenant's Basic Costs and Tenant's Basic Cost Adjustment in accordance with Article III of the Lease, as amended by this Amendment.

(c)           With respect to the Existing Premises, subject to this Paragraph 4, commencing on the September 1, 2007, Tenant shall be obligated to pay as the Base Rental for the lease and use of the Existing Premises an annual amount equal to the product of (x) the Base Rental Rate for the period set forth below, multiplied by (y) the number of square feet of Net Rentable Area comprising the Existing Premises:

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Period	Base Rental Rate

September 1, 2007 - April 30, 2009	$6.77
May 1, 2009 - April 30, 2011	$8.52
May 1, 2011 - July 31, 2015	$10.52
August 1, 2015 - April 30, 2016	$15.00
May 1, 2016 - Expiration Date	$17.00

(d)           The definitions of "Base Year" and "Basic Cost Component" contained in Article I of the Lease are hereby deleted in their entirety.

(e)           The fifth (5th) sentence of Section 2.1(b) shall be amended by deleting the phrase "Base Rental as adjusted by the Base Rental Adjustment (each as defined in Article III)" and substituting "Base Rental (defined in Section 3.2), Tenant's Basic Cost (defined in Section 3.3), Tenant's Basic Cost Adjustment (each as defined in Section 3.4)" therefor.

(f)           The first (1st) two (2) sentences of Section 3.1(a) of the Lease shall be deleted in their entirety and the following substituted therefor:

"Commencing on the Rent Commencement Date and continuing thereafter throughout the Term, Tenant hereby agrees to pay Base Rental in accordance with this Section 3.1 and Section 3.2, Tenant's Basic Cost in accordance with this Section 3.1 and Section 3.3, and Tenant's Basic Cost Adjustment in accordance with this Section 3.1 and Section 3.4.  Base Rental and Tenant's Basic Cost shall be due and payable in twelve (12) equal monthly installments, subject to adjustment in accordance with Section 3.4, on the first day of each calendar month during the Term (subject to the provisions of subsection (b) below), and Tenant hereby agrees to so pay such rent monthly in advance and without demand to Landlord's address in Section 6.17 (or such other address as may be designated in writing by Landlord from time to time)."

(g)           Section 3.1(b) of the Lease shall be amended as follows:

i.	The phrase "Tenant's Basic Cost" shall be inserted after the words "Base Rental" in the first sentence thereof; and

ii.	The following sentences shall be inserted immediately prior to the last sentence thereof:

"If the Term commences or expires on other than the first day of a calendar year, Tenant's Basic Cost Adjustment shall be prorated for such commencement or expiration year, as the case may be, by multiplying Tenant's Basic Cost Adjustment by a fraction, the numerator of which shall be the number of days of the Term occurring during the commencement or expiration year, as the case may be, and the denominator of which shall be the number of days in said year.  The calculation described in Section 3.4(c) shall be made as soon as possible after the termination of this Lease."

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(h)           The first (1st) sentence of Section 3.1(c) of the Lease shall be amended by inserting the following after the word "rent" in the first (1st) line thereof:

"(including, without limitation, Base Rental, Parking Rental and Tenant's Basic Cost, as adjusted by Tenant's Basic Cost Adjustment)"

(i)           Section 3.2 of the Lease is hereby amended as follows:

i.	Section 3.2(a) of the Lease is hereby amended in accordance with Paragraph 4(b) above.

ii.	Section 3.2(b) of the Lease is hereby deleted in its entirety and is of no further force or effect.

iii.	Section 3.2(c) of the Lease is hereby amended to be Section 3.3(c) and inserted in Section 3.3 as amended herein. All references to Section 3.2(c) in the Lease shall be amended to be Section 3.3(c).

iv.	The reference to "Section 3.2(c)(i) through (xii)" in Section 3.2(c)(e), which shall now be Section 3.3(c)(e), shall be amended to be "Section 3.3(c)(i) through (xii)."

v.	Section 3.2(c)(iv) of the Lease, which shall now be Section 3.3(c)(iv), shall be deleted in its entirety and the following substituted therefor:

"A net management fee paid to the property manager for the management of the Project of three percent (3%) of the gross revenues of the Project (excluding Parking Rental paid by Tenant to Landlord) for such calendar year; (provided, however, in lieu thereof, Landlord may charge Tenant separately, and not as a part of Basic Costs, for a management fee contribution of three percent (3%) of the Base Rental, Tenant's Basic Costs and Tenant's Basic Cost Adjustment payable by Tenant for such calendar year, herein called the “Management Fee Contribution”) and the cost of all maintenance and service agreements for the Project and the equipment therein, including but not limited to, access control service, window cleaning, traffic control, janitorial service, landscape maintenance, and elevator maintenance.  If Landlord so elects to charge Tenant separately for a management fee contribution (and not as a part of Basic Costs) as provided in the parenthetical of the immediately preceding sentence, Basic Costs set forth in this Lease shall be reduced by an amount equal to Tenant's pro rata share of such management fee on a Net Rentable Area basis."

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vi.           Section 3.2(d) of the Lease is hereby amended to be Section 3.4(d) of the Lease and inserted in Section 3.4 as added to the Lease herein.  The reference to "Section 3.2(b)(ii)" in the first sentence thereof shall be amended to be "Section 3.4(c)".  All references to Section 3.2(d) in the Lease shall be amended to be Section 3.4(d).

vii.	Section 3.2(e) of the Lease is hereby amended to be Section 3.3(d) and inserted in Section 3.3 as amended herein. All references to Section 3.2(e) in the Lease shall be amended to be Section 3.3(d).

(j)           Section 3.3 of the Lease is hereby amended to be Section 3.5 of the Lease.  All references to "Section 3.3" in the Lease shall be amended to be "Section 3.5".

(k)           The following shall be inserted in the Lease as Sections 3.3(a) and 3.3(b) as amended herein:

"3.3           TENANT'S BASIC COST.

(a)           "Estimated Basic Costs," as that term is used herein, for any particular calendar year shall be the Basic Costs (defined below) for such calendar year as estimated by Landlord prior to the commencement of such calendar year, which annual estimate may be adjusted, from time to time, by Landlord pursuant to Section 3.4(c).

(b)           "Tenant's Basic Cost," as that term is used herein, shall be computed on a calendar year basis and shall mean Tenant's Percentage Share (defined in Section 3.4(b)) of the Estimated Basic Costs."

(l)           The following shall be inserted in the Lease as Sections 3.4(a), 3.4(b) and 3.4(c):

"3.4           TENANT'S BASIC COST ADJUSTMENT.

(a)           If the actual Basic Costs for any calendar year during the Term exceeds the Estimated Basic Costs for such calendar year, Tenant shall pay to Landlord, as additional Rent for such calendar year, an amount ("Tenant's Basic Cost Adjustment") equal to Tenant's Percentage Share (defined below) of the difference between the actual Basic Costs for that calendar year and the Estimated Basic Costs for that calendar year.

(b)           For purposes of determining Tenant's Percentage Share of Estimated Basic Costs and Tenant's Basic Cost Adjustment, "Tenant's Percentage Share" shall mean that percentage found by dividing the Net Rentable Area of the Leased Premises by the greater of (i) ninety-five percent (95%) of the total Net Rentable Area of the space leased or held for lease in the Building, or (ii) the total Net Rentable Area actually leased in the Building.

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(c)           No later than June 1 of each calendar year during Tenant's occupancy, or as soon thereafter as reasonably practicable, Landlord shall provide Tenant a statement of the actual Basic Costs for the previous calendar year or partial calendar year, as applicable, occurring during the Term.  If the actual Basic Costs for such calendar year or partial calendar year, as applicable, exceeds Estimated Basic Costs for such calendar year or partial calendar year, as applicable, Tenant shall pay the Tenant's Basic Cost Adjustment to Landlord within thirty (30) days of the delivery of an invoice therefor (the "Annual Reconciliation Payment").  If Estimated Basic Costs exceeds actual Basic Costs for such calendar year or partial calendar year, as applicable, then, within thirty (30) days of sending the annual statement, Landlord, at its option, shall either pay to Tenant or credit against the Base Rental next coming due the excess of Tenant's Percentage Share of Estimated Basic Costs actually paid by Tenant over Tenant's Percentage Share of actual Basic Costs for such calendar year or partial calendar year, as applicable.  At the time Landlord delivers such statements, or at any time thereafter but no more than twice during each calendar year, Landlord also may deliver to Tenant a revised Estimated Basic Costs statement for the current calendar year, in which case, Tenant's Basic Cost for such calendar year shall be adjusted accordingly, effective as of the date of the next regularly scheduled monthly payment of Base Rental due hereunder that is due at least thirty (30) days after the date of such statement so that the remaining monthly payments of Tenant's Basic Cost, as adjusted, when added to the payments of Tenant's Basic Cost already made, will be equal to the amount of Tenant's Basic Cost for such calendar year or partial calendar year, as applicable, as determined by using Landlord's revised Estimated Basic Costs."

(m)           Section 4.1(a)(iv) of the Lease shall be amended by deleting the phrase "Basic Cost Component set forth in Section 3.2(b)(i)" and substituting the phrase "Tenant's Basic Cost" therefor.

(n)           Section 5.4(b)(4) of the Lease shall be amended by deleting the phrase "Base Rental as adjusted by the Base Rental Adjustment" therein and substituting the phrase "Base Rental and Tenant's Basic Cost (as adjusted by Tenant's Basic Cost Adjustment)" therefor.

(o)           Section 6.4 of the Lease shall be amended by deleting the phrase "Base Rental and Base Rental Adjustment" therein and substituting the phrase "Base Rental and Tenant's Basic Cost (as adjusted by Tenant's Basic Cost Adjustment)" therefor.

5.           Parking.

(a)           As of the Expansion Date, the Section 6.15(a) and Section 6.15(b) of the Lease shall be deleted in their entirety and the following substituted therefor:

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    "(a)           At all times during the Term, Landlord agrees to furnish and Tenant agrees to pay for and lease, permits to park up to two hundred thirty-six (236) vehicles on an unassigned basis (the "Unassigned Permits") in the Garage and fifteen (15) reserved spaces designated by Landlord from time to time in the Garage ("Reserved Permits").  No specific spaces in the Garage are to be assigned to Tenant for the Unassigned Permits, but Landlord may designate the area in which the vehicles with Unassigned Permits may be parked, which designations may change from time to time.  Additionally, Landlord will designate a specific space in the Garage for each Reserved Permit, if any, to be issued by Landlord to Tenant as provided herein, which designated space may be changed by Landlord from time to time.  Landlord will issue to Tenant the aforesaid number of parking stickers and/or cards each of which will authorize parking in the Garage of a vehicle on which the sticker is displayed, or Landlord will provide a reasonable alternative means of identifying and controlling vehicles authorized to be parked in the Garage.  Notwithstanding the foregoing, Landlord shall have the right to relocate up to thirty-eight (38) of the Unassigned Permits leased pursuant to this paragraph to the Camden Garage upon thirty (30) days written notice to Tenant, and the Parking Rental for such relocated Unassigned Permits shall be the then prevailing market rate (as may be determined by Landlord from time to time in its sole discretion) for such additional Unassigned Permits in comparable garages in metropolitan Houston, Texas.

(b)           As rental ("Parking Rental") for the Unassigned Permits and the Reserved Permits (collectively, the "Parking Permits"), Tenant covenants and agrees to pay Landlord commencing on the Rent Commencement Date and continuing thereafter throughout the Term, as additional rental hereunder, the prevailing market rate (as may be determined by Landlord from time to time in its sole discretion) for such Parking Permits in comparable garages in metropolitan Houston, Texas, which rate is as of the Effective Date deemed to be (i) the sum of $45.00 per month (plus any applicable sales tax) for each of the Unassigned Permits to be issued by Landlord as herein provided, and (ii) the sum of $75.00 per month (plus any applicable sales tax) for each of the Reserved Permits to be issued by Landlord as herein provided, such sums to be payable monthly in advance on the first day of each and every month during the Term, and a pro rata portion of such sum shall be payable for any partial calendar month in the event the Lease commences (or ends) on a date other than the first (or last) day of a calendar month.  Tenant's obligation to pay the Parking Rental shall be considered an obligation to pay Rent for all purposes hereunder and shall be secured in like manner as is Tenant's obligation to pay Rent.  Notwithstanding anything to the contrary provided herein, (i) the Parking Rental as to eighty-one (81) of the Unassigned Permits only shall abate from September 1, 2007 through and until December 31, 2007, and (ii) the Parking Rental as to one hundred sixty-five (165) of the Unassigned Permits only shall be the sum of $15.00 per month (plus any applicable sales tax) and the Parking Rental as to the Reserved Permits shall be the sum of $25.00 per month (plus any applicable sales tax) through July 31, 2015; commencing on August 1, 2015 the Parking Rental for such Unassigned Permits and the Reserved Permits shall be at the prevailing market rate as set forth in the first sentence of this Section 6.15(b)."

(b)           As of the Expansion Date, the following sentence shall be added to the end of Section 6.15(e):

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"Notwithstanding the foregoing, Landlord shall have the right to relocate any Unassigned Permits leased pursuant to this paragraph above the ratio of 2.4 vehicles for each one thousand (1,000) square feet of Net Rentable Area contained in the Refusal Space to the Camden Garage upon thirty (30) days written notice to Tenant."

6.           Renewal Options.  As of the Expansion Date, Sections 7.1(a) and (b) of the Lease shall be amended and restated in their entirety as follows:

"(a)           So long as an Event of Default is not then continuing and subject to the provisions of this Section 7.1, Tenant is hereby granted two (2) successive options (the first such option, the "First Renewal Option" and the second such option, the "Second Renewal Option," each individually, a "Renewal Option," and such options collectively, the "Renewal Options") to renew the Initial Term as to all (but not part) of the Leased Premises (including, except as provided in Section 7.2, any space added to the Leased Premises pursuant to Section 7.2 for a period of five (5) years each (each individually, a "Renewal Term" and collectively, the "Renewal Terms"), but in no event to exceed a maximum period in the aggregate of ten (10) additional years.  The first Renewal Term (the "First Renewal Term") shall commence at the expiration of the Initial Term and the second Renewal Term (the "Second Renewal Term") shall commence at the expiration of the First Renewal Term.  Tenant must furnish Landlord with written notice of its intent to exercise the Renewal Option no later than eleven (11) months prior to the expiration of the Initial Term or the First Renewal Term, as applicable (the "Intent Notice").  If Tenant timely delivers the Intent Notice to Landlord, Landlord shall no later than ten (10) months prior to the expiration of the Initial Term or the First Renewal Term, as applicable, deliver to Tenant written notice of the Market Base Rental Rate (defined below) as of the commencement of the applicable Renewal Term and the Parking Rental for the Parking Permits (if applicable pursuant to subsection (b)(ii) below).  If Tenant timely furnished the Intent Notice to Landlord as provided above, Tenant may exercise the applicable Renewal Option by delivering written notice of such election (the "Election Notice") to Landlord no later than thirty (30) days after receipt of Landlord's notice of the Market Base Rental Rate.  If Tenant timely delivers the Intent Notice and the Election Notice to Landlord, but at any time prior to the commencement of the applicable Renewal Term an Event of Default has occurred, Landlord, at its sole option during the continuance of such Event of Default, may terminate Tenant's election to exercise such Renewal Option and such Renewal Option and the subsequent Renewal Option (if any) shall expire and thereafter shall not be exercisable by Tenant and Tenant shall have waived forever its right to renew and extend the Term.  If Tenant fails to timely exercise the applicable Renewal Option by failing to timely deliver the Intent Notice or the Election Notice as provided above, the applicable Renewal Option and the subsequent Renewal Option (if any) shall terminate automatically, and Tenant shall have waived forever its right to renew and extend the Term.

(b)           The renewal of this Lease pursuant to the exercise of the Renewal Option shall be upon the same terms and conditions of this Lease (including, without limitation, Tenant's obligation to pay Tenant's Basic Cost and Tenant's Basic Cost Adjustment), except:

i.
the Base Rental Rate for the Leased Premises during the applicable Renewal Term shall be ninety-five percent (95%) of the Market Base Rental Rate for such Renewal Term as of the commencement of the Renewal Term; however, in no event shall the Base Rental Rate during such Renewal Term

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be less than the Base Rental Rate Tenant is obligated to pay under this Lease immediately prior to the commencement of such Renewal Term.  Tenant shall be obligated to pay the Tenant's Basic Cost and Tenant's Basic Cost Adjustment pursuant to Article III of this Lease;

ii.
at the time of the Tenant's exercise of a Renewal Option, if Landlord is charging any tenants then entering into leases for office space in the Building for parking spaces in the Garage, Tenant shall pay Landlord, as Parking Rental, a monthly amount equal to the rates charged by Landlord or the operator of the Garage for parking in such location (taking into account whether such parking spaces are for regular or executive parking spaces) for monthly contract parking in the Garage multiplied by the number of Parking Permits leased by Tenant pursuant to this Lease, which Parking Rental shall be payable as provided in Section 6.15(b) of this Lease;

iii.
Tenant shall have no option to renew this Lease beyond the First Renewal Term if Tenant fails to exercise the Second Renewal Option as provided above, or, in any event, beyond the Second Renewal Term; and

iv.
the leasehold improvements will be provided in their then-existing condition (on an "as is" basis) at the time the applicable Renewal Term commences and Tenant shall not be entitled to any construction, buildout or other allowances with respect to the Leased Premises during such Renewal Term."

7.           Right of Refusal.  As of the Expansion Date, Sections 7.2(a), (b) and (d) of the Lease shall be amended and restated in their entirety as follows:

"(a)           Landlord hereby grants to Tenant an ongoing right of refusal (the "Right of Refusal") during the Term to include under this Lease all or any portion of the space which consists of the entirety of Floor 24, Floor 26 and Floor 29 and approximately 16,451 square feet of Net Rentable Area on Floor 30 of the Building as identified on Exhibit C attached hereto, not already a part of the Leased Premises at the time of such election (the "Expansion Space"), subject to and upon the terms and conditions set forth in this Section 7.2.  Notwithstanding anything to the contrary contained in this Lease, the Right of Refusal shall not apply to, and Landlord shall not be obligated to comply with this Section 7.2 with respect to, any Expansion Space for which the Refusal Space Rental Commencement Date (defined below) would occur later than nine (9) months prior to the expiration of the Term.

(b)           Notwithstanding anything to the contrary contained herein, Tenant's Right of Refusal is and shall be subject and subordinate to any renewal rights, expansion rights, rights of refusal, rights of offer or similar rights or options (i) now held by any tenant occupying space in the Building, or (ii) hereafter granted to any tenant occupying any space in the Building under a lease (and any extensions or renewals thereof or substitutions therefor) with respect to which (x) Tenant had the right (as Tenant received the Refusal Notice [defined below] with respect thereto from Landlord) but did not timely exercise its Right of Refusal, or (y) Tenant would have had the right to exercise the Right of Refusal except for the existence of an Event of Default (the "Superior Rights").

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(d)           The Refusal Space leased by Tenant pursuant to this Section 7.2 shall be leased on and subject to the following terms and conditions:

i.
The Base Rental Rate for such Refusal Space shall be the Market Base Rental Rate contained in the Refusal Notice, provided that during a Renewal Term (if Tenant exercises the Renewal Option in accordance with Section 7.1, occurring after the date the Refusal Space is added to the Leased Premises, that the Base Rental Rate during the Renewal Term shall be determined in accordance with Section 7.1.  Tenant shall be obligated to pay Tenant's Basic Cost and Basic Cost Adjustment as to the Refusal Space leased by Tenant in accordance with Article III of this Lease.

ii.
Any space for which Tenant elects to exercise its Right of Refusal under this Section 7.2 shall become part of the Leased Premises (but not the Initial Leased Premises) and, except to the extent expressly provided to the contrary in this Section 7.2 (including, without limitation, this subsection (d)), shall be subject to the terms of this Lease applicable thereto, and the term of this Lease shall commence for such Refusal Space upon the earlier to occur of (x) the first date of use or occupancy of all or any portion of the Refusal Space by Tenant for the purpose of conducting its business, or (y) sixty (60) days after the date such space is delivered to Tenant in an "as is" broom clean condition (the "Refusal Space Rental Commencement Date").  Landlord shall not be obligated to make any improvements to the Refusal Space and Tenant shall not be entitled to any construction, buildout or other allowance with respect thereto.

iii.
The term of this Lease shall expire for the Refusal Space upon the expiration of the Term for the Initial Leased Premises, unless as the result of Superior Rights such space is not available to be leased to Tenant through the expiration of the Term for the Initial Leased Premises (in which event such shorter term specified in the Refusal Notice shall apply to the Refusal Space).  In no event shall the Lease continue in force and effect as to the Refusal Space beyond the termination of the Lease as to the Initial Leased Premises."

8.           Rooftop Cooling System.

Landlord and Tenant acknowledge and agree that Landlord will make available to Tenant space on the roof of the Building containing approximately fifty-three (53) square feet for purposes of the installation and use of an independent cooling system, which exact location Landlord shall identify in its sole discretion.  Such independent cooling system shall be considered "Additional Electrical Equipment" as such term is defined in Section 4.1(v) of the Lease, and the installation, use and maintenance of such equipment shall comply with all the terms of the Lease related thereto.  Commencing on the Expansion Date, Tenant shall pay a monthly amount equal to Five Hundred Thirty and No/100 Dollars ($530.00) in the manner required for the payment of Rent under the Lease.  Upon termination of the Lease, Tenant shall be required to remove the cooling system and related equipment at its sole cost.

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9.           Condition of First Amendment Expansion Premises.

Tenant has made a complete examination and inspection of the First Amendment Expansion Premises and accepts the same in its current condition, as-is, without recourse to Landlord, and Landlord shall have no obligation to complete any improvements to the First Amendment Expansion Premises or to provide any allowances with respect thereto.  ADDITIONALLY, LANDLORD SHALL MAKE NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE LEASEHOLD IMPROVEMENTS IN THE FIRST AMENDMENT EXPANSION PREMISES.  ALL IMPLIED WARRANTIES WITH RESPECT THERETO, INCLUDING BUT NOT LIMITED TO THOSE OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXPRESSLY NEGATED AND WAIVED.

10.           Contingency.

Landlord and Tenant expressly agree that this Agreement is subject to and contingent upon Landlord and Washington Mutual Bank, a federal association ("WaMu"), entering into that certain Fifth Amendment to Lease Agreement ("WaMu Lease Amendment"), whereby WaMu's lease of the First Amendment Expansion Premises is terminated, on terms satisfactory to Landlord in its sole discretion.  If the WaMu Lease Amendment is not fully executed and delivered by each of Landlord and WaMu, each acting in their sole discretion, within forty-five (45) days after the Effective Date, this Amendment shall terminate automatically and be of no further force and effect.

11.           Mold.

Tenant, at its sole cost and expense, will regularly monitor the Leased Premises for the presence of mold or any conditions that reasonably can be expected to give rise to mold, such as by way of example but not limitation, water damage, mold growth, repeated complaints of respiratory ailments or eye irritation by persons occupying the Leased Premises or any notice from a governmental authority of complaints of indoor air quality at the Leased Premises.  If Tenant discovers the existence of any mold or conditions referred to above, Tenant will notify Landlord and retain an industrial hygienist or other professional mold consultant to conduct an inspection and prepare a report for Tenant and Landlord.  If the inspection report concludes that mold is present in the Leased Premises and such presence is not due to actions, omissions or negligence of Landlord, Tenant will be responsible for the cost of such inspection and the cost of remediation.  If the inspection report concludes that mold is present in the Leased Premises due to actions, omissions or negligence of Landlord, Landlord will be responsible for the cost of such inspection and the cost of remediation to the extent of Landlord’s responsibility for the presence of mold at or within the Leased Premises. Any  remediation plan will be subject to the approval of Landlord, which approval will not be unreasonably withheld or delayed.  If the inspection report concludes that mold is present in the Leased Premises, Tenant will hire a contractor that specializes in mold remediation to prepare a remediation plan for the Leased Premises.  Upon Landlord’s approval of the plan, the contractor will promptly carry out the work contemplated in

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the plan in accordance with applicable laws.  To the extent required by applicable state or local health or safety requirements, occupants and visitors to the Leased Premises will be notified of the conditions and the schedule for the remediation. Landlord will have a reasonable opportunity to inspect the remediated portion of the Leased Premises after completion of the remediation. The contractor performing the remediation will provide a written certification to Landlord and Tenant that the remediation has been completed in accordance with applicable laws.

12.           OFAC.

(a)           Background:  Pursuant to United States Presidential Executive Order 13224, entitled "Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism" (the "Executive Order"), and other related regulations, statutes and executive orders of the Office of Foreign Assets Control ("OFAC") of the U.S. Department of the Treasury, U.S. persons and entities are prohibited from transacting business with persons or entities who, from time to time, are determined to have committed, or to pose a risk of committing or supporting terrorist acts, narcotics trafficking, money laundering and related crimes.  Those persons and entities are identified on a list of Specially Designated Nationals and Blocked Persons (the "List"), published and regulated by OFAC.  The names, including aliases, of these persons or entities ("Blocked Persons") are updated frequently.  In addition, OFAC enforces other Executive Orders which, from time to time, impose restrictions on transactions with, or involving, certain countries.

(b)           Certification:  Tenant represents and warrants that (i) neither Tenant nor any person or entity that directly owns 10% or greater equity interest in it nor any of its officers, directors or managing members is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Blocked Persons List) or under the Executive Order or other governmental action; (ii) Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the U.S. Department of the Treasury as a terrorist, a Blocked Person on the List, or other banned or blocked person, group, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC and that it is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity or nation; (iii) Tenant's activities do not violate the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the "Money Laundering Act"); and (iv) throughout the Term of the Lease, Tenant shall comply with the Executive Order and the Money Laundering Act.

13.           Notices.

Effective as of the Effective Date, Section 6.17 of the Lease shall be amended by deleting the Landlord notice addresses in their entirety and substituting the following therefor:

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If to Landlord:	FSP Phoenix Tower Limited Partnership c/o Franklin Street Properties Corp. 401 Edgewater Place, Suite 200 Wakefield, MA 01880-6210 Attn: Asset Manager

With a copy to:	Hines Interests Limited Partnership 3200 Southwest Freeway, Suite 1200 Houston, Texas 77027 Attn: Property Manager

14.           Brokerage Commissions.

Landlord and Tenant each warrant to the other that it has not dealt with any broker or agent in connection with the negotiation or execution of this Amendment other than Newmark Knight Frank, whose commissions shall be paid by Landlord pursuant to separate written agreement.  Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

15.           Full Force and Effect.

In the event any of the terms of the Lease conflict with the terms of this Amendment, the terms of this Amendment shall control.  Except as amended hereby, all terms and conditions of the Lease shall remain in full force and effect, and Landlord and Tenant hereby ratify and confirm the Lease as amended hereby.  The Lease, as amended herein, constitutes the entire agreement between the parties hereto and no further modification of the Lease shall be binding unless evidenced by an agreement in writing signed by Landlord and Tenant.

16.           Counterparts.

This Amendment may be executed in multiple counterparts, each of which shall constitute an original instrument, but all of which shall constitute one and the same agreement.

[END OF PAGE; SIGNATURE PAGE FOLLOWS.]

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EXECUTED as of the Effective Date set forth above.

LANDLORD:

FSP PHOENIX TOWER LIMITED PARTNERSHIP,a Texas limited partnership

By:           FSP Property Management LLC,
a Massachusetts limited liability company,
its asset manager

By: /s/ Leo H. Daley Jr.
Name:  Leo H. Daley Jr.
Title: VP - Regional Director

TENANT:

PERMIAN MUD SERVICE, INC.,
a Texas corporation

By:/s/ Steven J. Lindley
Name: Steven J. Lindley
Title: President

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EXHIBIT A

FIRST AMENDMENT EXPANSION PREMISES
26,072 NRA

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EXHIBIT B-1

TENANT IMPROVEMENTS WORK SCHEDULE

The provisions of this Exhibit B-1 shall apply to any and all alterations or physical additions to the Leased Premises (including the First Amendment Expansion Premises).  All alterations and physical additions to the Leased Premises (including the First Amendment Expansion Premises) shall be done at Tenant's sole cost and expense, except as specifically provided in Article III of this Exhibit B-1, and are herein called the "Tenant Improvements".  The Tenant Improvements must include the Building Standard Improvements.  "Building Standard" shall mean such materials and improvements as are currently being used by Landlord in the base Building and the Building Standard Improvements (as defined in Exhibit B-2 attached hereto), or materials of comparable quality as may be substituted therefor by Landlord.  Capitalized terms used herein that are not defined herein shall have the same meaning given to such terms in the Lease.

Article I

Landlord and Tenant Pre-Construction Obligations

1.
Tenant Space Plan.  If Tenant desires to undertake the Tenant Improvements, Tenant will deliver to Landlord a detailed space plan containing the information described in Article V of this Exhibit B-1, together with other relevant information and written instructions relating thereto (said space plan and other information and instructions being herein called the "Tenant Space Plan").

2.
Landlord Review.  Landlord will review the Tenant Space Plan to confirm that the Tenant Improvements contemplated thereby (i) conforms with or exceeds the standards of the Project and the requirements listed in Article V of this Exhibit B-1, and (ii) will not impair the structural, mechanical, electrical or plumbing integrity of the Project.  Landlord shall either approve or disapprove the Tenant Space Plan within fifteen (15) days after the date Landlord receives the Tenant Space Plan.  If Landlord does not approve the Tenant Space Plan, Landlord will inform Tenant in writing of its objections and Tenant will revise the same and deliver a corrected version to Landlord for its approval within ten (10) days after the date Tenant receives Landlord's disapproval notice.  The approval and revision process for the revised Tenant Space Plan shall be the same as described in the previous two sentences.

3.
Tenant Working Drawings.  After the Tenant Space Plan has been approved by Landlord, Tenant shall cause working drawings (the "Tenant Working Drawings") of the Tenant Improvements to be prepared and shall deliver the same to Landlord for its approval within ten (10) days after the date of Landlord's approval of the Tenant Space Plans.  The Tenant Working Drawings shall consist of complete sets of plans and specifications, including detailed architectural, structural, mechanical, electrical and plumbing plans for the Tenant Improvements.  The Tenant Working Drawings shall be substantially consistent with the Tenant Space Plan without any material changes.  The Tenant Working Drawings shall be prepared at Tenant's expense by architects and engineers selected by Tenant and approved by Landlord.  The approval process for the Tenant Working Drawings shall be identical to the approval process for the Tenant Space Plan described in paragraph 2 of this Article I.

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Article II

Selection of a Contractor and Construction of Tenant Improvements

1.
Bid Letting.  Tenant shall promptly submit the approved Tenant Working Drawings to Landlord's contractor (the "Building Contractor") and, if Tenant chooses, to any other reputable contractor(s) selected by Tenant and reasonably agreed to by Landlord (the "Tenant Contractor(s) ") for pricing.   Within twenty (20) days of the date Tenant submits the bid proposals to the contractor(s), Tenant shall review the bid proposals and construction schedules received by such date.

2.
Selection of Bid.  Tenant may negotiate with the Tenant Contractor(s) and Landlord agrees to assist Tenant in its negotiation with the Building Contractor, but in any event Tenant shall accept one of the bids and enter into a contract with the selected contractor within five (5) days after the date Tenant receives the bid proposals.  Tenant agrees to notify Landlord promptly of its decision.

3.
Building Contractor - Construction Coordination.  If Tenant accepts the Building Contractor's bid, then Landlord shall supervise and manage construction and completion of the Tenant Improvements by the Building Contractor in accordance with the Tenant Working Drawings; provided, however, Landlord shall not be required to install any portion of the Tenant Improvements which does not conform to any applicable regulations, laws, ordinances, codes or rules.  Such conformity shall be the obligation of Tenant.

4.	Tenant Contractor - Construction Coordination.

(a)	If Tenant accepts a Tenant Contractor's bid, then the Tenant Contractor shall (and its contract shall so provide):

(i)	conduct its work in such a manner so as not to unreasonably interfere with other tenants, Project operations, or any other construction occurring on or in the Project or the Leased Premises;

(ii)
execute a set of and comply with the Contractor Rules and Regulations attached hereto as Exhibit B-3 and comply with all additional rules and regulations relating to construction activities in or on the Project as may be reasonably promulgated from time to time and uniformly enforced by Landlord or its agents;

(iii)
maintain such insurance and bonds in force and effect as may be reasonably requested by Landlord or as required by applicable law (but in any event said bonds shall be in amounts equal to the full value or cost of the work being done by the Tenant Contractor); and

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(iv)
be responsible for reaching an agreement with Landlord and its agents as to the terms and conditions for all contractor items relating to the conducting of its work including, but not limited to, those matters relating to hoisting, systems interfacing, use of temporary utilities, storage of materials, access to the Leased Premises and the Project and the purchase and return of Building Standard as well as other reusable materials.

(b)
Landlord shall have the right to approve all subcontractors to be used by the Tenant Contractor, which approval shall not be unreasonably withheld as long as such subcontractors satisfy the requirements of this paragraph 4.

(c)
As a condition precedent to Landlord permitting the Tenant Contractor to commence the Tenant Improvements, Tenant and the Tenant Contractor shall deliver to Landlord such assurances or instruments as may be reasonably requested by Landlord to evidence the Tenant Contractor's and its subcontractor's compliance or agreement to comply with the provisions of this paragraph 4.

5.
Tenant Contractor - Hold Harmless.  Tenant shall indemnify and hold harmless Landlord, its agents, contractors (including Building Contractor) and any mortgagee of Landlord from and against any and all losses, damages, costs (including costs of suit and attorneys' fees), liabilities or causes of action for injury to, or death of, any person, for damage to any property and for mechanic's, materialmen's or other liens or claims arising out of or in connection with the work done by Tenant Contractor (and Tenant Contractor's subcontractors and sub-subcontractors) under its contract with Tenant.

6.
Tenant Contractor - Mechanic's and Materialmen's Liens.  Tenant shall notify in writing all materialmen, contractors, artisans, mechanics, laborers and other parties hereafter contracting with Tenant for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Leased Premises that they must look solely to Tenant for payment for same and shall simultaneously send copies of all such notifications to Landlord for its review.  Should any mechanic's or other liens be filed against any portion of the Project, including the Leased Premises, by reason of Tenant's or Tenant Contractor's acts or omissions or because of a claim against Tenant or Tenant Contractor, Tenant shall inform Landlord of such lien immediately and cause the same to be canceled or discharged of record by bond or otherwise within twenty (20) days after receipt of notice by Tenant.  If Tenant fails to cancel or discharge the lien within said twenty (20) day period, Landlord may, at its sole option, cancel or discharge the same and upon Landlord's demand, Tenant shall promptly reimburse Landlord for all costs (including attorneys' fees) incurred in canceling or discharging such liens.

7.
Construction Management Fee; Payment of Landlord.  Tenant shall be responsible for paying to Landlord a construction management fee equal to five percent (5%) of the cost of the Tenant Improvements.  Tenant shall pay to Landlord all amounts payable by Tenant pursuant to this Exhibit B-1 within ten (10) days after billing by Landlord.  Statements or invoices may be rendered by Landlord during the progress of the Tenant Improvements so as to enable Tenant to pay the Building Contractor, subject to the terms of Article III of this Exhibit B-1, without advancing Landlord's funds to pay the cost of the Tenant Improvements.

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8.
Default.  The failure by Tenant to comply with the provisions of paragraphs 4, 5, 6 or 7 of this Article II shall constitute a default by Tenant under the terms of Section 6.8 of the Lease and Landlord shall have the benefit of all remedies provided for in the Lease.

9.
Change Orders. Tenant may authorize changes in the Tenant Improvements; provided that any changes must meet the criteria set forth in Article I of this Exhibit B-1.  Tenant shall also be responsible for any delays or additional costs caused by such change orders.

10.
As-Built Plans and Certificate of Occupancy.  Upon completion of the Tenant Improvements, Tenant shall deliver to Landlord a copy of the as-built plans and specifications for the Tenant Improvements in both electronic and hard copy format, and (if required pursuant to applicable laws, codes, rules and regulations) a permanent, unconditional certificate of occupancy issued by the City of Houston with respect to the Tenant Improvements, within thirty (30) days of completing the same.  Upon receipt, Landlord will transfer such plans to Landlord's master plans at a cost to be borne by Tenant.

Article III

Monetary Matters

1.
Landlord's Contribution.  Tenant shall be responsible for all costs and expenses incurred in connection with the Tenant Improvements, including those costs and expenses associated with the preparation of architectural and engineering plans.  However, Landlord shall pay an amount equal to Thirty and No/100 Dollars ($30.00) per square foot of Net Rentable Area contained in the First Amendment Expansion Premises and an amount equal to Two Dollars and 67/100 ($2.67) per square foot of Net Rentable Area contained in the Existing Premises ("Landlord's Contribution") for the costs of the Tenant Improvements, including relocation costs, architectural fees and construction management fees, in accordance with the provisions of this Article III; provided that, Tenant shall not have the right to use Landlord's Contribution for furniture, fixtures or equipment.  In addition to the Landlord's Contribution, Landlord shall pay an amount equal to Ten Cents ($0.10) per square foot of Net Rentable Area contained in the First Amendment Expansion Premises for the reimbursement of costs associated with test fitting the First Amendment Expansion Premises.  Landlord shall also provide, at its sole cost and expense, new ceiling tile which will be stacked on the floor of the First Amendment Expansion Premises for use by Tenant.  Up to One Hundred Eighty Thousand and No/100 Dollars ($180,000.00) of Landlord's Contribution may be applied towards Tenant's payment of Base Rental first coming due for the First Amendment Expansion Premises.

2.
Payment of Building Contractor.  If Tenant elects to have the Building Contractor construct the Tenant Improvements, Landlord shall pay to the Building Contractor the Landlord's Contribution as it becomes due.  Once the Landlord's Contribution has been paid in full by Landlord, Tenant shall pay all remaining costs and expenses incurred in connection with the Tenant Improvements.

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3.
Payment of Tenant Contractor.  If Tenant elects to have Tenant Contractor construct the Tenant Improvements, Tenant shall pay all billed costs as construction progresses and Landlord shall, upon presentation by Tenant of proof of payment reasonably acceptable to Landlord (including, but not limited to, paid invoices, copies of cancelled checks and lien waivers), pay to Tenant a portion of Landlord's Contribution equal to the amount paid by Tenant to Tenant Contractor; however, in no event shall Landlord be required to pay to Tenant an amount in the aggregate greater than Landlord's Contribution.

4.	Unpaid Amounts. If any portion of Landlord's Contribution remains unpaid after the Tenant Improvements have been completed or by December 31, 2012, such unpaid amount shall be retained by Landlord.

Article IV

Minimum Information Required of Tenant Space Plan

Tenant shall provide to Landlord a Tenant Space Plan that contains architectural, mechanical, electrical and plumbing plans prepared and stamped by a licensed architect or engineer, as the case may be, indicating:

1.           Location and type of all partitions.

2.           Location and types of all doors indicating hardware and providing a keying schedule.

3.           Location and type of glass partitions, windows, doors, and framing.

4.	Location of telephone equipment room accompanied by a signed approval of the telephone company.

5.           Critical dimensions necessary for construction.

6.	Location, circuit number and specifications of all electrical devices, outlets, switches, telephone outlets, etc.

7.           Location and type of all lighting and access control systems.

8.	Location and type of equipment that will require special electrical requirements. Provide manufacturers' specifications for use and operation.

9.           An electrical load analysis for all electrical services.

10.	Location, weight per square foot and description of any exceptionally heavy equipment or filing system exceeding 50 psf live load.

11.           Location, type and specifications of the HVAC distribution systems and controls.

12.
Requirements for special air conditioning or ventilation, including equipment placement, specifications and calculations provided by a professional engineer to confirm existing building conditions will not be adversely affected by the addition of any proposed equipment.

13.           Type and color of floor covering.

14.           Location, type and color of wall covering.

15.           Location, type and color of paint and/or finishes.

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16.           Location and type of plumbing, including special sprinklering requirements.

17.           Location and type of kitchen equipment.

Details Showing:

1.           All millwork with verified dimensions and dimensions of all equipment to be built-in.

2.           Corridor entrances.

3.
Bracing or support of special walls, glass partitions, etc., if desired.  If not included with the Tenant Space Plan, the Building architect will design, at Tenant's expense, all support or bracing required.

[End of Page]

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EXHIBIT B-2

SCHEDULE OF BUILDING STANDARD IMPROVEMENTS

"Building Standard Improvements" shall mean the following leasehold improvements:

Item	Manufacturer	Description

Head Track	Raco	PR-21

Mullion Cap	Raco	PR-1 Bronze

Cove Base	Roppe	93 black/brown; 2.5" no toe

Ceiling Tile	Armstrong (NEW)	584B Fissured 2'x2' – White
	Armstrong	2'x2' Cortega Minatone #2195 – White
	USG	2'x2' #56704 – White

Ceiling Grid	Armstrong	Silhouette – White
	Chicago	Suspended metallic T-grid – White

Doors	Buell Door Company	103-7/8" x 35.75"x1.75" solid core, white ash, premortized

Door Frame	VT Industries	Bronze anodized aluminum

Door Hinge	Stanley	#F179-US26 – Chrome

Door Closure	Yale	#3283 – Bronze

Door Lockset	Sargent (NEW)	8255LNB26 MORTISE
	Yale (OLD – Not Used)	MOR8707-US32 with Corbin cylinder – Chrome
Door Latchset	Sargent (NEW)	8215LNB26 MORTISE PASSAGE
	Yale (OLD – Not Used)	MOR-8701-32 (Passage type set
Door Stop	TrimCo	1211 Polished Chrome – Floor Mount
	Ives Schlage	407 1/2 B26 – Wall Mount
Window Blinds	Levelor	1" #64 Aluminum - Riviera

Light Fixtures	Lightolier (NEW)	QHE2GPFOP317 High Efficiency Indirect 3 lamp fixture
	Lithonia	2PM4GD332-18D-277-ES-APB 2'X4' 18 cell parabolic
Exit Light	McPhilben LED Edge-Lit	ER45VX Single & Double Sided

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Item	Manufacturer	Description
	Prescolite (OLD)	EX1R-277-TM for single sided
	Prescolite (OLD)	EX2R-277-TM for double sided
New LEC type submitted for ownership approval – 6/2007
Elevator Lobby Lighting	Icaro	Artemide

Lamps	Sylvania	FO32/735/ECO/RS Octron

Outlets	Leviton	Decora 16252-W duplex; white

Switches	Leviton	Decora 5601-2W white rocker with frame
	Pass & Semour	26011GRY gray rocker switch

Wall Plates	Leviton	Decora 80401-W white
	Leviton	Decora 80401-Gry gray
Motion Sensors	Leviton

HVAC Grilles	Metalaire	2'x2' Series 700 Model PCS-AB-5

Thermostat Covers	Powers	192-352E

Thermostats	Powers	192-2030; DA stats are on all interior spaces, RA stats are on all exterior spaces.

Level 9 Seating Area	Sofas	Brayton Ebony on maple, grade 12 with Design Tex 1598-902 fabric

	Chairs	Brayton Ebony on maple with Architex Circa 1914 fabric

	Table	Nucraft 30"x30"x24" black matte on walnut with Rossa Perrino granite insert.

	Bench	Nucraft 72"x20"x18" black matte on walnut with Architex Circa 1914 fabric

	Carpet	Shaw Baronet; style 50791; Shadow Grey
	Border Carpet	Shaw Scepter; style 50391; Thunder
	Accent Carpet	Shaw Scepter; style 50391; Saffron

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Item	Manufacturer	Description
Level 9 & 1	Elevator Lobby Carpet	Karastan Tribeca KC106; 314 Rocco

Level 9 Dining Area	Carpet	Constatine Gesture Tile C139J27 Black

	Base	Allstate #47

Elevator Panels	Accutrac	Architex Tech III T925; Brentano Metal Burlap #2577-04.

Elevator Cab	Carpet	Karastan Haussmann Blvd. KC102; 00314 Rue De Londres

Elevator Lobbies	Wall Covering (CURRENTLY BEING CHANGED)	DesignTex Infinity; stock 5323803
	Carpet	Atlas-Via Cortina; MT161137A; Grey and Peach
	Border Carpet	Atlas-Aubrege; S-169371; Grey

Common Corridors	Wall covering	DesignTex Gamine; stock 6168804
	Carpet	Atlas-Via Cortina; MT161137A; Grey and Peach

Women's Restroom	Koroseal	Desert Sand Silk 5921-27

Men's Restroom	Koroseal	Desert Sand Silk 5921-27

Janitor Sink	Sink
Faucet

Lavatory	Sink	Kohler Caxton 2210-0
	Faucet (CURRENTLY BEING CHANGED to hands-free type)	Speakman Commander SC3044-D75 polished chrome with blade handles.
	Insulation Front Skirt	Bocar model C500 R trap wrap vinyl p-trap kit white. Wilsonart #6257 (419) Natural Aluminum (Brushed).

Soap Dispenser

Paper Towel Dispenser	Bobrick	B-43944 Contura

Waste Receptacle	Bobrick	B-277 Contura

25

Item	Manufacturer	Description
Partitions	Metpar	Ceiling Hung Forum
	Hardware	Sanymetal # 2018 and 2019 for concealed latch and handle.(no logo)

Toilet Tissue Dispenser	Bobrick	B-2840

Toilet Seat Cover Dispenser	Bobrick	B-221

Urinal	Bowl	Kohler Burdon Lite 4960-T-0
	Flush Valve	Sloan Royal 186-1

Water Fountain		Elkay Model EBFATL-8 two station wall mount stainless steel cabinet.

Water Closet	Bowl	Kohler Kingston 4330-0
	Seat	Bemis 1955C white
	Flush Valve	Sloan Royal 110

Sanitary Napkin Dispenser

Ceramic Tile
	Walls	American Olean Dusty Rose A-76
	Walls	American Olean Sepia A-49
	Floor	American Olean White Pepper A-12
	Grout	Coffee

Floor VCT	Solid Pattern	Armstrong Standard Excelon # 51928 Willow Green.
	Border Pattern	Armstrong Standard Excelon #51906 Teal.

Fire Extinguisher Cabinet	J.L Industries	Model 2026, recessed, white cabinet.

Fire Extinguishers

Fire System Strobes	Notifier	Gentex Commander Series HS 24; White

Sprinkler Heads	Reliable	Model G4a Recessed Sprinkler.

Signage	As directed Management

Keys	SCHLAGE	EVEREST D123 (Restricted)

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EXHIBIT B-3

CONSTRUCTION RULES & REGULATIONS

I.	INTRODUCTION

The intent of these Rules and Regulations is to establish working criteria for all construction and/or maintenance activity that may take place at the Property.

II.	WORK APPROVAL

All drawings, contractors, subcontractors and material must be approved though the Property Management Office prior to the start of work.

III.	PERMITS/CERTIFICATES

Prior to a tenant space being scheduled for renovation or demolition, a permit is required by the City Building Department.  In order to comply with City Ordinance and Texas Department of Health rules, a Building asbestos inspection will be mandatory.  As part of the submitted plans to the city in order to obtain a permit, it is now required an asbestos survey be submitted, which must be performed by the owner approved licensed asbestos inspector.  All Building materials that may be impacted as part of the renovation or demolition process are to be sampled.

1.	In response to Senate Bill SB-509, Contact Property Management Office for approved licensed asbestos inspector.
2.	Supply results of the test to Property Management Office.

Permits and Licenses necessary for the completion of work shall be secured and paid for by the Contractor.  A copy of all permits will be posted at all times in a readily accessible area at the construction site.  Upon completion of work, the contractor shall immediately supply to Landlord the following items:

1.	Certificate of Occupancy
2.	Operations and Maintenance Manuals, when applicable
3.	As-Built drawings in electronic and hard copy format
4.	Copies of all permits related to the jobs
5.	MSDS Binder
6.	NEBB Certified Air Balance Reports, as approved and accepted by the Property Management Office
7.	Full Releases of Liens

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A copy of these Rules and Regulations, acknowledged and accepted by the General Contractor, must be posted on the job site in a manner allowing easy access by all workers.  It is the General Contractor's responsibility to instruct all subcontractor workers to familiarize themselves with these rules.

IV.	INSURANCE

Prior to the commencement of work, Contractor shall provide Landlord a certificate of insurance in compliance with the requirements outlined in Schedule 1, attached to this Exhibit B-3, for themselves and each of the subcontractors.

V.	CONSTRUCTION SCHEDULES

Prior to commencement of work, the architect / contractor shall prepare and submit a project schedule to the Property Management Office.  The schedule must be in the Microsoft Project format and indicate material lead times and the start and finish dates of each trade.  The architect / contractor shall keep the schedule current, as required by the conditions of the work.

VI.	WORKERS' CONDUCT/CONSTRUCTION PRACTICES

The General Contractor and all subcontractors are required to comply with all base Building specifications.  A copy of the base Building specifications can be reviewed at the Property Management Office by appointment.

If any work is found to not comply with the aforementioned specifications, the Contractor will be responsible for making the necessary changes in order to comply.  Any such changes that are made will be at the Contractor's expense.

No alcohol, drugs or persons under the influence are admissible on the premises at any time.

Pursuant to the City of Houston Tobacco Smoking Ordinance, there will be no smoking permitted in the Building.

No abusive language, actions or radios will be permitted.  It will be the responsibility of the General Contractor to enforce this regulation on a continual basis.

Contractor shall confine the use of the premises to the designated construction work area so as not to disturb other tenants in the Building.

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Workers in an occupied lease space must wear a uniform that clearly identifies their employer.

The carrying of firearms of any kind in any leased premises, the Building of which such premises are situated, any related garage, or any related complex of buildings of which the foregoing are in part, or any sidewalks, drives, or other common areas related to any of the foregoing, is prohibited except in the case of unconcealed firearms carried by licensed security personnel hired or contracted for by tenants for security of their premises as permitted by such tenants for security of their premises as permitted by such tenants leases or otherwise consented to by Landlord in writing.

a.	Noisy Work
Any work that has the potential to disrupt normal business activity must be performed outside Building Operating Hours.  Examples of this type of work include, but are not limited to, the following:

1)	Drilling or cutting of concrete floors or structural members
2)	Any work in which machine noise or vibration may disrupt normal office procedures
3)	Material stocking, demolition and trash removal
4)	Any work requiring access to occupied tenant space; in such cases, please allow ample time for coordination with affected tenant

b.	Common Areas
Contractor will take necessary precautions to protect existing property, (i.e. walls, wall coverings, carpet, floors, furniture and fixtures) and shall repair or replace, without cost to Landlord, any damage that may occur as a result of construction work.

c.	Dusty Work
Contractor will notify the Property Management Office prior to commencement of extremely dusty work (i.e. sheet rock cutting, sanding, extensive sweeping, etc.) so that arrangements may be made for additional filtering capacity on the affected HVAC equipment.  Contractor will absorb the costs associated with additional filtering and returning the equipment to its original working order (i.e. coil cleaning and filter change-out).  Contractor is responsible for the removal of all construction-related trash.  Any special accommodations should be coordinated with the Property Management Office.

d.	Sanitary Facilities
Sanitary facilities will be furnished to Contractor by Landlord.  Contractor shall use only those facilities especially designated by the Property Management Office.

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e.	Clean Up
Contractors shall at all times keep the site free from the accumulation of waste material and debris.  Upon completion of work, tools, scaffolding, surplus materials and debris shall be removed and the site left "broom clean".  The Building's rest room facilities are not to be used for the cleaning of tools or paint materials.

Any and all existing materials removed and not reused in the reconstruction, except as directed by the Property Management Office, shall be disposed of by the General Contractor as waste or unwanted material.  Materials that may be reused should be referred to the Property Management Office prior to disposition.

All projects must be swept / vacuumed, trash properly disposed of, and the materials organized on a daily basis.  The final cleanup by the General Contractor shall encompass corridor and lease space light fixtures, walls, floors, windows, sills, mini blinds, cabinets, counters, HVAC diffusers or grilles, or blank off plates, mechanical / electrical rooms, rest rooms and/or any area associated with the project.  If Landlord is forced to clean the job site, a justified value, including but not limited to a management fee not to exceed five percent (5%) of the actual costs thereof, will be deducted from the contract or billed in addition thereto.

VII.	Summary of Indoor Air Quality Requirements and Recommendations During Construction

REQUIRED PRACTICES OF THE CONTRACTOR:

1.
Provide documentation on product specifications having the potential for chemical emission (for example, paints, epoxies, sealants, adhesives, varnishes, etc.).  Provide a detailed schedule, including dates / times, of the demolition and application of such products.

2.
In addition to the existing air handling unit filter bank, a "construction" filter will be added to each unit on the floor and within the construction area.  See Building engineer for specifications of filter media.

VIII.       ASBESTOS

Some material used in the construction of the Building contains asbestos. These materials are present in certain limited areas.  You should assume the work your company will perform in the Building may potentially damage, disturb or erode the material unless you have been given specific information to the contrary.  Specific information can be obtained from the Property Management Office.  Contractor is required, at all times, to comply with all safety laws and regulations of all governmental bodies, including, but not limited to, regulations of OSHA and the EPA.

Contractor will ensure that all materials used in current construction or remodeling are free of asbestos containing materials.  Contractor will provide MSDS information for all

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materials used and will provide a letter to property manager certifying all materials used are free of asbestos containing materials.

IX.           ELECTRICAL PANEL CHANGES

All additional electrical circuits, panels and associated metering devices will be appropriately marked as to the area and or equipment serviced by the circuit(s) in question.  Electrical panel schedules shall be completed and approved by the Property Management Office.  All electrical panels, junction or pull boxes which have covers or doors removed, or any new electrical panels that are installed, shall be fully covered, closed or replaced.

X.           HVAC

a.	Buildout Requirements
The mechanical contractor shall deliver to Landlord a certified air balance report, which will verify air flow delivery per the construction drawing and be able to demonstrate to Landlord that all thermostats function correctly and are properly calibrated, and that the system performs in a manner acceptable to the Property Management Office.  Any air balance report will not be considered acceptable until approved by the Property Management Office.

The contractor shall perform a complete balance of the air handler and all associated zones noting air velocity in CFM for each zone outlet, and the total AHU air velocity (pre and post construction) in CFM as obtained via traversing all of the main supply ducts in the mechanical room.  The air balance for the new tenant shall not adversely affect the surrounding tenants.

All flex ducts must be externally insulated and cannot exceed six feet in length.  Duct tap cut-outs not used shall be covered with a duct plate and insulation.

The contractor is responsible for the proper function of all zone thermostats and EMS sensors and, if required, the removal and safe storage of all thermostats and EMS temperature sensors during the course of the construction.  If the construction requires the relocation of thermostat(s) to an adjacent office, this shall be coordinated with the Building engineering department at the Contractor's expense.

b.	Air Handler Operation During Construction
Requests for overtime HVAC shall be made in writing by the tenant.

The Contractor is responsible for confirming the status of the HVAC system prior to conducting any work potentially impacted by the HVAC system status (ex. spray painting).

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LANDLORD WILL NOT BE RESPONSIBLE FOR ANY DAMAGE RESULTING FROM THE OPERATING STATUS OF THE HVAC SYSTEM REGARDLESS OF WRITTEN REQUESTS FOR OPERATION DURING SPECIFIED TIMES.

The Contractor shall not place air handler units in hand operating mode.

XI.           FLOOR PENETRATIONS

All floor penetrations must be x-rayed prior to coring.  All floor cores shall be caulked, cemented or filled (immediately upon coring or discovery) with materials that are fire rated and match specifications of the original floor composition.  The Property Management Office must approve any variance in advance.

XII.          WELDING / CUTTING TORCH USE

At no time is any welding, cutting torch or any open flame tool to be used in the Building without prior approval from Management. If approval is granted, the Contractor must coordinate the timing with the Management Office and Engineering Manager and must have an appropriate fire extinguisher present in the work area at all times that the equipment is in use.

XIII.        USE OF VARNISHES / LACQUER IN THE BUILDING

No varnishes, lacquers or odor producing products are to be used in the Building without prior approval of the Management Office.  It is recommended that this type of work be done off premises.

XIV.        LIGHT BULBS AND BALLASTS

Contractor is responsible for insuring that all light fixtures in the work area are working properly and are fully operational and cleaned upon job completion.  This includes replacement of tubes, bulbs and ballasts (in the same color and style as those existing) as required in light fixtures that are replaced, added or repositioned.

XV.         LOCK AND KEY WAYS

Only Building Standard locks and keyways are to be installed in the leased premises.

XVI.        HAZARDOUS MATERIALS

Hazardous materials may not be brought onto, or stored, on the premises unless written permission is obtained from the Property Management Office.  Permission will not be given unless such material is properly stored in appropriate containers, (i.e., flammable liquid cabinet), and all required permits are obtained from the City of Houston.  Hazardous materials include, but are not limited to, the following:

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Flammable Liquids                                                     Combustible Metals
Cryogenics                                                         Oxidizing Agents
Pressurized Gases                                                      Flammable Solids
Liquefied Gases                                                         Radioactive Materials/Explosives

Contractor shall provide to the Property Management Office, prior to the start of construction, a complete MSDS binder for all chemicals used on the job.

Contractor is responsible for the proper use and disposal of all hazardous material used or generated from the construction.

XVII.       PHONE / CABLE IDENTIFICATION

All phone and data cables must be securely tagged with the tenant's name and suite number at the original location and every location where it crosses a corridor wall or adjacent tenant wall.

XVIII.      PENETRATION

All penetrations of piping, duct work, conduits, etc., through wall partitions and doors shall be fire sealed to the Landlord's satisfaction in order to maintain the integrity of the structure's fire safety rating.

XIX.        WATER AND ELECTRICITY DURING CONSTRUCTION

Sources of water and electricity will be furnished in reasonable quantities for use in lighting, for portable power tools, as drinking water, as water for testing and other such common uses during construction, without cost to the Contractor.  Contractor shall make all connections, furnish any necessary extensions and remove all connections and extensions upon completion of the work.

XX.         METERING

All additional electrical panels, air conditioning units and equipment connected to domestic or condenser water systems must be metered.

XXI.        SALVAGE ITEMS

All reusable, Building Standard items for Owner's future use must be removed to the storage staging area specified by the Property Management Office.  Masonite shall be used to protect flooring while transporting materials to storage areas.  This activity shall be coordinated with the Property Management Office.

a.	Doors

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Remove and box all door hardware from existing doors and transport to the storage staging area.  Transport all re-usable Building doors that are in good condition to the storage staging area.  All others should be discarded.  Transport all re-usable wood faced doors to the storage staging area.

b.	Door Frames
Separate incomplete door frames sets by LH, RH & Top Track and transport to the storage staging area.  All door frames, which are bent, cut, modified or painted a non-Building Standard color, should be discarded.  Complete door frames shall be disassembled, bound, labeled as to swing and transported to the storage staging area.

c.	Top Track & Window Track/Framing
All top track which is bent, deeply scratched, painted and cut shorter than 8', should be discarded.  All window track and framing should be discarded.

d.	Ductwork / Air Distribution Devices / Electrical Duct Reheats
All ductwork shall be discarded.  All air distribution devices (i.e., diffusers/strip diffusers, circular non-insulated hard duct, troffers, etc.) that are irreversibly bent, split open, or custom made are to be discarded.  All others shall be transported to the storage staging area.  All electrical reheats shall be transported to the storage staging area.

e.	Lights
All light fixtures that are bent, deeply scratched or painted shall be discarded.  All light fixtures lenses (without bases) which are scratched shall be discarded.  All good fixtures shall be transported to the storage staging area.

Light bulbs and ballasts that are fully operational shall be transported to the storage staging area.

f.	Restroom Partitions & Hardware
All rest room hardware and partitions that are reusable will be salvaged and shall be transported to the storage staging area.

g.	Ceiling Tile / Grid work
All Building Standard ceiling tiles, which are not chipped, painted or cracked shall be transported to the storage staging area.  All others shall be discarded.

h.	Miscellaneous
All items not identified above shall be brought to the attention of the Property Management Office to determine disposition.

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XXII.     SECURITY

a.	Building Access
Any and all access after Building Operating Hours must be approved and coordinated through the Property Management Office.  No exceptions.  Any access cards or keys issued to the Contractor or his representatives shall be returned upon completion of the final punchlist.  All non-returned / lost keys and/or cards will be charged to the Contractor at $20.00 per card and any costs involved in order to rekey the space.

b.	Freight Elevators
All construction materials, tools and trash are to be transferred to and from the work area via the freight elevators.  Propping of the freight elevator doors is prohibited.  Under no circumstances shall the passenger elevators be used for the purpose of moving tools, materials, equipment or trash.  All construction personnel are restricted from using passenger elevators.  Use of the freight elevators during Building Operating Hours will be on a first come, first serve basis.  All after hours use must be scheduled through the Property Management Office.

c.	Special Elevator Services:
Any work or repair which necessitates:

1.	Access to the top of an elevator cab.
2.	Utilization of the cab to perform special services.
3.	Special security device installation on any elevator servicing a floor must be scheduled through the Property Management Office.

Allow sufficient time for the Property Management Office to arrange with the elevator service contractor to provide personnel to perform the requested service.  Under no circumstances should an individual Contractor or Tenant permit their personnel to utilize the elevator facilities for any purpose other than to transport materials and/or personnel.  Tenant and/or Contractor will be responsible for any extra costs incurred in these arrangements.

XXIII.      LIFE SAFETY

Twenty four (24) hour notice must be submitted to the Property Management Office for approval for any work involving MEP, sprinkler, fire safety or security systems.

The Contractor shall coordinate all fire alarm system and fire sprinkler system related work with the Property Management Office.  None of the aforementioned work shall commence until appropriate measures have been taken, and approved, to assure that no false alarms will occur, that adequate Building protection shall be maintained and that all proper agencies have been notified of the shutdown parameters.  Contractor shall be responsible for insuring restoration of such systems to normal operations immediately

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following completion of the work, including notification to the Property Management Office that the system is restored.

During construction, the Contractor shall contact the Property Management Office to minimize the potential for false alarms.

a.	Draining / Filling of Sprinkler Lines
Any work that will involve the draining of a sprinkler line or otherwise affect the Building's sprinkler system must be approved by the management office.  A Building engineer will assist with any draining / filling.  In all instances where this is done, the system will not be left inoperable overnight.

All sprinkler work on multi-tenant floors must be done after hours.  All precautions must be taken to avoid unpleasant odors spreading in the Building.

b.	Fire Alarm System
The Contractor must contact the Property Management Office or engineering staff prior to performing any work involving welding, use of a cutting torch, sprinkler system modification or any job that would interfere with the fire alarm system, or cause a false alarm.  Any cost associated with false alarms caused by a Contractor, or his Subcontractor, shall be absorbed by the Contractor.

c.	Deliveries
All deliveries and/or pickups made by Contractors or Vendors must be made through the loading dock office.

A FULLY COMPLETED AND SIGNED COPY OF THESE RULES AND REGULATIONS MUST BE RETURNED TO THE PROPERTY MANAGEMENT OFFICE, PRIOR TO THE COMMENCEMENT OF WORK.
ACKNOWLEDGMENT AND ACCEPTANCE

_____________________________________                                            ________________________
Acknowledged and Accepted by the Contractor                                             Date

_____________________________________                                            ________________________
Name (Please print)                                                                                                Title

_____________________________________
Company Name (Please print)

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List of All Participating Contractors:

	COMPANY NAME	CONTACT NAME	PHONE #
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
11.

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SCHEDULE 1

CONTRACTOR AND SUBCONTRACTOR INSURANCE REQUIREMENTS

Prior to inception of all operations, all General Contractors and Subcontractors must supply a vendor's certificate of insurance with the following criteria as a minimum:

COVERAGE	LIMIT OF LIABILITY
Commercial General Liability	$1,000,000 per occurrence combined, Single limit bodily injury and property damage and $2,000,000 general aggregate.

Commercial Auto Liability	$3,000,000 per occurrence combined, Single limit bodily injury and property damage.

Worker's Compensation	Minimum required by law

Employer's Liability	$500,000 per accident

NAMED AS ADDITIONAL INSURED:
FSP Phoenix Tower Limited Partnership, Hines Interests Limited Partnership
Wording to be used on certificate:  "FSP Phoenix Tower Limited Partnership and Hines Interests Limited Partnership are additional insureds as their interests may appear with respect to general liability".

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EXHIBIT C

EXPANSION SPACE

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EXPANSION SPACE

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